      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997


                                                      REGISTRATION NO. 333-19871

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                             NATIONS FLOORING, INC.

             (Exact Name of Registrant as Specified in its Charter)

               DELAWARE                               2836, 2835                              11-2925673
     (State or Other Jurisdiction                 (Primary Standard                        (I.R.S. Employer
  of Incorporation or Organization)     Industrial Classification Code Number)          Identification Number)

                            ------------------------


                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 898-8888
    (Address, Including Zip Code and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                         ------------------------------


                                PHILIP A. HERMAN
                      Chairman of the Board and President
                             Nations Flooring, Inc.
                                100 Maiden Lane
                            New York, New York 10038
                                 (212) 898-8888
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                         ------------------------------
                                   COPIES TO:


          ANDREW J. LEVINSON                       JAMES R. TANENBAUM
        Herzfeld & Rubin, P.C.                Stroock & Stroock & Lavan LLP
            40 Wall Street                           180 Maiden Lane
       New York, New York 10005                 New York, New York 10038
            (212) 344-5500                           (212) 806-5400


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             NATIONS FLOORING, INC.
                             CROSS-REFERENCE SHEET
                       Showing Location in Prospectus of
                   Information Required by Items of Form S-1

           REGISTRATION STATEMENT ITEM AND HEADING                CAPTION OR LOCATION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------

       1.  Forepart of the Registration Statement and Outside
             Front Cover of Prospectus..........................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover..................  Inside Front and Outside Back Cover Pages

       3.  Summary Information, Risk Factors
             and Ratio of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Not Applicable

       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting

       9.  Description of Securities to be
             Registered.........................................  Description of Capital Stock; Dividend Policy; Shares
                                                                    Eligible for Future Sale

      10.  Interests of Named Experts
             and Counsel........................................  Not Applicable

      11.  Information with Respect to the
             Registrant.........................................  Outside Front Cover Page; Prospectus Summary; Risk
                                                                    Factors; Dividend Policy; Selected Financial Data;
                                                                    Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations; Business;
                                                                    Certain Transactions; Principal Stockholders and
                                                                    Holdings of Management; Financial Statements

      12.  Disclosure of Commission Position on Indemnification
             for Securities Act
             Liabilities........................................  Not Applicable

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 16, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                2,000,000 SHARES

                             NATIONS FLOORING, INC.

                                  COMMON STOCK


    All of the shares of common stock, par value $.001 per share (the "Common Stock"), are being sold by Nations Flooring, Inc. (the "Company"). Prior to this offering (the "Offering"), there has been a limited public market for the Common Stock of the Company. See "Price Range of Common Stock." It is currently anticipated that the public offering price (the "Offering Price") will be between $6.00 and $8.00 per share. For a discussion of factors considered in determining the public offering price, see "Underwriting." Application has been made to list the Common Stock on the American Stock Exchange under the symbol "NFI."



    Following the completion of the Offering, the directors and executive officers of the Company and entities controlled by them, including Branin Investments, Inc. ("Branin"), a company controlled by Philip A. Herman, the Company's Chairman of the Board and President, will beneficially own 35.5% of the outstanding Common Stock. See "Principal Stockholders and Holdings of Management."



    THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                                             DISCOUNTS AND           PROCEEDS TO
                                                     PRICE TO PUBLIC        COMMISSIONS(1)            ISSUER(2)
Per Share.......................................            $                      $                      $
Total(3)........................................            $                      $                      $


(1) Does not reflect additional compensation to be received by the Underwriters in the form of: (i) a non-accountable expense allowance equal to $
    ($      if the over-allotment option is exercised in full); and (ii)
    warrants granted by the Company to the Underwriters to purchase 200,000
    shares of Common Stock at a price equal to $         per share (the
    "Underwriters' Warrants"); and does not include a finder's fee to be paid to a third party in the amount of 20,000 shares of Common Stock upon the completion of the Offering. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting expenses of the Offering payable by the Company, estimated at $500,000, excluding the Underwriters' non-accountable expense allowance. See "Underwriting."


(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of Common Stock, on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Issuer will be $         ,
    $         and $         , respectively. See "Underwriting."

    The shares of Common Stock are being offered by the Underwriters, on the terms and conditions set forth above, when, as and if delivered to and accepted by the Underwriters, subject to the rights of the Underwriters to reject any order in whole or part and certain other conditions. It is expected that delivery of the certificates will be made at the offices of Chatfield Dean & Co., 7935 E. Prentice Avenue, Suite 200, Greenwood Village, Colorado, on or
about       , 1997.

CHATFIELD DEAN & CO.


                                                          SUNCOAST CAPITAL CORP.


                  The date of this Prospectus is       , 1997.

                             AVAILABLE INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices: in New York, Seven World Trade Center, 13th Floor, New York, New York 10048; and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such information can also be obtained on the internet at the Commission's website (http://www.sec.gov). Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Such information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.


    The Company is currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith is required to file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices.

    The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion expressed thereon by the Company's independent certified public accountants.


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION (INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, THE INFORMATION INCLUDED IN THIS PROSPECTUS ASSUMES (I) THE CONSUMMATION OF A MERGER (THE "MERGER"), APPROVED BY STOCKHOLDERS ON MARCH 19, 1997, PURSUANT TO WHICH THE COMPANY WILL REINCORPORATE IN DELAWARE AND CHANGE ITS NAME TO "NATIONS FLOORING, INC.", (II) THE EFFECT OF A ONE-FOR-FOUR REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED PRIOR TO THE DATE OF THIS PROSPECTUS (WHICH SPLIT IS BEING EFFECTED PURSUANT TO THE TERMS OF THE AGREEMENT RELATING TO THE MERGER AND WILL HAVE THE EFFECT THAT EACH HOLDER OF ONE SHARE OF COMMON STOCK OF THE COMPANY'S PREDECESSOR WILL OWN IN PLACE THEREOF ONE-FOURTH
( 1/4) OF A SHARE OF COMMON STOCK OF THE COMPANY) AND (III) THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED. REFERENCES TO THE COMPANY HEREIN SHALL MEAN THE COMPANY, INCLUDING THE OPERATIONS OF NATIONS FLOORING, INC. AND ITS CONSOLIDATED SUBSIDIARIES, AND THE OPERATIONS OF THEIR PREDECESSORS, EXCEPT TO THE EXTENT THAT THE CONTEXT REQUIRES OTHERWISE.


                                  THE COMPANY

BUSINESS


    Nations Flooring, Inc. (the "Company") is engaged in the business of selling and installing floor coverings and selling wall coverings, window treatments and certain related products, primarily for the residential housing market. Currently, the Company is engaged in business in Las Vegas, Nevada, where its sales of $40.3 million, $42.4 million and $9.2 million in 1995, 1996 and the three months ended March 31, 1997, respectively, have made it the largest seller and installer of floor coverings in such market. The Company believes that its sales represent approximately 63% of the new homes sold in the Las Vegas new home market and are approximately 3.5 times those of its nearest competitor, based on 1995 construction data, the latest such information available. From its three facilities in Las Vegas, the Company sells approximately 72% of its products to the new home market to or through new homebuilders through its New Housing Division and approximately 28% of its products to the retail replacement market directly to individual homeowners through its Replacement Sales Division. New Housing Division sales are effected primarily to or through new home builders who offer purchasers a wide selection of basic grade floor coverings as part of the unit cost. Customers then visit the Company's new home design center and, with the assistance of one of the Company's design consultants, choose possible upgrades on floor coverings, in addition to purchasing wall coverings, window treatments and related products. The Company believes that its new retail design center located in Las Vegas will also enable it to continue to broaden its product lines and expand the sales of its Replacement Sales Division. The Company has also recently established a Commercial Division, which is its first entry into the commercial market, including multi-family, office, retail store and small hotel projects.


    The Company believes that the retail floor covering industry is highly fragmented, with no single floor covering retailer, including national and large regional chains, accounting for more than ten percent of the total market. Most floor covering retailers operate a single store generating less than $1 million in annual sales. The Company believes that small independent floor covering retailers face competitive disadvantages resulting from limited purchasing power, ineffective inventory control and inadequate resources for sales, marketing and store management. Accordingly, the Company believes that significant opportunities exist for floor covering retailers that can achieve cost advantages and operating efficiencies through selective acquisitions and internal growth.

    To take advantage of these opportunities the Company is pursuing a strategy of acquiring existing floor covering businesses that are dominant competitors in their regions and developing new stores in markets experiencing significant growth in population and homebuilding that do not have a dominant floor covering retailer. The Company is reviewing various markets throughout the United States to determine their desirability for expansion. The Company is also in the process of negotiating with acquisition candidates in some of those markets and has recently entered into a non-binding letter of intent to acquire the assets of Nonn's Flooring, Inc., a floor covering retailer with two stores located in the Madison, Wisconsin area. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company also anticipates opening two new "big-box" facilities in Phoenix, Arizona in 1997 and is actively exploring the possibility of developing additional stores in other sites in the southwestern United States where the Company can build on its relationships with regional homebuilders. The planned "big-box" facilities will have between 40,000 and 60,000 square feet per facility and will focus on retail sales of all product lines in a warehouse-type setting, as well as having a dedicated design center area. The Company believes that the "big-box" format will enable it to quickly capture a significant market share by offering customers a pleasant shopping environment in which to fulfill all of their floor and wall covering and related needs on a cash-and-carry or next-day installed basis. However, there can be no assurance as to the viability of this approach.



    The Company intends to increase its business in Las Vegas through continued advertising and marketing efforts, and recently opened a new retail facility and a new home design center in other areas of Las Vegas. The Company's main facility is located centrally, and the additional retail branch is located in an area of Las Vegas with a large concentration of mature homes. Additional retail centers in similar areas are being contemplated. The Company intends to actively seek to increase its retail replacement sales through increased consumer advertising, enhanced marketing, the opening of one or more new retail locations and the addition of new products. See "Business--Strategy."


ORGANIZATIONAL HISTORY


    The Company was organized under the laws of Delaware on December 26, 1996 as a wholly-owned subsidiary of Ragar Corp., which was organized under the laws of the State of New York on July 19, 1988. Prior to the date of this Prospectus, Ragar Corp. will merge into the Company, which was organized solely for the purpose of effecting the Merger. The directors and executive officers of the Company are the directors and executive officers of Ragar Corp. before the Merger.



    Ragar Corp. had no substantial operations prior to the acquisition of Carpet Barn Holdings, Inc. ("CBH"). On June 2, 1995, Ragar Corp. acquired all of the common stock of CBH in exchange (the "Exchange") for the issuance to the holders of common stock of CBH of an aggregate of 3,304,437 shares of Ragar common stock, pursuant to an Agreement and Plan of Exchange, dated as of June 1, 1995 (the "Exchange Agreement"), among Ragar Corp., CBH and the CBH stockholders. The Company's only substantial operation, CBH and its wholly-owned subsidiary, Carpet Barn, Inc. ("CBI"), a Delaware corporation organized on January 9, 1995, were formed for the purpose of acquiring the assets and operations of Carpet Barn, Inc., a Nevada corporation ("Carpet Barn" or the "Predecessor Business"), a retail carpet sales and installation business located in Las Vegas, Nevada. Concurrently with completing the Exchange, the Company completed the acquisition (the "Acquisition") of substantially all of the assets of Carpet Barn pursuant to that certain Asset Purchase Agreement, dated as of June 1, 1995 (the "Purchase Agreement"), between CBI and Carpet Barn.


    The Company's principal executive offices are located at 100 Maiden Lane, New York, New York 10038 and its telephone number is (212) 898-8888.

                                  THE OFFERING


Common Stock offered................  2,000,000 shares
Common Stock to be outstanding after
  the Offering(1)...................  5,662,397 shares

Use of Proceeds.....................  The Company intends to apply the net proceeds received by it in the Offering for the partial
                                        repayment of the Company's bank indebtedness, to
                                        redeem a portion of the outstanding preferred stock
                                        issued by CBH, to repay amounts advanced by Branin
                                        Investments, Inc., an affiliate of the Company, and
                                        for general corporate and working capital
                                        requirements. See "Use of Proceeds," "Management's
                                        Discussion and Analysis of Financial Condition and
                                        Results of Operations--Liquidity and Capital
                                        Resources" and "Certain Transactions."

Risk Factors........................  The Common Stock offered hereby is speculative and involves a high degree of risk, including such
                                        factors as the Company's capital requirements for
                                        its growth strategy, leverage, dependence on
                                        certain suppliers and manufacturers, dependence on
                                        customers, lack of geographical diversity,
                                        competition and other factors. See "Risk Factors."
Proposed American Stock Exchange
  Symbol............................  "NFI"


------------------------


(1) Does not include (i) 1,250,000 shares of Common Stock reserved for issuance upon the exercise of employee stock options, of which 595,000 shares are subject to options to be granted at the Offering Price upon completion of the Offering, under the Company's 1997 Stock Option Plan (the "Option Plan") and (ii) 200,000 shares of Common Stock issuable upon the exercise of the Underwriters' Warrants. See "Management--1997 Stock Option Plan" and "Underwriting."


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INCLUDE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL OPERATIONS MAY DIFFER SIGNIFICANTLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The summary financial information presented below has been derived from the financial statements of the Company and the Predecessor Business. This information should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. The results of operations of the Company are not comparable to those of the Predecessor Business, due primarily to the amortization of intangible assets and interest expense on the debt incurred in connection with the Acquisition. In addition, certain information below is not shown for the Predecessor Business where such information would not present a meaningful comparison. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                            NATIONS FLOORING, INC.
                                        PREDECESSOR BUSINESS              ----------------------------------------------------------
                            --------------------------------------------   PERIOD     PRO FORMA
                                                                PERIOD      ENDED     FOR YEAR                     THREE MONTHS
                                 YEAR ENDED DECEMBER 31,         ENDED    DECEMBER      ENDED     YEAR ENDED      ENDED MARCH 31,
                            ---------------------------------   JUNE 1,      31,      DECEMBER     DECEMBER    ---------------------
                               1992        1993       1994      1995(1)    1995(2)   31, 1995(3)   31, 1996       1996       1997
                            -----------  ---------  ---------  ---------  ---------  -----------  -----------  ----------  ---------
                                                                                     (UNAUDITED)                    (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................   $  28,994   $  34,530  $  42,507  $  16,363  $  23,980   $  40,343    $  42,414   $    9,765      9,209
Gross margin..............       8,167       9,598     10,841      5,018      6,017      11,035       11,092        2,680      2,375
Income from operations....       1,375       1,096      5,548      3,229      2,103       5,356        2,367          799        413
Dividends to preferred
  stockholders of
  subsidiary..............                                                      203         339          538          124        140
Net income (loss).........         925       1,114      4,888      3,737        280       1,647           53          130      (131)
Net income (loss) per
  common share(4).........                                                     0.08        0.45         0.01         0.04     (0.03)
Supplemental net income
  per common share(5).....                                                     0.15        0.47         0.22         0.08       0.04
Weighted average common
  shares outstanding(4)...                                                3,645,791   3,639,732    3,773,097    3,659,541  3,773,097
Pro forma income tax
  effect(6)...............         315         379      1,662      1,271
Pro forma net income after
  taxes(6)................         610         735      3,226      2,466


                                                                                                               ACTUAL
                                                                                                      ------------------------
                                                                                                            DECEMBER 31,
                                                                                                      ------------------------
                                                                                                          1995         1996
                                                                                                      ------------  ----------
BALANCE SHEET DATA:
Working capital (deficit)...........................................................................   $   (3,757)  $  (10,748)
Total assets........................................................................................       24,326       23,144
Long-term debt and capital lease obligations, less current maturities...............................        8,812          111
Stockholders' equity................................................................................        3,969        4,194


                                                                                                                  AS ADJUSTED(7)

                                                                                                                  --------------

                                                                                                            MARCH 31, 1997
                                                                                                      --------------------------

                                                                                                             (UNAUDITED)

BALANCE SHEET DATA:
Working capital (deficit)...........................................................................  $  (10,554)   $   (1,114)

Total assets........................................................................................      22,415        22,947

Long-term debt and capital lease obligations, less current maturities...............................         103           103

Stockholders' equity................................................................................       4,063        15,995



------------------------

(1) Information is presented for the Predecessor Business for the period from January 1, 1995 through June 1, 1995, the date of the Acquisition, which was accounted for as a reverse acquisition of the Company by CBH.

(2) Information is presented for the Company for the period from June 2, 1995 through December 31, 1995, due to the Acquisition.

(3) Gives effect to the Acquisition and the Financing (as defined herein) as if such transactions had occurred on January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the Financial Statements.

(4) The weighted average common shares outstanding and net income per common share for the Predecessor Business are not presented as they are not comparable to those of the Company.


(5) Supplemental net income per common share has been calculated using the number of shares used to calculate net income per common share, plus 1,262,810 shares which would be required to be issued to repay $7,640,000 of the indebtedness outstanding with First Source Financial, LLP, plus 522,314 shares which would be required to be issued to redeem $3,160,000 of preferred stock issued by CBH. In calculating supplemental net income per common share, net income has been adjusted to eliminate (i) the after-tax effects of the interest expense on the indebtedness to be repaid, and (ii) the charge against net income for the dividends on the CBH preferred stock to be redeemed. See "Use of Proceeds" and Note 1 of the Notes to the Financial Statements.



(6) The Predecessor Business was taxed as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, (the "Code") so that in lieu of payment of income taxes at the corporate level the stockholders individually reported their pro rata share of the Predecessor Business' items of income, deduction, loss and credit. Pro forma income tax has been computed at an assumed rate of 34%.



(7) Gives effect to the net proceeds of the Offering at the assumed Offering Price of $7.00 per share and the redemption of the remaining shares of CBH preferred stock, owned by Facundo Barcardi, a director of the Company, in exchange for shares of preferred stock of the Company. See "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK BEING OFFERED HEREBY.

GROWTH STRATEGY


    The Company is subject to various risks associated with its growth strategy. To take advantage of the opportunities presented by the consolidation trend in the floor covering industry the Company is pursuing a two-pronged growth strategy. In markets in which the Company will pursue growth through acquisition, the Company will seek to acquire existing floor covering businesses that are dominant competitors in their region, such as the Company's proposed acquisition of Nonn's Flooring, Inc. in the Madison, Wisconsin market. In other selected markets, where there is no dominant floor covering retailer and the Company believes it could expand its strong relationships with regional homebuilders, the Company will pursue growth through the development of new facilities. The Company's growth strategy involves several risks, including the risk that the Company will be unable to identify suitable acquisition candidates or to integrate and manage them effectively once acquired. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. The Company's future operating results will depend significantly upon its ability to successfully open and operate new stores and acquire and integrate floor covering retailers. The Company's success will depend on such factors as the difficulties, complications and delays frequently encountered in connection with the acquisition or development of a new business, including, but not limited to, competition, the need to develop and expand customer support capabilities and market expertise, market acceptance and additional sales and marketing expense. The Company has not determined the funding requirements of its growth strategy. Limited capital resources currently exist for the Company's strategy and the proceeds of this Offering are not expected to provide material resources for this purpose. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets or that any such expansion will be profitable or as profitable as existing operations. If the Company's management is unable to manage growth effectively, its business, results of operations and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Management--Directors and Executive Officers" and "--Key Employees."


LEVERAGE AND CREDIT AGREEMENT DEFAULTS


    The Company is highly leveraged and is subject to the risks associated with a highly leveraged company. The Company's ratio of indebtedness for borrowed money to stockholders' equity at March 31, 1997 was 2.8:1. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing business can be obtained. The Company incurred significant indebtedness in connection with the Acquisition pursuant to a credit facility (the "Credit Agreement") with First Source Financial, LLP ("First Source"). The Company currently depends on the Credit Agreement for its working capital needs. The Company is in violation of certain financial covenants under the credit facility and there can be no assurance that First Source will continue to advance funds under the facility or that it will continue to refrain from accelerating the debt. The Company anticipates repaying a portion of its indebtedness to First Source out of the net proceeds of the Offering and is in discussions with other lenders to provide another credit facility. On February 19, 1997, CBI signed a commitment letter for a $12,500,000 credit facility with Finova Capital Corporation (the "Finova Facility"). The commitment letter expires June 15, 1997 and is conditioned upon the negotiation and execution of the customary documentation and the completion of this Offering. The proceeds of the Finova Facility would be used to repay any remaining borrowings under the First Source Credit Agreement after the application of the use of proceeds from this Offering. Remaining proceeds, if any, will be used for general corporate purposes, including acquisitions. There can be no assurance that the Company will be able to obtain the Finova

Facility. If the Company is unable to obtain the Finova Facility, it will continue to explore other financing alternatives that may be available to it. However, there can be no assurance as to the timing or terms of any such alternative financing. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


CAPITAL REQUIREMENTS


    The Company's growth strategy will require significant capital resources. The Company's future capital requirements will also depend on many other factors, including cash flow from operations, competing market developments and the Company's ability to market its products and services successfully. Capital will be needed to effect acquisitions, including the proposed acquisition of Nonn's Flooring, Inc. See "Business--Strategy." Capital is also needed for the effective integration, operation and expansion of such businesses once acquired, as well as for the operation and expansion of the Company's newly developed facilities. Moreover, although the Company funded all of the initial capital costs of developing its two new Las Vegas facilities with monies provided by suppliers, and anticipates that the capital costs for additional new facilities will be provided in part by suppliers, based in each case on expected sales of their products, there can be no assurance that such funds will be available or will be adequate for this purpose. In addition, the inventory and other costs associated with potential acquisitions and with opening "big-box" facilities are substantially higher than those for the stores opened in Las Vegas. Accordingly, while the Offering may provide a small amount of capital needed to pursue its aggressive growth and acquisition strategy, the Company will need to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of its equity securities in private or public transactions, which could result in dilution of existing equity positions, increased interest and amortization expense, or decreased income to fund future expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


DEPENDENCE ON SUPPLIERS AND MANUFACTURERS


    The Company relies primarily on several independent high volume carpet manufacturers for the production of its floor coverings, including Shaw Industries, Inc. ("Shaw"), Mohawk Industries, Alladin Mills, Inc. and Tuftex (a division of Queen Carpet Corp.). During 1996, the Company's top six suppliers accounted for $16,746,000 or 86.5% of the Company's floor covering purchases. Although these manufacturers have been reliable, high-quality producers, there can be no assurance that in the future these manufacturers will be willing or able to meet the Company's requirements on a timely basis or that their pricing policies will remain competitive. Furthermore, certain of these suppliers and manufacturers have recently entered the retail and/or commercial market and will compete, directly or indirectly, with the Company. See "Business --Suppliers" and "--Competition."


ABSENCE OF SIGNIFICANT AMOUNTS OF INVENTORY


    The Company has to date operated with very little inventory, relying instead on its ability to obtain deliveries from manufacturers on the date of scheduled installation of the carpeting or other floor covering, which has kept the Company's inventory and warehousing costs low. The Company's policy of next-day installation on purchases in the Las Vegas market is dependent on its ability to schedule next-day "cut and drop" product deliveries from its suppliers, since it currently maintains very low inventory levels. To date the Company's suppliers have been able to satisfy its delivery requirements with overnight shipments to the Company from distribution centers maintained by such suppliers primarily in California, and the Company believes that, because of the volume of its purchases, it can continue to operate in Las Vegas and certain other markets on this basis. However, there can be no assurance in this regard, and any significant failure of suppliers to make timely deliveries would adversely affect the Company's reputation among customers and would have material adverse effects on the Company's business. See "Business-- Strategy."

DEPENDENCE ON AND RELATIONSHIP WITH CUSTOMERS


    The Company's top five customers, located primarily within Clark County, Nevada, accounted for approximately 37%, 31% and 36% of the Company's net sales in 1994, 1995 and 1996, respectively. The Company has retained the majority of its pre-Acquisition customers, including all of its top 20 pre-Acquisition customers. By remaining competitive on prices and service, the Company has been successful in retaining these customers and attracting new customers, despite the fact that certain members of management of the Predecessor Business did not remain with the Company. However, there can be no assurance that in the future, these customers will continue to do business with the Company. Loss of any major customer or a material reduction in sales attributable to a major customer would have a material adverse effect upon the Company.


LIMITED EXPERIENCE OF EXECUTIVE OFFICERS WITH FLOOR COVERING BUSINESS

    Prior to June 2, 1995, the Company was a development stage enterprise and its primary activities were limited to locating an acceptable acquisition candidate. On June 2, 1995, the Company consummated the Acquisition. Accordingly, the Company and its executive officers, other than the Chief Operating Officer of CBI have been involved in the carpet business only since the Acquisition in June 1995. To date, the Company has not completed any further acquisitions of floor covering retailers.

DEPENDENCE ON KEY OPERATING PERSONNEL

    The success of the Company is largely dependent on the skills, experience and efforts of its operating management. These managers include the persons in charge of the Company's existing retail operations in Las Vegas and the planned Phoenix, Arizona facilities, the Company's design center and the working relationships with homebuilders and carpet installers. The Company maintains key man life insurance policies on Philip Herman, Steve Chesin and Alan Ember in the amount of $1 million each. The loss of the services of any of the members of the Company's operating management could have a material adverse effect on the Company's business and prospects. Competition for such personnel is intense. While certain of these employees have employment agreements with the Company, there can be no assurance that the Company will be successful in retaining such personnel. The Company believes that its future success will also depend in part upon its ability to attract, retain and motivate additional qualified personnel. There can be no assurance that such personnel will be available to the Company. See "Management--Key Employees."


CERTAIN REFINANCING CHARGES



    In connection with the consummation of the Offering, the Company will redeem the $4,660,000 of preferred stock of CBH outstanding. Because such preferred stock was issued at a discount of $1,542,726 to its stated value, the Company will record a one-time charge against net income in that amount in the period in which the redemption occurs. The Company will also record a charge against net income of $468,125, representing unamortized debt issuance costs at March 31, 1997, in connection with the First Source debt being refinanced out of the proceeds of the Offering and the Finova Facility. Moreover, in connection with the repayment of the First Source debt, the Company will be subject to a prepayment penalty of 2% (declining to 1% on June 2, 1997 and to zero on June 2, 1998) of the then applicable revolving loan commitment ($157,500 as of March 31, 1997.) See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


CONFLICTS OF INTEREST


    The Company has engaged in various transactions with persons or entities affiliated with the Company. A significant number of these transactions have been with Branin, a company of which Philip Herman, the Company's Chairman of the Board and President, is president and principal owner. Rather than employing Company personnel to provide executive management- and acquisition-related services, the Company in the past utilized the services of Branin, a merchant banking company engaged primarily in arranging acquisitions and financing of business entities, in exchange for the payment of certain consulting and similar fees. These fees included a fee, payable upon consummation of the Offering, of approximately $650,000 for its role as advisor to the Company in obtaining certain financing for the Acquisition. Branin has agreed to waive this amount in exchange for increasing its management consulting fee to $20,000 per month upon completion of the Offering. Branin currently receives fees in the amount of $10,000 per month (reduced from $40,000 per month (which included a $5,000 per month payment to PAH Marketing, Inc., another entity controlled by Mr. Herman) prior to September 1, 1996) for management consulting services it provides the Company. Furthermore, as of May 15, 1997 Branin had advanced approximately $605,500 to the Company to pay dividends to the preferred stockholders of CBH. There are no specific repayment terms for this advance. However, approximately $300,000 is expected to be repaid out of the proceeds of the Offering. In addition, C.B. Realty, Inc., which is owned by David Herman, a son of Mr. Herman, along with Michael Mindlin, Gary Peiffer and Facundo Bacardi, directors of the Company, owns the property previously owned by Carpet Barn and leases such property to the Company. In connection with its acquisition of the property, C.B. Realty, Inc., borrowed $288,000 from the Company, payable over three years with interest at 10% per annum. The balance remaining unpaid on such loan as of May 15, 1997 was approximately $189,773. In November 1996, the Company appointed a committee of independent directors, currently consisting of Gary Peiffer and Michael Mindlin, which must approve any related party transaction involving Mr. Herman or any other related party. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management," "Certain Transactions" and "Principal Stockholders and Holdings of Management."


CONTROL OF THE COMPANY


    The Company's directors and executive officers currently own beneficially approximately 69.5% of the outstanding shares of Common Stock and will continue to beneficially own 35.5% following the Offering. Since there are no cumulative voting rights provided for in the Company's Certificate of Incorporation, these persons are in a position to effectively control the election of the members of the Board of Directors, control most corporate actions, including the merger or sale of the Company or its assets, generally direct the affairs of the Company and prevent a change in control of the Company. Pursuant to the Credit Agreement, the officers and directors of the Company must continue to hold a majority of the Company's outstanding shares. Furthermore, the shares held by the Company's directors and officers are held in a voting trust (the "Voting Trust") with Philip Herman as sole trustee. The Voting Trust will expire at the earlier of (i) May 30, 2005 or (ii) upon repayment of all outstanding obligations to First Source under the Credit Agreement. See "Principal Stockholders and Holdings of Management."


HIGHLY COMPETITIVE BUSINESS


    The floor covering market is extremely competitive. While the Company is currently the dominant firm in the Las Vegas floor covering market, there is a potential for new entrants seeking to penetrate the Company's market share. In recent months the Company has experienced growing competition in the Las Vegas market. Outside the Las Vegas market, the Company's primary competitors offer substantially similar services as the Company, and some may have greater market recognition and greater financial, technical, marketing and human resources than the Company. Shaw, a company with significantly greater capital resources than the Company, is the Company's greatest potential competitor and one of the Company's primary suppliers. Shaw is both a manufacturer and, through recent acquisitions, including the acquisition of a floor covering chain with stores in the Phoenix area, a significant retailer in the carpet and floor covering industry. To date, Shaw has not entered the Las Vegas or Madison, Wisconsin markets, but in the future may enter Las Vegas, Madison, Wisconsin or other markets where the Company may establish a presence. There can be no assurance that the Company will be able to compete successfully against existing companies or any new entrants to the marketplace. See "Business--Competition."

CYCLICAL NATURE OF FLOOR COVERING INDUSTRY; SINGLE MARKET

    The retail floor covering industry historically has been cyclical and the overall levels of sales are influenced by a number of factors, including consumer behavior and confidence in spending for durable goods, the level of personal discretionary spending, interest rates, turnover in housing, the condition of the residential and commercial construction industries (including new housing starts and level of commercial construction) and the overall strength of the economy. During cyclical economic downturns, which adversely affect interest rates, housing turnover and residential and commercial construction, the industry can be expected to experience a general decline in sales and profitability, and such decline may be greater than the decline experienced by the economy generally. A prolonged economic downturn would have a material adverse effect on the Company.


    Currently, approximately 72% of the Company's sales are through its New Housing Division and 28% of sales are through its Replacement Sales Division. The Company's performance will be dependent to a significant extent upon the levels of new residential construction, residential replacement and remodeling spending and non-residential construction, all of which are affected by such factors as interest rates, inflation and employment. The level of new residential construction in Clark Country, Nevada, the Company's sole current market, declined in the year ended December 31, 1995, as compared to the prior year. Declines in new residential and non-residential construction and remodeling activity may have a materially adverse effect on the Company's financial condition and results of operations. The Company is currently pursuing the establishment of retail facilities in the Phoenix, Arizona market area in 1997. However, there can be no assurance that the Company will be able to establish a facility in such market, or, if established, what its prospects will be. See "Business."


RISKS GENERALLY ASSOCIATED WITH RETAILING

    The Company is a specialty retailer of floor covering, primarily to or through new home builders. As such, the Company is subject to various business risks generally associated with the retailing industry. Such risks include changes in consumer tastes, spending habits, national, regional or local economic conditions and population and traffic patterns, any of which could adversely affect the Company's future sales, expenses and profitability. There can be no assurance that the Company will be able to successfully anticipate and respond to changing conditions affecting consumer acceptance of its merchandise. See "Business."


TAXES RELATING TO CERTAIN FLOOR COVERING INSTALLERS



    On September 5, 1996, the Nevada Department of Employment, Training and Rehabilitation notified the Company that it had made a determination that the Company had failed to pay unemployment taxes with respect to certain floor covering installers. The Company appealed the decision, and an appeals hearing was held on February 5, 1997. The appeals referee agreed with the State of Nevada, and classified the installers as employees. The decision ordered no retroactive taxes or penalties; however, the Company will become responsible for such unemployment taxes for periods beginning April 1, 1997.



    The Company believes, based in part on a prior determination by such Department classifying the Predecessor Business's installers as independent contractors, that these installers are not employees of the Company and the Company is not subject to these payments. Many, though not all, of the Company's competitors also treat installers working under similar arrangements as independent contractors. The Company will continue to vigorously defend its position and intends to appeal the above decision to the Board of Review on or before the expiration of its time to appeal. A more substantial cost would be incurred by the Company if the installers were to be regarded as employees of the Company for Federal withholding purposes. To date, there has been no indication that the Federal government intends to require the Company to treat these installers as employees of the Company. However, there can be no assurance that the Federal government will not pursue such action in the future. The amount of any potential liability is unknown, but the Company believes that any adverse outcome will not be material.


TERMINATION OF MARK SZPORKA


    The employment of Mark Szporka, as the Company's Chief Financial Officer, was terminated by the Company in August 1996. In connection with such termination and pursuant to the terms of Mr. Szporka's employment agreement, the Company has repurchased 145,250 shares of Common Stock from Mr. Szporka for the aggregate amount of $5,810, an amount established in such employment agreement. These shares had been placed in escrow at the completion of the Acquisition in June 1995 and would have been released to Mr. Szporka if the Company had met certain operating targets set out in his employment agreement. Mr. Szporka has commenced a suit against the Company and its directors alleging wrongful and unlawful termination. Subject to the consent of the defendants in the suit, the court has granted the Company's motion to dismiss the case so that the dispute may be adjudicated through arbitration as provided in Mr. Szporka's employment agreement. The Company believes it has meritorious defenses to such allegations and intends to defend the matter vigorously. To the extent this action is unfavorably resolved it could have a materially adverse effect on the financial condition of the Company. See "Management--Employment Agreements."



SECURITIES AND EXCHANGE COMMISSION INQUIRY



    In a letter dated March 11, 1997, the Company received notice from the Securities and Exchange Commission, Division of Enforcement (the "Commission"), that an informal inquiry into the Company as to certain accounting and other matters was being conducted. The Company was requested to voluntarily provide and has provided the Commission with certain documents, as outlined in that letter. The Commission's letter to the Company states that this inquiry is confidential and should not be construed as an indication by the Commission or its staff that any violation of law has occurred, or as a reflection upon any person, entity or security.



    Management of the Company intends to fully cooperate with the Commission's informal inquiry. No specific allegations have been made; therefore, no conclusion can be reached as to what impact, if any, this inquiry may have on the Company or its operations. However, the commencement or announcement of a formal investigation by the Commission would have a material adverse effect on the Company's business, financial condition, future results of operations and ability to obtain adequate financing. See "--No Assurance of Public Market; Volatility of Stock Price."


INDOOR AIR QUALITY

    The effect of carpeting and other floor covering products on indoor air quality has been the subject of debate in recent years. Although there is some question within the industry as to whether emissions from carpeting pose a health hazard, there can be no assurance that researchers will not detect hazardous levels of emissions from carpeting. The discovery of adverse health effects resulting from carpeting, or the public perception thereof, could have a material adverse effect on the Company's operations.

MANAGEMENT INFORMATION SYSTEMS

    The Company is currently completing the implementation of computerized management information systems. Since the Acquisition, the Company has spent approximately $170,000 implementing and upgrading management information systems. The Company believes the systems in place at the time of the Acquisition were inadequate and that the new management information systems adequately meet its current management and reporting needs. However, if the Company successfully implements its growth strategy, there can be no assurance that the new management information systems will be adequate to meet its needs in new markets. If the system is not sufficient for the Company's future needs, the Company will be required to expend additional resources to upgrade the system and may experience delays, increased costs and other inefficiencies as a result of any such inadequacy.

NO ANTICIPATED DIVIDENDS

    The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. Furthermore, pursuant to the Credit Agreement, CBH and CBI are prohibited from declaring dividends or making other distributions on their capital stock, with certain exceptions. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

DILUTION

    Purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution in net tangible book value per share of the Common Stock from the Offering Price. See "Dilution."

AUTHORIZATION OF PREFERRED STOCK


    The Company's certificate of incorporation authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company that might be considered desirable by stockholders. Concurrently, with the consummation of the Offering, the Company anticipates issuing $2.0 million stated value of its preferred stock to Facundo Bacardi, a director of the Company, in exchange for $1.5 million of preferred stock of CBH and to repay advances of $500,000 made by Mr. Bacardi to the Company in May 1997. Although the Company has no current intention of issuing any other shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock-- Preferred Stock."


NO ASSURANCE OF PUBLIC MARKET; VOLATILITY OF STOCK PRICE


    Prior to the Offering, there has been a limited public trading market for the Common Stock. The Common Stock has been traded in the over-the-counter market on the "electronic bulletin board" since September 1995. There can be no assurance that a regular trading market for the Common Stock will develop after the Offering or that, if developed, it will be sustained. In addition, there has been significant volatility in the market price of securities of emerging companies that often have been unrelated to the operating performance of such companies and there can be no assurance that the market price will not decline below the Offering Price herein. The Company believes that factors such as failure to meet securities analysts' performance expectations and quarterly variations in financial results could cause the market price of the Common Stock to fluctuate substantially. These market fluctuations may adversely affect the price of and market for the Common Stock. Furthermore, the commencement or announcement of a formal investigation into the Company's affairs by the Commission would have a material adverse effect on the market price of the Common Stock and may result in the suspension of trading on the exchange on which the Company's securities are then listed. See "Price Range of Common Stock" and "Underwriting."



SHARES ELIGIBLE FOR FUTURE SALE


    The shares sold in the Offering (other than shares which may be purchased by "affiliates" of the Company) will be freely tradeable without restriction or further registration under the Securities Act. In addition, 13,750 shares, including the 12,500 shares sold by the Company in its initial public offering in 1990, are freely tradeable without restriction or further registration under the Securities Act. Approximately 1,459,291 additional shares are available for immediate sale under Rule 144. The holders of 204,835 of these shares available for immediate sale under Rule 144 have agreed not to sell such shares prior to the second anniversary of the Offering without the consent of the Underwriters and the Company, provided that 25% of such shares shall be permitted to be sold after the first anniversary of the Offering and an additional 25% of such shares shall be permitted to be sold after the eighteen-month anniversary of the Offering. In addition, the holders of 205,664 of the shares available for immediate sale have agreed not to sell such shares prior to the first anniversary of the Offering, and the holders of 122,726 of the shares available for immediate sale have agreed not to sell such shares prior to the six-month anniversary of the Offering. In addition, 3,718 shares will become eligible for sale pursuant to Rule 144 in August, 1997. No predictions can be made as to the effect, if any, that the perception or announcement of future sales or actual market sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the Offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders. Moreover, such sales by existing stockholders could result in a change in control of the Company. See "Certain Transactions," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS


    The aggregate net proceeds from the sale of the shares of Common Stock being offered by the Company in the Offering, after deducting estimated offering expenses and underwriting discounts and commissions, will be approximately $12.1 million (approximately $14.0 million if the Underwriter's over-allotment option is exercised in full), assuming a public Offering Price of $7.00 per share, the mid-point of the estimated range of the public Offering Price.



    Approximately $7.64 million of the net proceeds to the Company will be used to repay a portion of the indebtedness outstanding under its revolving credit facility with First Source, which bears interest at the base rate of First National Bank of Chicago from time to time in effect plus 2.25% per annum (currently 10.75% per annum) and has a final maturity date of May 31, 1999. Approximately $3,160,000 of the net proceeds will be used to redeem shares of the preferred stock issued by CBH. The remaining CBH preferred stock, which is held by Facundo Bacardi, a director of the Company, will be redeemed in exchange for shares of preferred stock of the Company having substantially the same economic terms as the CBH preferred stock. Approximately $300,000 of the net proceeds will be used to repay amounts advanced by Branin. Remaining net proceeds will be allocated to general corporate and working capital purposes. Net proceeds received by the Company as a result of the over-allotment option by the Underwriters will be added to the Company's working capital. Pending such uses, the Company will invest the proceeds in interest bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."


                          PRICE RANGE OF COMMON STOCK


    The Common Stock has been quoted on the "electronic bulletin board" operated by the NASD under the symbol "RAGC" since September 1995. The following table sets forth, for the periods indicated, the high and low bid prices before and after adjustment for the one-for-four reverse stock split, of the Common Stock as reported on the "electronic bulletin board" operated by the NASD. Such over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. In connection with the Offering, application is being made to have the Company's Common Stock listed on the American Stock Exchange under the symbol "NFI."



                                                                                        ACTUAL            AS ADJUSTED(1)
                                                                                 --------------------  --------------------
                                                                                   HIGH        LOW       HIGH        LOW
                                                                                 ---------  ---------  ---------  ---------
Fiscal Year 1997:

First Quarter..................................................................  $    3.38  $    1.00  $   13.52  $    4.00
Second Quarter (through May 15, 1997)..........................................       3.25       1.00      13.00       4.00

Fiscal Year 1996:

First Quarter..................................................................       5.25       4.00      21.00      16.00
Second Quarter.................................................................       5.25       3.00      21.00      12.00
Third Quarter..................................................................       3.75       2.25      15.00       9.00
Fourth Quarter.................................................................       3.75       2.25      15.00       9.00

Fiscal Year 1995:

Third Quarter..................................................................       3.00       3.00      12.00      12.00
Fourth Quarter.................................................................       4.75       3.00      19.00      12.00


------------------------

(1) Adjustments reflect the arithmetical effect of the one-for-four reverse stock split. The actual adjustments that would have occurred to the prices for a share of the Common Stock as a result of the one-for-four reverse stock split cannot be calculated, and "as adjusted" prices are not intended to imply that the one-for-four reverse stock split will effect a proportionate adjustment in the price of the Common Stock.


    As of May 15, 1997, there were approximately 369 record holders of the Common Stock. The last sale price of the Common Stock on April 7, 1997 was $1.00 ($4.00 as adjusted) per share as reported by the Automated Confirmation Transaction Service.


                                DIVIDEND POLICY

    The Company has not paid any dividends on its Common Stock to date. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board of Directors does not expect to declare or pay any dividends in the foreseeable future. In addition, pursuant to the Company's Credit Agreement with First Source, CBH and CBI are prohibited from declaring dividends or making other distributions on their capital stock, provided that CBI may pay dividends needed in order to permit (i) the payment by CBH of dividends on its preferred stock, so long as (A) no default exists under the Credit Agreement and (B) CBI's net worth (after giving effect to such payment) is at least equal to its net worth on June 2, 1995 and (ii) the redemption by CBH of its preferred stock, so long as (A) no default exists under the Credit Agreement and (B) CBI's net worth (after giving effect to such payment) is at least $7,000,000. In conjunction with a covenant waiver obtained from First Source, the Company agreed to limit certain payments with respect to outstanding securities of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION


    The net tangible book value (deficit) of the Common Stock at March 31, 1997 was $(13,675,335) or $(3.61) per share. After giving effect to the sale of 2,000,000 shares of Common Stock in the Offering and the application of those proceeds (see "Capitalization") (after deductions of estimated offering expenses and underwriting discounts and commissions) the pro forma net tangible book value (deficit) at March 31, 1997 would have been $(1,330,210) or $(0.23) per share. This represents an immediate increase in net tangible book value of $3.38 per share to existing stockholders and an immediate dilution of net tangible book value of $7.23 per share to new investors purchasing shares in the Offering.


    The following table illustrates the per share dilution:


Assumed Offering Price per share..........................             $    7.00
    Net tangible book value (deficit) per share before the
      Offering............................................  $   (3.61)
    Increase per share attributable to new investors......       3.38
                                                            ---------
Pro forma net tangible book value (deficit) per share
  after the Offering (1)..................................                 (0.23)
                                                                       ---------
Dilution per share to new investors (2)...................                  7.23
                                                                       ---------
                                                                       ---------


    The following table sets forth for existing stockholders and for new investors the number and percentage of total outstanding shares of Common Stock purchased, the total consideration and percentage of total consideration paid to the Company, and the average price per share paid:


                                                            SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                         -----------------------  --------------------------     PRICE
                                                           NUMBER      PERCENT       AMOUNT        PERCENT     PER SHARE
                                                         ----------  -----------  -------------  -----------  -----------
Existing Stockholders..................................   3,787,647        65.4%  $   3,866,020        21.6%   $    1.02
New Investors..........................................   2,000,000        34.6%     14,000,000        78.4%        7.00
                                                         ----------       -----   -------------       -----
      Total............................................   5,787,647       100.0%  $  17,866.020       100.0%
                                                         ----------       -----   -------------       -----
                                                         ----------       -----   -------------       -----



    The foregoing table does not reflect the impact of (i) 1,250,000 shares of Common Stock reserved for issuance upon the exercise of employee stock options, of which 595,000 shares are subject to options to be granted at the Offering Price upon completion of the Offering, under the Option Plan, (ii) the Underwriters' Warrants to purchase 200,000 shares of Common Stock at $8.40 per share, (iii) the exercise of the Underwriters' over-allotment option, (iv) the finders fees to be paid to a third party in the amount of 20,000 shares of Common Stock or (v) shares of Common Stock to be issued for the unsecured advances received in the amount of $534,000 during February 1997 payable in shares of Common Stock of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--1997 Stock Option Plan" and "Underwriting."


------------------------

(1) Net tangible book value (deficit) per share is determined by dividing the net tangible book value (deficit) of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding after giving effect to the redemption of the preferred stock issued by CBH and repayment of indebtedness outstanding under the Company's revolving credit facility.

(2) Dilution is determined by subtracting pro forma net tangible book value (deficit) per share after the Offering from the assumed $7.00 price per share.

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company at (i) March 31, 1997 and (ii) as adjusted to (a) give effect to the sale of 2,000,000 shares of Common Stock by the Company in the Offering, assuming an Offering Price of $7.00 per share, the mid-point of the estimated range, after deducting estimated offering expenses and underwriting discounts, and the anticipated application by the Company of the net proceeds received by it and (b) the redemption of the remaining shares of CBH preferred stock, owned by Facundo Barcardi, a director of the Company, in exchange for shares of preferred stock of the Company. See "Use of Proceeds."


                                                                                    AT MARCH 31, 1997
                                                                                -------------------------
                                                                                 ACTUAL    AS ADJUSTED(1)
                                                                                ---------  --------------

                                                                                     (IN THOUSANDS)
                                                                                       (UNAUDITED)
First Source note payable and credit facility (2).............................  $  10,624    $    3,141
Other notes payable...........................................................        669           169
Minority interest: Preferred stock of subsidiary, $.01 par value ($1,000 stated value), 12% cumulative; 5,500 shares authorized; 4,660 shares issued,
  0 shares as adjusted........................................................      3,117            --
Stockholders' equity:
Preferred Stock, $.001 par value; 1,000,000 shares authorized; 0 shares issued
  and outstanding; 2,000 shares as adjusted...................................         --         2,000
Common Stock, $.001 par value; 20,000,000 shares authorized; 3,787,647 shares
  issued; 5,787,647 shares as adjusted (3)....................................          4             6
Additional paid-in capital....................................................      3,862        15,960
Less cost of treasury stock (145,250) shares..................................         (6)           (6)
Retained earnings (deficit) (4)...............................................        203        (1,965)
                                                                                ---------       -------
Total stockholders' equity....................................................      4,063        15,995
                                                                                ---------       -------
Total capitalization..........................................................     18,473        19,305
                                                                                ---------       -------
                                                                                ---------       -------


------------------------


(1) Gives effect to the net proceeds of the Offering and the redemption of the remaining shares of CBH preferred stock, owned by Facundo Barcardi, a director of the Company, in exchange for shares of preferred stock of the Company. See "Use of Proceeds."



(2) $7,640,000 of the proceeds of the Offering will be used to repay a portion of the First Source indebtedness. The remaining First Source indebtedness along with the prepayment penalty will be funded by the expected Finova Facility. See "Risk Factors--Leverage and Credit Agreement Defaults" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



(3) Does not include (i) 1,250,000 shares of Common Stock reserved for issuance upon exercise of employee stock options, of which 595,000 shares are subject to options to be granted at the Offering Price upon completion of the Offering, under the Option Plan (ii) 200,000 shares of Common Stock reserved for issuance upon exercise of the Underwriters' Warrants, (iii) the finders fee to be paid to a third party in the amount of 20,000 shares of Common Stock or (iv) shares of Common Stock to be issued for the unsecured advance received in the amount of $534,000 during February 1997 payable in shares of Common Stock of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resouces," "Management--1997 Stock Option Plan" and "Underwriting."



(4) The CBH preferred stock to be redeemed with the proceeds of the Offering and the CBH preferred stock held by Facundo Barcardi, a director of the Company, to be redeemed in exchange for shares of preferred stock of the Company will be redeemed at its stated value, which represents a premium over the amount at which such preferred stock is carried in the financial statements of the Company. In accordance with generally accepted accounting principles, the Company will record a charge against net income, in the period in which the redemption occurs, for such premiums. The Company will also record a charge against net income for certain unamortized debt issuance costs associated with the portion of the First Source indebtedness to be repaid with the proceeds of this Offering. Such amounts were $1,542,726 and $468,125, respectively, at March 31, 1997.

                            SELECTED FINANCIAL DATA

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The selected financial data presented below have been derived from the financial statements of the Company and the Predecessor Business and are qualified by reference to, and should be read in conjunction with, the Financial Statements and the Notes thereto included elsewhere in this Prospectus. The financial statements of Nations Flooring, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for the period from June 2, 1995 (commencement of operations) through December 31, 1995, and the year ended December 31, 1996 together with the report thereon of McGladrey & Pullen, LLP, independent public accountants, are included elsewhere in this Prospectus. The financial statements of Carpet Barn as of December 31, 1994 and for the period from January 1, 1995 through June 1, 1995 and for the year ended December 31, 1994, together with the report thereon of McGladrey & Pullen, LLP, independent public accountants, are included elsewhere in this Prospectus. The selected historical financial data for the three month period ended March 31, 1996 and 1997 have been derived from unaudited consolidated financial statements and include, in the opinion of management, all normal recurring adjustments necessary to present fairly the data for such periods. The operating results for the three-month period are not necessarily indicative of the results that may be expected for a full year. The results of operations of the Company are not comparable to those of the Predecessor Business, due primarily to the amortization of intangible assets and interest expense on the debt incurred in connection with the Acquisition. In addition, certain information below is not shown for the Predecessor Business where such information would not present a meaningful comparison. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                            NATIONS FLOORING, INC.
                                        PREDECESSOR BUSINESS              ----------------------------------------------------------
                            --------------------------------------------   PERIOD     PRO FORMA
                                                                PERIOD      ENDED     FOR YEAR                     THREE MONTHS
                                 YEAR ENDED DECEMBER 31,         ENDED    DECEMBER      ENDED     YEAR ENDED      ENDED MARCH 31,
                            ---------------------------------   JUNE 1,      31,      DECEMBER     DECEMBER    ---------------------
                               1992        1993       1994      1995(1)    1995(2)   31, 1995(3)   31, 1996       1996       1997
                            -----------  ---------  ---------  ---------  ---------  -----------  -----------  ----------  ---------
                                                                                     (UNAUDITED)                    (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................   $  28,994   $  34,530  $  42,507  $  16,363  $  23,980   $  40,343    $  42,414   $    9,765      9,209
Gross margin..............       8,167       9,598     10,841      5,018      6,017      11,035       11,092        2,680      2,375
Income from operations....       1,375       1,096      5,548      3,229      2,103       5,356        2,367          799        413
Dividends to preferred
  stockholders of
  subsidiary..............                                                      203         339          538          124        140
Net income (loss).........         925       1,114      4,888      3,737        280       1,647           53          130      (131)
Net income (loss) per
  common share(4)......
 ...                                                     0.08        0.45         0.01         0.04      (0.03)
Supplemental net income
  per common share(5).....                                                     0.15        0.47         0.22         0.08       0.04
Weighted average common
  shares outstanding(4)...                                                3,645,791   3,639,732    3,773,097    3,659,541  3,773,097
Pro forma income tax
  effect(6)...............         315         379      1,662      1,271
Pro forma net income after
  taxes(6)................         610         735      3,226      2,466


                                                                                                               ACTUAL
                                                                                                      ------------------------
                                                                                                            DECEMBER 31,
                                                                                                      ------------------------
                                                                                                          1995         1996
                                                                                                      ------------  ----------
BALANCE SHEET DATA:
Working capital (deficit)...........................................................................   $   (3,757)  $  (10,748)
Total assets........................................................................................       24,326       23,144
Long-term debt and capital lease obligations, less current maturities...............................        8,812          111
Stockholders' equity................................................................................        3,969        4,194


                                                                                                                  AS ADJUSTED(7)

                                                                                                                  --------------

                                                                                                            MARCH 31, 1997
                                                                                                      --------------------------

                                                                                                             (UNAUDITED)

BALANCE SHEET DATA:
Working capital (deficit)...........................................................................  $  (10,554)   $   (1,114)

Total assets........................................................................................      22,415        22,947

Long-term debt and capital lease obligations, less current maturities...............................         103           103

Stockholders' equity................................................................................       4,063        15,945



------------------------

(1) Information is presented for the Predecessor Business for the period from January 1, 1995 through June 1, 1995, the date of the Acquisition, which was accounted for as a reverse acquisition of the Company by CBH.

(2) Information is presented for the Company for the period from June 2, 1995 through December 31, 1995, due to the Acquisition.

(3) Gives effect to the Acquisition and the Financing (as defined herein) as if such transactions had occurred on January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the Financial Statements.

(4) The weighted average common shares outstanding and net income per common share for the Predecessor Business are not presented as they are not comparable to those of the Company.

(5) Supplemental net income per common share has been calculated using the number of shares used to calculate net income per common share plus 1,262,810 shares which would be required to be issued to repay $7,640,000 of the indebtedness outstanding with First Source Financial, LLP, plus 522,314 shares which would be required to be issued to redeem $3,160,000 of preferred stock issued by CBH. In calculating supplemental net income per common share, net income has been adjusted to eliminate (i) the after-tax effects of the interest expense on the indebtedness to be repaid, and (ii) the charge against net income for the dividends on the CBH preferred stock to be redeemed. See "Use of Proceeds" and Note 1 of the Notes to the Financial Statements.



(6) The Predecessor Business was taxed as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, (the "Code") so that in lieu of payment of income taxes at the corporate level the stockholders individually reported their pro rata share of the Predecessor Business' items of income, deduction, loss and credit. Pro forma income tax has been computed at an assumed rate of 34%.



(7) Gives effect to the net proceeds of the Offering at the assumed Offering Price of $7.00 per share and the redemption of the remaining shares of CBH preferred stock, owned by Facundo Barcardi, a director of the Company, in exchange for shares of preferred stock of the Company. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following discussion of the financial condition and results of operations of the Company relates to the fiscal years ended December 31, 1996, 1995, and 1994 and the three-month periods ended 1997 and 1996 and should be read in conjunction with the preceding Selected Financial Data and the Financial Statements and Notes thereto included elsewhere in this Prospectus. All references to full years are to the applicable fiscal year of the Company. All discussion of 1994 financial information relates to financial results of Carpet Barn. Discussion of information for 1995 relates to the pro forma consolidated financial results of the Company and Carpet Barn for that period.



    Predecessor Business results have been adjusted for comparative purposes in the following discussions. Compensation to the owner of the Predecessor Business has been adjusted as the former owner is not involved in the Company's operations and has been replaced by individuals with employment agreements at salaries considerably less than the former owner's compensation level. Foreign currency contracts have also been removed from the discussion of results from operations as the Predecessor Business speculated in these contracts only during 1994 and had no positions at either the beginning or end of such year. The Company is not and has no intention of being involved in these types of speculative investments. Due to the fact that the Predecessor Business was an S corporation, the amount of owner's compensation and/or dividends were directly related to personal income tax considerations. Therefore, the amount of compensation and dividends paid each year by the Predecessor Business to the former owner varied as his personal earnings increased or decreased.


RESULTS OF OPERATIONS


    THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996.



    Total revenues decreased by $506,951 to $9,258,004 for the three months ended March 31, 1997 from $9,764,955 for the three months ended March 31, 1996, representing a decrease of 5.2%. This decrease is attributable primarily to a decrease in New Housing Division sales for the first three months of 1997 as compared to first three months of 1996. During the first quarter of 1997, it is estimated that new home unit sales volume decreased by approximately 2.7% in the Las Vegas market place. The decrease in revenues was also affected by a decrease in Replacement Sales Division sales due to increased competition in the Las Vegas market.



    Gross profit decreased by $255,167 to $2,424,861 for the three months ended March 31, 1997 from $2,680,028 for the three months ended March 31, 1996, representing a decrease of 9.5%. Also, the gross profit percentage declined from 27.6% in 1996 to 25.8% in 1997. This decline in gross profit percentage is due to the above mentioned decline in sales and to increased competition in the Las Vegas market.



    Selling, general and administrative expenses increased by $126,921 to $1,688,936 for the three months ended March 31, 1997 from $1,562,015 for the three months ended March 31, 1996. This increase is due to the following approximate changes: (1) increases in salaries and related payroll taxes of $233,000, due primarily to an increase in the number of employees, (2) professional expenses associated with the annual audit and required public filings of $50,000, (3) an increase in advertising expense of $47,000 and (4) an increase in rent expense of $45,000 and telephone expense of $31,000 primarily due to the opening of the new home design center and an additional retail location. These increases were partially offset by (1) a decrease in workers' compensation expense due to a reduction in the modification rate and a refund of approximately $132,000 and (2) a decrease in management and consulting fees of $95,000.



    Amortization and depreciation expense increased to $323,104 for the three months ended March 31, 1997 from $319,015 for the three months ended March 31, 1996, primarily due to increased depreciation expense on equipment purchases in 1996 and 1997.

    Operating income decreased by $386,177 to $412,821 for the three months ended March 31, 1997 from $798,998 for the three months ended March 31, 1996. Although interest expense decreased by only $12,852 from $414,993 in 1996 to $402,141 in 1997, included in interest expense in 1997 is a non-cash charge of $106,800 relating to advances received in February 1997 as further described in "Liquidity and Capital Resources." The reduction in interest expense of $119,652, after adjusting for the non-cash interest on these advances, is due to principal payments made on debt obligations. The provision for income taxes decreased by $129,750 due to the net loss for the three months ended March 31, 1997. Dividends to holders of CBH preferred stock increased to $139,800 for the three months ended March 31, 1997 from $124,200 for the three months ended March 31, 1996 due to the Company's subsidiary CBH's issuance of additional shares of preferred stock in early 1996. Net income(loss) decreased by $260,218 to $(130,654) for the three months ended March 31, 1997 from $129,564 for the three months ended March 31, 1996. These decreases were due principally to the above-mentioned decrease in sales/gross profit, increases in selling, general and administrative expenses and increases in dividends to holders of CBH preferred stock partially offset by corresponding decreases in interest expense and income taxes.



    FISCAL YEARS ENDED DECEMBER 31, 1996 (ACTUAL) AND 1995 (ON A PRO FORMA
     BASIS).



    To facilitate the comparison between years ended December 31, 1996 and 1995, the 1995 results have been adjusted on a pro forma basis assuming the acquisitions described in Note 2 to the Financial Statements had occurred on January 1, 1995.



                                 PREDECESSOR
                                   BUSINESS
                                  JANUARY 1,         NATIONS                                                NATIONS
                                     1995        FLOORING, INC.                         PRO FORMA        FLOORING INC.
                                  TO JUNE 1,     JUNE 2, 1995 TO      PRO FORMA        YEAR ENDED         YEAR ENDED
                                     1995       DECEMBER 31, 1995  ADJUSTMENTS(1)   DECEMBER 31, 1995  DECEMBER 31, 1996
                                --------------  -----------------  ---------------  -----------------  -----------------
                                                                     (IN THOUSANDS)
Sales.........................    $   16,363        $  23,980         $  --             $  40,343          $  42,414
Gross margin..................         5,018            6,017            --                11,035             11,092
Selling, general and
 administrative...............         1,280            3,229                42(a)          4,551              7,469
Amortization and
 depreciation.................            14              685               429(b)          1,128              1,256
Operating income..............         3,724            2,103              (471)            5,356              2,367
Other income (expense)........            13           (1,365)             (989)(c)        (2,341)            (1,459)
Income taxes..................        --                  255               774(d)          1,029                317
Dividends to preferred
 stockholders of subsidiary...        --                  203               136(e)            339                538
Net income....................         3,737              280            (2,370)            1,647                 53


------------------------


(1) The pro forma adjustments reflect the following additional expenses that would have been incurred had the Acquisition taken place on January 1, 1995:
    (a) related party rent expense of $42; (b) amortization and depreciation of $429; (c) interest expense of $989; (d) corporate income taxes of $774 computed at an assumed rate of 34%; and (e) minority interest in preferred stock of $136. No compensation was received by the owner of the Predecessor Business for the period January 1 to June 1, 1995. The pro forma adjustments for income taxes takes into account that the Predecessor Business was an S corporation for income tax reporting purposes.



    Total revenues increased by $2,071,758 to $42,414,364 for the ended December 31, 1996 from $40,342,606 for the year ended December 31, 1995, representing an increase of 5.1%. This increase is attributable primarily to an increase in new home sales for fiscal 1996 compared to fiscal 1995 and to a lesser extent, the increase in contract prices to new home buyers. During 1996 it is estimated that new homes unit sales volume increased by approximately 8.6% in the Las Vegas market place. These increases were offset by a decrease in replacement sales due to increased competition in the Las Vegas market.

    The gross margin increased by $56,680 to $11,092,440 for the year ended December 31, 1996 from $11,035,760, for the year ended December 31, 1995, representing an increase of 0.5%. However, the gross margin percentage declined from 27.4% in 1995 to 26.2% in 1996. This decline in gross margin percentage reflects the fact that increased revenues resulted primarily from an increase in new home sales, which generally have a lower gross margin than replacement sales. This is offset by increases in contract prices to new home buyers, which began to take effect to April 1996, offset by price increases from the Company's vendors.



    Selling, general and administrative expenses increased by $2,918,299 to $7,469,568 for the year ended December 31, 1996 from $4,551,269 for the year ended December 31, 1995. This increase is due to the following changes: (1) increases in salaries and related payroll taxes of $1,617,000, due primarily to an increase in the number of employees, (2) an increase in promotion and travel and entertainment expenses of $130,000, (3) professional expenses associated with the annual audit and required public filings of $174,000, (4) an increase in advertising expense of $258,000, (5) an increase in insurance expenses of $122,000, (6) an increase in bad debt expenses of $352,000 and (7) an increase in rent expense of $139,000 primarily due to the opening of the new home design center and an additional retail location.



    Amortization and depreciation expense increased to $1,256,000 in 1996 from $1,128,000 in 1995, primarily due to increased depreciation expense on equipment purchases in 1996 and 1995.



    Operating income decreased by $2,988,964 to $2,367,102 for the year ended December 31, 1996 from $5,356,066 for the year ended December 31, 1995. Interest expense decreased to $1,478,000 in 1996 from $2,381,000 in 1995 due to principal payments made on debt obligations. Dividends to preferred stockholders of subsidiary increased to $538,000 in 1996 from $339,000 in 1995 due to the issuance by CBH, the Company's subsidiary, of additional shares of preferred stock in late 1995 and early 1996. Net income decreased by $1,594,316 to $53,248 for the year ended December 31, 1996 from $1,647,564 for the year ended December 31, 1995. These decreases were due principally to the above-mentioned increases in selling, general and administrative expenses partially offset by corresponding decreases in interest expense, dividends to preferred stockholders of subsidiary and income taxes.

    FISCAL YEARS ENDED DECEMBER 31, 1995 AND 1994 (ON A PRO FORMA BASIS)


    To facilitate the comparison between the years ended December 31, 1995 and 1994, the results of both years have been adjusted on a pro forma basis assuming the acquisitions described in Note 2 to the Financial Statements occurred on January 1, 1994 and carried through the year ended December 31, 1995.



                                                                PREDECESSOR
                                                                 BUSINESS
                                                                YEAR ENDED                          PRO FORMA
                                                               DECEMBER 31,       PRO FORMA        YEAR ENDED
                                                                   1994         ADJUSTMENTS(1)  DECEMBER 31, 1994
                                                             -----------------  --------------  -----------------
                                                                                (IN THOUSANDS)
Sales......................................................      $  42,507        $   --            $  42,507
Gross margin...............................................         10,841            --               10,841
Selling, general and administrative........................          5,265            (1,930)(a)         3,335
Amortization and depreciation..............................             28             1,100(b)         1,128
Operating income...........................................          5,548               830            6,378
Other income (expense).....................................           (660)           (1,681)(c)        (2,341)
Income taxes...............................................         --                 1,376(d)         1,376
Dividends to preferred stockholders of subsidiary..........         --                   339(e)           339
Net income.................................................          4,888            (2,566)           2,322


------------------------


(1) The pro forma adjustments reflect the following additional expenses that would have been incurred had the Acquisition taken place on January 1, 1994:
    (a) remove compensation of $2,030 paid to the owner of the Predecessor Business and add related party rent expense of $100; (b) add amortization and depreciation of $1,100; (c) other income (expense) of $2,337 reduced to eliminate the effect of loss on sale of securities of $656; (d) corporate income taxes of $1,376 computed at an assumed rate of 34%; and (e) add minority interest in preferred stock of $339. The pro forma adjustments for income taxes take into account that the Predecessor Business was an S corporation for income tax reporting purposes.


    Total revenues decreased from $42,506,987 for the year ended December 31, 1994 to $40,342,606 for the year ended December 31, 1995, representing a decrease of 5.1%. The decrease can be attributed to a decrease in sales for new tract homes partially offset by an increase in the replacement sales business. During 1995, it is estimated that new home unit sales volume decreased by approximately 5.6% in the Las Vegas marketplace.


    Although total revenues decreased, gross margin grew from $10,841,351 in 1994 to $11,035,760 in 1995 due to an increase in the gross margin percentage from 25.5% in 1994 to 27.4% in 1995. This increase in gross margin percentage can be attributed to an increase in higher margin replacement sales business.



    Selling, general and administrative expenses increased by $1,215,847 from $3,335,422 in 1994 to $4,551,269 in 1995. This increase is due to the following approximate changes: (1) increases in salaries and related payroll taxes of $288,000 due primarily to an increase in the number of employees, (2) an increase in the modification rate for workers' compensation due to the change in ownership on June 2, 1995 resulting in an increase of $220,000, (3) professional fees associated with the acquisition and required public filings of $305,000 and
(4) related party payments consisting of consulting fees and rents of $315,000.



    Operating income decreased by $1,021,438 from $6,377,504 in 1994 to $5,356,066 in 1995. Net income decreased by $674,150 from $2,321,714 in 1994 to
$1,647,564 in 1995. These decreases were due to the above-mentioned increases in selling, general and administrative expenses, partially offset by the increase in gross margin.

LIQUIDITY AND CAPITAL RESOURCES


    Cash provided by operating activities was $4,308,342 and $3,357,073 for the year ended December 31, 1996 and the period ended December 31, 1995, respectively, and $832,900 and $546,380 for the three month periods ended March 31, 1997 and 1996, respectively. At March 31, 1997, the Company had a working capital deficit of $(10,553,823). Included in such deficit is $10,624,272 due to First Source under the credit agreement (the "Credit Agreement") discussed below. The Company's growth and acquisition strategy will require significant additional cash.



    The results of operations of the Company have been impacted as a result of the restructuring of the Company after the Acquisition. The Acquisition resulted in amortization expense and interest expense of approximately $85,000 and $198,000 per month, respectively. Subsequent to payment of the Company's subordinated debt in April 1996 as described below, interest expense has averaged $113,000 per month. Prior to the Acquisition, the Predecessor Business had a positive tangible net worth in contrast to the Company, which has had a negative tangible net worth due to the increase in intangibles and debt resulting from the Acquisition. The Company is highly leveraged and is subject to the risks associated with a highly leveraged Company. The Company's ratio of indebtedness for borrowed money to stockholders equity at March 31, 1997 was 2.8:1.



    In June 1995, in order to consummate its acquisition of Carpet Barn, the Company, through its indirect subsidiary CBI, entered into the Credit Agreement with First Source (the "Financing"), pursuant to which First Source advanced to CBI approximately $15,200,000 in term and revolving loans secured by substantially all of CBI's assets, CBH pledged to First Source all of the common stock of CBI to secure CBI's obligations under the Credit Agreement and CBH guaranteed CBI's debt obligations to First Source under the Credit Agreement. Fees and expenses paid to First Source amounted to $402,000, in addition to incurring other acquisition fees of $510,619. The Credit Agreement contains covenants that limit CBI's ability to upstream monies to CBH needed to pay principal and interest on the $1,940,000 aggregate principal amount of its 12% subordinated notes (which were retired at par on May 1, 1996) issued by CBH in connection with the Acquisition (the "Notes") and to pay dividends on the preferred stock, par value $.01 per share, stated value $1,000 per share (the "CBH Preferred Stock"), of CBH. The term portion of the Credit Agreement is due May 31, 1999 and the revolving portion is due May 31, 1997, subject to extension in certain circumstances to May 31, 1999. All borrowings under the Credit Agreement bear interest at the base rate per annum announced from time to time by The First National Bank of Chicago (8.50% at May 12, 1997) plus 2.25% per annum (currently 10.75% per annum), payable monthly. As of April 30, 1997, the Company had borrowed approximately $2,840,000, leaving approximately $160,000 available from First Source under a $3,000,000 working capital note and had no availability from First Source under a $14,000,000 revolving note that had an outstanding balance and commitment of $7,875,000. The Company received unsecured advances from unrelated parties totalling $534,000 during February 1997, which enabled it to make the principal payment of $875,000 due to First Source on February 28, 1997. These advances bear interest at the rate of 12% per annum, payable monthly. Additionally, if the advance is repaid within three months of the date of the advance, the lender will receive 40% of the dollar amount of the advance in shares of Common Stock of the Company. This amount increases by 20% for each additional three month period the advance is outstanding, capping at 100% if the advance is not repaid within nine months. The per share value of the shares of Common Stock issued to satisfy this obligation will be based on the average bid price of the Common Stock for the 30-day period prior to the payment date and is being accrued over the life of the debt. Interest expense of $112,140 relating to these advances has been reflected in the Company's financial statements as of March 31, 1997.



    The Credit Agreement contains covenants requiring CBI to maintain minimum levels of tangible net worth, working capital and various ratios. During the period from June 2, 1995, (commencement of operations) through December 31, 1996, the Company has failed to meet the following financial covenants: (1) adjusted net worth at June 2, 1995, (2) quarterly and annual interest coverage ratios through December 31, 1995 and (3) substantially all of the financial covenants for the year ended December 31, 1996 and the three months ended March 31, 1997. On April 15, 1996 First Source waived, through June 1, 1996, the covenant violations occurring prior to such time and agreed to negotiate in good faith to amend such covenants by June 1, 1996 so that the Company could reasonably expect to be in compliance with the amended covenants based on its operating and cash flow budgets. In connection with obtaining the waiver the Company agreed to limit certain payments, including principal payments of CBH's subordinated debt, with the exception that such payments could be made from the proceeds of newly acquired capital, if any. Payments of the CBH preferred stock dividends have been made by Branin on behalf of the Company in the amount of $46,600 per month. Consequently, as of May 15, 1997, the Company was obligated to Branin in the amount of approximately $605,500. Because the Company and Branin anticipate repayment of these advances in the near future, no stated interest rate exists on these advances and no interest has been imputed.



    The Company had certain discussions with First Source in an effort to amend such covenants but was unable to reach an agreement with First Source. The discussions are not continuing at present, and the Company believes that the covenants are not likely to be amended. Moreover, the waiver period has not been extended beyond June 1, 1996, and, therefore, the Company has been in violation of the covenants since June 1, 1996. To date, First Source has allowed the Company to borrow up to the full capacity under the original terms of the Credit Agreement, and the Company has received no indication from First Source that it intends to exercise its right under the Credit Agreement to accelerate the maturity of the debt. Because First Source has maintained its right to accelerate the maturity of the debt due to the covenant violations, the Company has classified the debt as current on the December 31, 1996 and March 31, 1997 consolidated balance sheet.



    If First Source chooses to accelerate the maturity of the debt or if the Company were to obtain alternate financing certain unamortized debt acquisition costs classified as intangible assets would be charged to expense. Such unamortized debt acquisition costs totaled $468,125 at March 31, 1997. Additionally, the Credit Agreement contains a prepayment penalty clause requiring the Company to pay 2% of the then applicable revolving loan commitment, as defined in the Credit Agreement, if the Company chooses to terminate the Credit Agreement prior to June 1, 1997, 1% between June 2, 1997 and June 1, 1998 and none thereafter.



    The Company is currently exploring other options which are available to it. On February 19, 1997, CBI signed a commitment letter for a $12,500,000 credit facility with Finova Capital Corporation. The Finova Facility would include a revolving line of credit in the amount of $5.5 million secured by eligible accounts receivable and inventory. The Finova Facility would also include a term loan portion of $7.0 million due in three years, amortized on a five year straight line basis. The revolving line of credit would bear interest at Citibank N.A.'s reference rate (8.50% as of April 15, 1997) plus 1% per annum, and the term loan would bear interest at such reference rate plus 2% per annum. In addition, the Finova Facility would be further secured by CBI's present and future tangible and intangible assets, would include a pledge of CBI's stock and be guaranteed by CBH and the Company. The commitment expires June 15, 1997 and is conditioned upon the negotiation and execution of the customary documentation and the completion of this Offering. The loan agreement for the Finova Facility would contain customary representations, warranties, events of default and remedies. The proceeds of the Finova Facility would be used to repay any remaining borrowings under the First Source Credit Agreement after the application of the net proceeds from this Offering. Remaining proceeds, if any, will be used for general corporate purposes, including acquisitions. If the Company is unable to obtain the Finova Facility, it will continue to explore other financing alternatives that may be available to it.



    During the three months ended March 31, 1997, cash used in investing activities was $40,927. Cash used in financing activities during such period was $911,224, used primarily to make principal payments on the Credit Agreement and to retire the Notes, offset by proceeds received from the unsecured advances in February 1997.

    Immediately prior to the consummation of the Exchange and the Financing, CBH privately sold an aggregate principal amount of $1,940,000 of its 12% subordinated notes (the "Subordinated Notes") in a private placement (the "Note Offering"), together with shares of CBH Common Stock, raising $1,940,000, and privately sold an aggregate of 2,715 shares of CBH Preferred Stock (the "Preferred Stock Offering"), together with shares of CBH Common Stock, of which 2,215 shares of CBH Preferred Stock were sold for an aggregate cash proceeds of $2,215,000 and which 500 shares were issued in exchange for services rendered in connection with the Acquisition. The Subordinated Notes bore interest at 12% per annum payable monthly. The first half of the principal due on November 30, 1995 was satisfied by the Company making principal payments of $560,000 and the exchange of $820,000 of the Notes for 820 shares of 12% CBH Preferred Stock, together with shares of Common Stock. In addition, $1,125,000 was raised in connection with the sale of 1,125 shares of such 12% CBH Preferred Stock, together with shares of Common Stock ($605,000 of which was raised in November 1995 and $520,000 of which was raised in May 1996). The proceeds were used to make principal payments on the Subordinated Notes in November 1995 and May 1996. In connection with the issuance of the 12% CBH Preferred Stock and Subordinated Notes, the Company issued 687,611 shares of Common Stock. The shares of 12% CBH Preferred Stock pay cumulative dividends, payable monthly, at an annual rate of 12% of the stated value thereof and are redeemable upon completion of the Offering by the Company.



    CBH contributed the monies it raised in the Note Offering and the Preferred Stock Offering to CBI in order for CBI to complete the Acquisition. In connection with the Preferred Stock Offering and the Financing, a finder's fee of $445,000 was paid to Michael H. Mindlin, a director of the Company. Branin, which beneficially owns 313,103 shares of Common Stock of the Company and which is controlled by Philip A. Herman, Chairman, President and a stockholder of the Company, will be entitled to receive a fee equal to 3% of the aggregate proceeds from the Note Offering, the Preferred Stock Offering and the Credit Agreement upon the consummation of the Offering. The total of such fees would be approximately $650,000. Branin has agreed to waive such fee in exchange for increasing its management consulting fee discussed in the next two sentences to $20,000 per month, effective upon completion of the Offering. In addition, CBI entered into consulting arrangements with (a) Branin, pursuant to which CBI paid $35,000 per month to Branin and (b) PAH Marketing, Inc. ("PAH"), a company controlled by Philip A. Herman, pursuant to which CBI paid $5,000 per month to PAH. These arrangements were modified as of September 1, 1996 to provide for payments to Branin of $10,000 per month and to discontinue payments to PAH. As of April 15, 1997, CBI owed Branin and PAH $1,000 in respect of these obligations. In addition, CBI entered into a consulting agreement with Capital Vision Group, Inc. ("Capital"), a company controlled by Lawrence Fleischman, a former director and stockholder of the Company, pursuant to which it paid $5,000 per month to Capital from June 1995 through January 1996. These agreements were entered into for the purpose of receiving management advisory services in the areas of operations management, financing and acquisitions. See "Management," "Certain Transactions" and "Principal Stockholders and Holdings of Management."



    Immediately following the Exchange, the Company contributed to CBH approximately $860,000 in cash, net of expenses (constituting substantially all of its net assets). CBH, in turn, contributed such cash to CBI in order for CBI to complete the Acquisition (together with funds provided to it in the Financing and funds provided to it by CBH from funds raised in the Note Offering and the Preferred Stock Offering). In connection with the Exchange, the Company agreed to issue to designees of Gro-Vest Management Consultants, Inc. ("G-V") an aggregate of 36,313 shares of Common Stock (constituting 1% of the outstanding shares of Common Stock of the Company) as an advisory fee for G-V's role in facilitating the consummation of the Exchange, conditioned on G-V's obtaining, by July 31, 1995, lock-up agreements limiting sales of Common Stock by the holders of at least 75% of the 250,000 shares of outstanding Common Stock, subject to registration rights granted to such holders on September 23, 1994 in a private offering. The requisite lock-up agreements were obtained but have since expired.

    The Company opened two new locations in Las Vegas during 1996. The initial capital costs for these two locations were provided in full by the Company's suppliers in exchange for agreements by the Company to feature the suppliers' products at these facilities. The Company anticipates that a substantial portion of the capital requirements for any new locations will be funded by its suppliers, although there can be no assurance that the Company will be able to effect such an arrangement. Primarily because of the larger store size and significant inventory commitment, the investment required to open "big-box" facilities will be substantially greater than the investment required to open the two new Las Vegas facilities. While the Company anticipates that a portion of the costs will be funded by the suppliers, a significant portion of such costs will be borne by the Company. Moreover, these new facilities will require additional resources until they become profitable, and there can be no assurance as to the amount of time required before they can become profitable, if ever.


    As of February 25, 1997, the Company entered into a letter of intent (the "Letter of Intent"), pursuant to which it may purchase the assets of Nonn's Flooring, Inc. ("Nonn's"), a floor covering retailer with two stores located in the Madison, Wisconsin area, for a purchase price of $3,000,000 in cash, subject to adjustment under certain circumstances (the "Purchase"). The Purchase is subject to the negotiation and execution of a definitive agreement and to the Company's satisfactory completion of its due diligence investigation. The Letter of Intent contemplates that upon completion of the Purchase, employment agreements will be entered into between the Company and Kenneth Nonn and Janet Meier, who are both executive officers of Nonn's. The Company's ability to complete the Purchase is dependent on its consummation of the financing contemplated by the Finova Facility or the consummation of alternative financing arrangements that will provide sufficient cash resources to enable the Company to repay the borrowings under the First Source Credit Agreement and to pay the cash price of the Purchase.



    The Company believes that cash flow generated by operations has been sufficient for the Company's working capital needs for 1996, and is likely to be sufficient for the Company's working capital needs during 1997. Cash flow from operations should be sufficient to cover operating expenses and should be maintained or enhanced by the Company utilizing its business strategies. However, the Company's growth and acquisition strategy will require substantial cash for capital costs. See "Business--Strategy."


EFFECT OF ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT YET ADOPTED


    EARNINGS PER SHARE.



    Effective for financial statements issued after December 15, 1997, the Company will be required to implement FASB Statement No. 128, EARNINGS PER SHARE. Statement No. 128 establishes standards for computing and presenting earnings per share ("EPS"), and applies to entities with publicly held common stock or potential common stock. Statement No. 128 replaces the presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company has not determined what effect, if any, Statement No. 128 will have on the Company's EPS presentation.


INFLATION

    The Company believes that its revenues are not materially affected by inflation and that any increased expenses due to inflationary pressures will be offset, over time, by corresponding increases in prices it charges to its customers.

                                    BUSINESS

INTRODUCTION


    The Company is engaged in the business of selling and installing floor coverings and selling wall coverings, window treatments and certain related products, primarily for the residential housing market. Currently, the Company is engaged in business in Las Vegas, Nevada, where its sales of $40.3 million, $42.4 million and $9.2 million in 1995, 1996 and the three months ended March 31, 1997 respectively, have made it the largest seller and installer of floor coverings in such market. The Company believes that its sales represent approximately 63% of the new homes sold in the Las Vegas market and are approximately 3.5 times those of its nearest competitor, based on 1995 construction data, the latest such information available. From its three facilities in Las Vegas, the Company sells approximately 72% of its products to the new home market to or through new home builders through its New Housing Division and approximately 28% of its products to the retail replacement market directly to individual homeowners through its Replacement Sales Division. New Housing Division sales are effected primarily to or through new home builders who offer purchasers a wide selection of basic grade floor coverings as part of the unit cost. Customers then visit the Company's new home design center and, with the assistance of one of the Company's design consultants, choose possible upgrades on floor coverings, in addition to purchasing wall coverings, window treatments and related products. The Company believes that its new retail design center located in Las Vegas will also enable it to continue to broaden its product lines and expand the sales of its Replacement Sales Division. The Company has also recently established a Commercial Division, which is its first entry into the commercial market, including multi-family, office, retail store and small hotel projects.


    The Company believes that the retail floor covering industry is highly fragmented, with no single floor covering retailers, including national and large regional chains, accounting for more than ten percent of the total market. Most floor covering retailers operate a single store generating less than $1 million in annual sales. The Company believes that small independent floor covering retailers face competitive disadvantages resulting from limited purchasing power, ineffective inventory control and inadequate resources for sales, marketing and store management. Accordingly, the Company believes that significant opportunities exist for floor covering retailers that can achieve cost advantages and operating efficiencies through selective acquisitions and internal growth.


    To take advantage of these opportunities the Company is pursuing a strategy of acquiring existing floor covering businesses that are dominant competitors in their regions and developing new stores in markets experiencing significant growth in population and homebuilding that do not have a dominant floor covering retailer. The Company is reviewing various markets throughout the United States to determine their desirability for expansion. The Company is also in the process of negotiating with acquisition candidates in some of those markets and has recently entered into a non-binding letter of intent to acquire the assets of Nonn's Flooring, Inc., a floor covering retailer with two stores located in the Madison, Wisconsin area. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company also anticipates opening two new "big-box" facilities in Phoenix, Arizona in 1997 and is actively exploring the possibility of developing additional stores in other sites in the southwestern United States where the Company can build on its relationships with regional homebuilders. The planned "big-box" facilities will have between 40,000 and 60,000 square feet per facility and will focus on retail sales of all product lines in a warehouse-type setting, as well as having a dedicated design center area. The Company believes that the "big-box" format will enable it to quickly capture a significant market share by offering customers a pleasant shopping environment in which to fulfill all of their floor and wall covering and related needs on a cash-and-carry or next-day installed basis. However, there can be no assurance as to the viability of this approach.



    The Company intends to increase its business in Las Vegas through continued advertising and marketing efforts, and recently opened a new retail facility and a new home design center in other areas of

Las Vegas. The Company's main facility is located centrally, and the additional retail branch is located in an area of Las Vegas with a large concentration of mature homes. Additional retail centers in similar areas are being contemplated. The Company intends to actively seek to increase its retail replacement sales through increased consumer advertising, enhanced marketing, the opening of one or more new retail locations and the addition of new products.


INDUSTRY OVERVIEW


    The retail floor covering industry in the United States (which includes fixed and non-fixed carpeting and marble, ceramic tile, vinyl and wood flooring) is estimated to have grown from approximately $11.2 billion in 1991 to approximately $14.5 billion in 1995, up 29% over the 1991 level but only up 0.1% over the 1994 level. Carpet and area rugs accounted for 68.7% of total dollar sales in the industry in 1995 versus 69.4% in 1994. Despite this growth in size, the industry has remained fragmented. The Company believes that no single floor covering retailer, including national and large retailers such as Color Tile, Home Depot and New York Carpet World, accounts for more than ten percent of the total market. The Company believes that while chains and mass merchandisers do not dominate the floor covering industry, such companies do influence pricing, product selection and service innovation. According to the most recent figures available, U.S. floor covering sales volume reached approximately 2.5 billion square yards in 1995, down 0.4% from the prior year. By product sector, change in sales volume in 1995 as compared to 1994 is as follows: carpet and area rugs declined by 1.7%, hardwood flooring increased by 5.6%, ceramic floor and wall tile increased by 5.2%, and vinyl sheet and floor tile decreased by 2.4%.



    The carpet industry's two primary markets are residential and commercial, with the residential market (the market currently served by the Company) accounting for approximately 75% of industry sales in 1995 and the commercial market accounting for approximately 25% of such sales. A number of factors influence overall sales levels in the carpet industry, including consumer spending on durable goods, levels of discretionary spending, interest rates, housing turnover, the condition of the residential construction industry and the economy's overall strength.


STRATEGY

    The Company's objective is to maintain its position as the leading provider of floor coverings, wall coverings, window treatments and related products in the Las Vegas residential market and to become the leading provider of floor coverings, wall coverings, window treatments and related products in selected markets throughout the United States. The Company is also seeking to become a leading provider of floor coverings in the commercial market in Las Vegas and in other markets. The Company's strategy includes the following:

    LAS VEGAS MARKET


    MAINTAIN NEW HOME MARKET SHARE IN LAS VEGAS; INCREASE REPLACEMENT SALES PENETRATION. The Company intends to increase its business in Las Vegas through continued advertising and marketing efforts, and recently opened a new retail facility and a new home design center in other areas of Las Vegas. The Company's main facility is located centrally, and the additional retail branch is located in an area of Las Vegas with a large concentration of mature homes. Additional retail centers in similar areas are being contemplated. The Company intends to actively seek to increase its retail replacement sales through increased consumer advertising, enhanced marketing, the opening of one or more new retail locations and the addition of new products.



    The Company also intends to expand upon its existing base of customers by increasing its sales for new home projects with residential developers. Homebuilders provide the Company's new home design center with the floor plans of all the units. This allows the new home design center to then provide a home buyer with alternatives specifically tailored to the floor plan of the customer's unit, as well as one-stop shopping for home buyers with respect to their floor, wall and window covering needs. The Company's new home design center is a significant element in the Company's plan to enhance service to homebuilders and home buyers. Based on estimates of the Las Vegas Homebuilder's Association, over the next 10 years, the total new homes market for carpet in Las Vegas is projected to grow at an annual rate of 5% to 10%. For 1996, the Company believes it has maintained its share of the market for floor covering for new homes in the Las Vegas market with sales growth of 7.5% over the prior year. However, there can be no assurance that the Las Vegas market will grow as projected or that the Company will be able to retain its market share.



    CONTINUE TO OFFER SUPERIOR SERVICE. The Company believes that the most important factor in its ability to compete is the quality of the customer service it offers. The Company believes that it offers the highest quality customer service in Las Vegas. This service begins with the offering of a full range of floor covering products. In addition, the Company intends to continue its policy of next-day installation and of guaranteeing free repairs on carpets it has installed for homeowners and home buyers for as long as they own their homes. The Company also inspects all floor covering installations in new homes before the customer moves in and has created a customer service department to handle all complaints and installation problems. Management believes these programs have begun to have a very positive effect on the Company's reputation with builders and home buyers. The Company also intends to continue to offer what it believes is quality technical service and assistance to its customers in both the new home and replacement sales markets. Employees of the Company assist, as needed, in all phases of customers' projects, from conceptualization, design and product selection to actual installation. In addition, the Company's design center is staffed with specially trained design consultants that are highly knowledgeable regarding the broad range of decorating possibilities provided by the Company's products. The Company intends to continue to hire salespersons with experience in floor covering or related trades, and to continue to train such salespersons with respect to its products and services. The Company believes that such programs will have a positive effect on results of operations, although there can be no assurance of this.


    COMPETITIVE PRICES. A second factor affecting the Company's ability to compete is the pricing of its products. Because of the volume of its purchases, the Company receives what it believes to be very favorable pricing from its suppliers, including payment discounts from most suppliers and cooperative marketing contributions from others, including DuPont, Monsanto and Allied. The Company is able to pass these savings along to customers and thus generally to offer the lowest prices in the region while maintaining a high profit margin. The Company intends to continue to offer low prices and also to continue its policy of offering to beat any competitor's price.

    ADDITION OF NEW PRODUCTS; DESIGN CENTERS. The Company also intends to attract and maintain customers by adding complementary products to its current offerings. The Company has targeted wall and window coverings as its first significant product extensions and is anticipating further growth through the addition of area rugs and through cleaning and maintenance programs, as well as expansion of sales of hard floor coverings such as wood and tile. These new lines will be promoted by sales personnel at the Company's stores and through the Company's advertising campaigns. To that end, the Company has recently hired a manager to implement these sales and marketing programs.


    The Company further intends to increase market share and gross profit margins through its operation of "design centers" in its retail sales facilities. The design centers provide customers the opportunity to consult with trained personnel concerning the multitude of design possibilities utilizing the full range of products offered by the Company. The Company has also opened a design center in the Las Vegas area for new home buyers who are selecting floor coverings and other products to be installed in their new homes. This design center has been opened in response to requests by builders who are currently customers as well as other major builders who have expressed a desire to use the Company, should it open such a center. The design center primarily showcases higher price and higher profit margin products, particularly area rugs, hard floor surfaces, such as wood and tile, and window and wall coverings. Early results from operation of the new home design center show an average increased sale of approximately $1,000 per new home sale.

These sales have a significantly higher gross profit margin. However, there can be no assurance that the design center will continue to have a positive impact on the Company's operations.


    INVENTORY PRACTICES. In the Las Vegas market, the Company has been able to maintain low warehousing costs by stocking small amounts of inventory. At the same time, the Company has been able to provide its customers with next-day installation on purchases in the Las Vegas market. These practices are dependent on the Company's ability to schedule next-day "cut and drop" product deliveries from its suppliers. To date the Company's suppliers have been able to satisfy its delivery requirements with overnight shipments to the Company from distribution centers maintained by such suppliers primarily in California, and the Company believes that, because of the volume of its purchases, it can continue to operate in Las Vegas and certain other markets on this basis. However, there can be no assurance in this regard, and any significant failure of suppliers to make timely deliveries would adversely affect the Company's reputation among customers.


    OTHER MARKETS


    PURSUIT OF SELECTIVE ACQUISITIONS AND DEVELOPMENT OF NEW STORES. The Company believes that because of the fragmented nature of the marketplace for floor covering and related sales, significant consolidation opportunities exist, and the Company is well positioned to achieve financial and operational efficiencies through selective acquisitions due to favorable working relationships with its suppliers and major customers. The Company believes that any such acquisitions, including the potential acquisition of Nonn's discussed below, will enable it to increase its sales while decreasing its general and administrative costs as a percentage of such sales due to the creation of substantial economies of scale. The Company intends to pursue acquisitions of businesses that provide the same products and services as, or those complementary to, the Company's existing business. The Company has identified a number of markets that it intends to explore entering over the next several years.



    The Company has also selectively targeted certain markets throughout the southwestern United States where there is no dominant competitor for expansion through the development of new stores. The Company has entered into an employment agreement with Alan Ember, the former district manager of CarpetMAX, to develop stores in Phoenix, Arizona and other markets in the southwestern United States. Like Las Vegas, these areas are experiencing high growth in population and home building. Expansion into these markets will be financed in part by the suppliers of the Company's products, with such funding being applied to the construction costs associated with the new facilities. The Company believes that it can duplicate its successful concepts in these high growth markets by strengthening its relationships with its existing builders who are active in these markets. Additionally, the Company believes that it can compete in these markets through its demonstrated ability to compete on service and price. Furthermore, expansion of the Company should generate an increase in the Company's buying power due to higher volume purchasing. Where the Company expands into new markets through acquisition of existing companies, this should allow the Company to provide lower prices than the stores could provide on a stand-alone basis. However, there can be no assurance that such expansion will be effected or, if effected, that any new facilities will be operated profitably.


    BIG-BOX STORE FORMAT. The Company's strategy for entering new markets includes opening "big-box" stores with 40,000 to 60,000 square feet of warehouse-type space stocked with significant inventories of the full range of the Company's products, as well as customer service offices, which, among other things, will provide customers with access to independent contractors who can install these products on a next-day basis. These stores are intended to satisfy all of a customer's floor, wall and window covering needs and to serve the cash-and-carry market as well as the customers requiring installation service. The Company believes that these stores can enable it quickly to achieve meaningful market share in markets that do not have dominant competitors. However, the Company's strategy in this regard is untested, and there can be no assurance that such stores can be operated profitably or can achieve the market penetration the Company anticipates.

    In markets in which the Company intends to create "big-box" facilities, the Company believes it can achieve next-day installation through the maintenance of broad inventories from which purchases can be made on the spot by "do-it-yourselfers" or which can be installed in a timely manner by independent installation contractors who will maintain customer service offices on the Company's premises. Maintenance of sufficient inventories in these facilities will require a substantial amount of working capital, which will adversely affect financial performance relative to the results of the Company's current practices. The Company believes that these adverse effects will be fully offset by economies of scale that can be achieved in cost of goods sold, delivery costs and other operating costs, although there can be no assurance in this regard.


    The Company contemplates that any retail facilities it opens, whether or not in the "big-box" format, will have a dedicated design center area where customers can consult with trained personnel concerning the multitude of design possibilities utilizing the full range of products offered by the Company. The Company believes that the clean, relaxed environment of these new facilities, including child care/ entertainment centers, will increase the average total sale price and gross margin for its sales, although there can be no assurance in this regard.



    PROPOSED ACQUISITION OF NONN'S FLOORING. On February 25, 1995, the Company entered into a non-binding letter of intent to acquire the assets of Nonn's for a cash price of $3 million, subject to adjustment to the extent that the net assets of Nonn's at closing are greater than or less than $1,382,000. Additional payments of $166,667 per year will be required by the Company if Nonn's meets certain performance targets. Upon completion of the acquisition, it is anticipated that the Company will enter into three-year employment agreements with Kenneth Nonn and Janet Meier, who have been executive officers of Nonn's since its inception. The acquisition is subject to the negotiation and execution of definitive agreements and the satisfactory completion of the Company's due diligence investigation of Nonn's.



    Nonn's is engaged principally in the sale of floor covering in the commercial and residential markets in the Madison, Wisconsin area. Nonn's, which was established in 1985, operates out of a 50,000 square foot facility in Middleton, Wisconsin and a 5,000 square foot facility in Sauk City, Wisconsin, approximately 25 miles away from Madison. Nonn's revenues for 1996 were nearly $12.5 million, representing approximately a 20% share of the Madison floor covering market, making Nonn's one of the two largest floor covering sellers in such market. Approximately half of Nonn's sales are to the commercial market, with the remaining half being divided between new home and residential replacement sales. Nonn's employs 70 persons, including 40 unionized floor covering installers.


OPERATIONS

    BACKGROUND. The Company operates its business in Las Vegas, Clark County, Nevada, where its sales represent approximately 63% of the residential floor covering sales. At this time, all of the Company's operations are located in this area.


    The Las Vegas area is one of the fastest growing in the country, according to regional publications. According to the Las Vegas Chamber of Commerce, during 1996, an average of 6,500 persons relocated to Las Vegas each month, and the Las Vegas population has grown by approximately 7.6% in the one-year period between 1995 and 1996, with a similar percentage increase in the number of households during that time. More than 40% of persons in Las Vegas have resided there for only five years or less, and two-thirds of the area's residents own their own homes. The above statistics underscore the high numbers of persons arriving in the Las Vegas area and the potential strength of the retail floor covering market.



    The Phoenix market, into which the Company anticipates expanding through the development of new stores, is the third fastest growing community in the United States, according to regional publications. According to such publications, an average of nearly 7,000 people relocate to the Phoenix area every month, and building permits have remained steady over the last three years at a rate of 25,000 single family building permits issued per year. Because no single retailer dominates the Phoenix floor covering market, the Company believes that its strategies should enable it to quickly become a successful retailer in the Phoenix market, although there can be no assurance in this regard. See "--Strategy."


    DIVISIONS. The Company operates through two divisions, the New Housing Division and the Replacement Sales Division. A Commercial Division, serving the multi-family, office, retail store and small hotel markets is being developed.


    NEW HOUSING DIVISION. The Company's New Housing Division is responsible for installation of carpeting in newly built homes. Salespersons in this division deal with both home builders and buyers. In servicing the new home market, the Company generally secures contracts from builders to carpet new homes. In most cases, when the builder sells a new home, the builder will direct the home buyer to the Company, which allows the buyer to choose the color of carpeting represented by a standard allowance provided from the builder to the home buyer or to upgrade from the standard selection by paying a higher price. The Company has found that most home buyers choose an upgraded carpet selection.


    The Company receives payment for its carpeting in new homes in one of two ways. In most cases, the buyer directly pays the upgraded portion of a carpet sale by generally paying the full amount with the order. In other cases, the Company bills the upgraded portion of the job to the builder, who then passes on the carpet's additional cost to the buyer as part of the total price of the home; this method may allow buyers to finance their flooring through their mortgage, with little incremental effect on monthly payments. Most of the Company's accounts receivable result from builders' standard allowances and are due within thirty days of installation.


    Through its New Housing Division, the Company has relationships with most of the larger tract home builders in the Clark County area, with its five largest customers accounting for $15.9 million, $12.3 million and $15.4 million in sales in 1994, 1995, and 1996, respectively. During the past six years, the New Housing Division has accounted for Company sales ranging from a low of $21.8 million in 1990 (56% of total Company sales) to a high of $30.8 million in 1996 (72.2% of total Company sales). The Company estimates that its sales to new homes in Clark County as a percentage of its total sales was 77%, 74% and 73% in 1994, 1995 and 1996, respectively.


    Because the Division's sales are dependent on sales of new homes, such sales are affected by interest rates prevailing in the home industry and by building activity generally. Because the Company also services the carpet replacement market, the adverse effects on the Company's sales by downturns in the business cycle have been moderated.

    REPLACEMENT SALES DIVISION. The Replacement Sales Division is responsible for providing individual consumers who have existing homes with new or replacement floor coverings. The Company is one of the top three retailers in such consumer replacement sales in the Las Vegas area, chiefly because of its large selection, low prices and quick installation time.


    Customers contemplating purchasing flooring or window and wallcoverings will visit one of the Company's retail design centers. Highly trained salespersons will then go to the customer's home to verify measurements and confirm product selections. Due to the Company's "cut and drop" program with its suppliers, installation is available at the customer's convenience.



    Generally, the Company requires that replacement carpet buyers provide a deposit by cash, check or credit card when they place an order, and that they pay the balance upon installation. For customers who wish to finance their purchases, the Company refers such customers to a consumer finance company which issues a check directly to the Company upon completion of installation. The Company's sales in the replacement sales market grew by $715,127 from $9,763,024 in 1994 to $10,478,151 in 1995. Although sales in the replacement sales market during 1996, at $8,789,047, have fallen behind the pace set in previous years, the Company believes that its retail design center approach can significantly expand sales by its Replacement Sales Division, although there can be no assurances in this regard.

CUSTOMERS


    The Company has among its customers most of the larger home builders in Clark County, Nevada, including Lewis Homes of Nevada, Inc. ("Lewis"), American West Homes ("AWH") and Pardee Construction Company of Nevada. The Company has developed its relationships with such builders over the past 24 years. In 1994, 1995 and 1996, five customers accounted for approximately 37%, 31% and 36% of the Company's net sales, respectively. In 1994, 1995 and 1996, Lewis accounted for 12.7%, 11.3% and 14.2% of net sales, respectively. In 1994, 1995 and 1996, AWH accounted for 12.1%, 8.1% and 9.6% of net sales, respectively.


SUPPLIERS


    The Company currently purchases its carpeting from suppliers outside Nevada including suppliers located in Georgia and California. The Company generally pays for its purchases within three weeks of delivery, allowing the Company to procure substantial discounts from its suppliers. The Company's six largest suppliers, which include Shaw, Aladdin Mills, Inc. and Tuftex (a division of Queen Carpet Corp.) accounted for 74.3%, 87.8% and 86.5% of its total purchases in 1994, 1995 and 1996, respectively. The Company believes that one of its competitive advantages is its strong relationship with such suppliers. While the Company continues to have good relations with its suppliers, management believes that the Company could find alternative sources of supply should any of the Company's major suppliers cease doing business with it.


MARKETING, ADVERTISING AND MERCHANDISING


    The Company's advertising program includes television and radio commercials and print advertising in local daily newspapers. Expenditures for advertising and promotion were approximately $349,000, $332,000 and $598,000 (representing 0.8%, 0.8% and 1.4% of net sales) in 1994, 1995 and 1996, respectively. The Company spent 35% of its 1996 advertising budget on print advertising (including pre-printed newspaper inserts and print advertisements), and 65% on television and radio advertising. The Company features in its advertising its large selection and low prices and also features its free repair guarantee on installation for as long as buyers own their homes. The Company also receives cooperative advertising contributions, of up to 50% of the cost of qualifying advertisements depending on the amount of the relevant products sold, from mills and yarn companies by including in its advertising references to brand name yarns (such as DuPont, Monsanto and Allied) or floor coverings (such as Congoleum). The Company has located its main store on a centrally located, heavily traveled street.


TRAINING

    The Company strives to develop the technical and sales skills of its store personnel to ensure that customers consistently receive knowledgeable and courteous assistance. The Company's training programs are oriented toward emphasizing the importance of customer service and improving selling skills. The Company provides training for its entry level personnel through an in-house training program which combines on-the-job training with formal presentations by the Company's suppliers concerning their products. The suppliers' contributions in this regard evidence their commitment to the sales and service efforts of the Company. In addition, ongoing instruction is given to all sales and customer service personnel.

COMPETITION

    The floor covering industry is highly competitive and fragmented. According to an industry publication, the nation's ten largest floor covering retailers in terms of sales volume accounted for approximately 20% of all floor covering sales in the United States in 1994, although none of such retailers dominated the market. In 1995, Clark County, Nevada had approximately 104 outlets through which carpet was sold.

    Companies in the floor covering industry compete mainly through their ability to provide service and selection at reasonable prices. The Company competes with general merchandise and discount stores, home improvement centers and specialty retailers operating on a local, regional and national basis. The Company believes that its chief competitors are local and regional specialty chains as well as homebuilders' in-house design centers. Competitors include Carpeteria, Carpets Galore, Cloud Carpets, Carpet Max, Albright and Adams Brothers, all of which have stores located in Las Vegas.

    In addition to the local and regional specialty chains, the Company competes with national and regional home improvement centers (such as Home Depot and Payless Cashways) and national department stores and specialty retailers (such as Sears and Color Tile) which have branches in Las Vegas. Many of such regional and national competitors have substantially greater financial resources than the Company. In addition, expansion by certain regional home improvement center chains has led to increased price competition for certain of the Company's products.


    A significant new entrant into the retail floor covering market in the United States is Shaw Industries, Inc., the largest domestic manufacturer of carpeting. To date, Shaw has not entered the Las Vegas or Madison markets but has entered the Phoenix market.



    While there is intense competition among providers of floor coverings in the Las Vegas, Nevada market, the Company has successfully competed for customers on the basis of price, reliability and quality of product, breadth of product line and service and the fact that the Company has been in business for 25 years.


EMPLOYEES


    As of May 15, 1997, the Company employed approximately 130 persons, divided among its accounting, administrative, buying, sales and warehousing departments. A substantial portion of the compensation of sales personnel is commission-based. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.


PRODUCT LIABILITY AND INSURANCE


    The sale of the Company's retail products involves some risk of product liability claims. The Company has obtained product liability insurance in the amount of $1.0 million per occurrence with a $2.0 million aggregate limit. The Company has recently obtained a $4.0 million excess liability umbrella insurance policy. There can be no assurance that the coverage limits of the Company's insurance policy and/or any rights of indemnification and contribution that the Company may have will offset potential claims. A successful claim against the Company in excess of insurance coverage and not subject to indemnification could have a material adverse effect on the Company.


PROPERTIES

    The Company rents the property on which its principal Las Vegas operating facility is located at an annual rent of approximately $100,000. See "Certain Transactions." On such 44,000 square foot property the Company has located three contiguous warehouses, a retail facility and administrative offices. The Company has leased two additional facilities in Las Vegas, consisting of a retail facility and the design center, containing a total of 9,446 square feet at an annual rental of $111,610.

    Prior to June 2, 1995, the Company maintained its business office at 134 West 72nd Street, New York, New York, using these offices on a rent-free basis. The Company has changed its principal executive offices within New York, New York to 100 Maiden Lane. These offices are also used on a rent-free basis.

LEGAL PROCEEDINGS

    NEVADA DEPARTMENT OF EMPLOYMENT, TRAINING AND REHABILITATION DETERMINATION


    On September 5, 1996, the Nevada Department of Employment, Training and Rehabilitation notified the Company that it had made a determination that the Company had failed to pay unemployment taxes with respect to certain floor covering installers. The Company appealed the decision, and an appeals hearing was held on February 5, 1997. The appeals referee agreed with the State of Nevada, and classified the installers as employees. The decision ordered no retroactive tax or penalties; however, the Company will become responsible for such unemployment taxes for periods beginning April 1, 1997.



    The Company believes, based in part on a prior determination by such Department classifying the Predecessor's installers as independent contractors, that these installers are not employees of the Company and the Company is not subject to these payments. Many, though not all, of the Company's competitors also treat carpet installers working under similar arrangements as independent contractors. The Company will continue to vigorously defend its position and intends to appeal the above decision to the Board of Review on or before the expiration of its term to appeal. A more substantial cost would be incurred by the Company if the installers were to be regarded as employees of the Company for Federal withholding purposes. To date, there has been no indication that the Federal government intends to require the Company to treat these carpet installers as employees of the Company. However, there can be no assurance that the Federal government will not pursue such action in the future. The amount of any potential liability is unknown, but the Company believes that any adverse outcome will not be material.


    TERMINATION OF MARK SZPORKA


    The employment of Mark Szporka, as the Company's Chief Financial Officer, was terminated by the Company in August 1996. In connection with such termination and pursuant to the terms of Mr. Szporka's employment agreement, the Company has repurchased 145,250 shares of Common Stock from Mr. Szporka for $5,810. Mr. Szporka has commenced a suit against the Company alleging he was wrongfully and unlawfully terminated. Subject to the consent of the other defendants in the suit, the court has granted the Company's motion to dismiss the case so that the dispute may be adjudicated through arbitration as provided in Mr. Szporka's employment agreement. The Company believes it has meritorious defenses to such allegations and intends to defend the matter vigorously. See "Management--Employment Agreements."



    SECURITIES AND EXCHANGE COMMISSION INQUIRY



    In a letter dated March 11, 1997, the Company received notice from the Commission, that an informal inquiry into the Company as to certain accounting and other matters was being conducted. The Company was requested to voluntarily provide and has provided the Commission with certain documents, as outlined in that letter. The Commission's letter to the Company states that this inquiry is confidential and should not be construed as an indication by the Commission or its staff that any violation of law has occurred, or as a reflection upon any person, entity or security.



    Management of the Company intends to fully cooperate with the Commission's informal inquiry. No specific allegations have been made; therefore, no conclusion can be reached as to what impact, if any, this inquiry may have on the Company or its operations. However, the commencement or announcement of a formal investigation by the Commission would have a material adverse effect on the Company's business, financial condition, future results of operations and ability to obtain adequate financing.


    The Company is also subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes that the amount of any ultimate liability with respect to these actions in the aggregate or individually will not materially affect the results of operations, cash flows or financial position of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information with respect to the directors and executive officers of the Company. The Company's prospects are also substantially dependent on certain key employees. See "--Key Employees."



NAME                                              AGE                       POSITION
--------------------------------------------      ---      ------------------------------------------

Philip A. Herman............................          51   Chairman of the Board and President
Gary Peiffer................................          46   Secretary and Director
Michael Mindlin.............................          55   Director
Facundo Bacardi.............................          51   Director
William Poccia..............................          51   Chief Financial Officer


    The number of directors on the Board is presently fixed at five.


    PHILIP A. HERMAN has been Chairman of the Board and President of the Company since June 2, 1995, the date of consummation of the Exchange and the Acquisition. Mr. Herman is also sole Voting Trustee of the voting trust that holds a majority of the Company's outstanding shares of common stock. Pursuant to the Voting Trust, Mr. Herman has sole power to vote all shares held in the Voting Trust. The Voting Trust will terminate on the earlier of (i) May 30, 2005, or (ii) upon repayment of all outstanding obligations to First Source under the Credit Agreement. See "Principal Stockholders and Holdings of Management." He also has served as a principal of Branin since 1994. From 1992 to 1994, Mr. Herman served as a principal of Americorp Securities, Inc. ("Americorp"), a retail brokerage firm, and from 1989 to 1992 he served as principal of PAH Marketing Consultants Inc., a consulting firm. In January 1995, Mr. Herman and PAH entered into a consent decree, without admitting any violation of law, with the Federal Trade Commission ("FTC") pursuant to which Mr. Herman and PAH paid $40,000 to the FTC and consented to being enjoined from participating in certain telemarketing related activities.


    GARY PEIFFER has been Secretary and a director of the Company since June 2, 1995. Mr. Peiffer has served as Vice Chairman of the Board, General Counsel and a director of The Aegis Consumer Funding Group, Inc. ("Aegis"), a publicly-traded automobile finance company since January 1994. Prior to joining Aegis, Mr. Peiffer was a senior partner at the law firm of Jeffer, Hopkinson, Vogel, Coomber & Peiffer from January 1983 through December 1993.


    MICHAEL MINDLIN has been a director of the Company since June 2, 1995. From 1992 to February 1997, he served as President of Americorp. Prior to that time, Mr. Mindlin served as Chief Operating Officer of Aegis.


    FACUNDO BACARDI has been a director of the Company since June 2, 1995. He also serves as a director of Suramericana de Inversiones, S.A., an investment company located in Panama, and has served in that capacity since 1990. Mr. Bacardi is also an heir to the controllers of the Bacardi rum company, a worldwide manufacturer and one of the largest family-owned companies in the world. He is currently an advisor to the Board of Directors for Bacardi International, the holding company for all of the Bacardi companies worldwide. From 1979 to 1991, Mr. Bacardi was in charge of the manufacturing and distribution division for Central America.

    WILLIAM POCCIA has been Chief Financial Officer of the Company since August 6, 1996. From October 1995 to August 1996, Mr. Poccia served as a financial consultant to the Company in the employ of Branin. Prior to that time, Mr. Poccia served as Director of Audit for Participants Trust Company, a securities depository for mortgage-backed securities.

SUMMARY COMPENSATION TABLE


    The following table sets forth for the fiscal years ended December 31, 1996 and 1995, the compensation for services in all capacities to the Company of the person who was at December 31, 1996 and 1995 the President of the Company. No executive officers of the Company received salary and bonus in excess of $100,000 during the fiscal years ended December 31, 1996 and 1995.


                                                                 ANNUAL COMPENSATION
                                                       ---------------------------------------
                                                                               OTHER ANNUAL
NAME AND PRINCIPAL POSITION                            SALARY $    BONUS $   COMPENSATION $(1)
-----------------------------------------------------  ---------  ---------  -----------------
Philip A. Herman.....................................      0          0              0
  Chairman of the Board and President

------------------------


(1) Certain entities controlled by Mr. Herman received fees from the Company for the fiscal years ended December 31, 1996 and 1995 in the aggregeate amounts of $360,000 and $280,000, respectively, as set forth herein under "Certain Transactions" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."


EXECUTIVE COMPENSATION

    COMPENSATION. Prior to the Exchange, no officer or director of the Company received remuneration from the Company. Directors do not currently receive fees or other remuneration from the Company. The Company is currently contemplating entering into an employment agreement with Mr. Herman pursuant to which Mr. Herman will initially receive no base salary but may receive bonuses and may be granted a base salary in the future, within the discretion of the Board of Directors. William Poccia, Chief Financial Officer of the Company, is being remunerated by the Company at the rate of $100,000 per year.

    BONUS PLAN. In June 1995, the Company initiated a Management Bonus Program (the "Bonus Plan") pursuant to which the Company could make available for bonuses to certain members of management of the Company (including Steven Chesin and Jeffrey Wiens) an aggregate amount equal to 2% of the Earnings Before Income Taxes (as defined below) of the Company for each fiscal year, with the Company's management to have the right to determine how such bonus amount would be allocated among its members. If all of the members of the Company's management issued a written statement recommending allocation, the bonus would be allocated as such; and if no written statement was issued, the President of the Company could allocate the bonus in his discretion. "Earnings Before Income Taxes" meant earnings before income taxes of the Company for the relevant fiscal year. There were no bonuses paid in 1995 or 1996. The Bonus Plan was terminated in October 1996. Those officers eligible for bonuses under the Bonus Plan will be eligible to participate in the Option Plan.

EMPLOYMENT AGREEMENTS


    MARK SZPORKA. Pursuant to a five-year employment agreement, dated as of June 2, 1995, Mr. Szporka was employed as the Company's Chief Financial Officer at an annual salary of $120,000 per year, subject to annual pay increases at the Company's discretion. This employment was terminated for cause by the Company by letter dated August 5, 1996. Pursuant to his employment agreement, Mr. Szporka was entitled to participate in the Bonus Plan as a member of "management" for any fiscal year during which he had been employed for at least six months. Mr. Szporka's termination and severance provisions were comparable to those for Mr. Chesin. In addition, Mr. Szporka, under the terms of his employment agreement, purchased at $0.001 per share 72,625 shares of Common Stock on June 1, 1995. The difference between the amount paid and market value of the shares was recognized as additional Acquisition costs. Also, pursuant to the employment agreement, 145,250 shares of Common Stock ("Escrow Shares") were deposited into an escrow account on June 1, 1995. All dividends on and voting rights of the Escrow Shares belonged to the Company until such time as the Escrow Shares would be released from escrow. Upon the first anniversary of Mr. Szporka's employment and each of the following four such anniversaries, 29,050 of the Escrow Shares were to be released to Mr. Szporka together with all rights and privileges thereto. In the event the Company did not meet certain operating goals, as described in the employment agreement, the Company had the right to repurchase those shares at $.01 per share. As of December 31, 1995, Mr. Szporka's right to receive 17,030 of the Escrow Shares was canceled because the Company did not meet certain operating goals described in the employment agreement during the operating period then ended. As a result of the Company's termination of Mr. Szporka's employment for cause, it became entitled to repurchase the 145,250 Escrow Shares from Mr. Szporka for $.01 per share. Such repurchase was effected in October 1996.


    On September 11, 1996, Mr. Szporka sued the Company and its subsidiaries and the Company's directors in District Court in Clark County, Nevada alleging that his employment agreement was wrongfully terminated, that the Company violated duties of good faith and fair dealing with him and that he was tortiously discharged. He seeks unspecified compensatory damages in excess of $10,000, punitive damages, injunctive and declaratory relief, attorney's fees and costs and such other relief as the court deems just and equitable. Subject to the consent of the other defendants in the suit, the court has granted the Company's motion to dismiss the case so that the dispute may be adjudicated through arbitration as provided in Mr. Szporka's employment agreement. The Company believes that it has meritorious defenses and intends to vigorously pursue them. Moreover, the Company is considering whether it has counterclaims against Mr. Szporka.


KEY EMPLOYEES

    The Company believes that the following employees of the Company are of special value to the Company's existing floor covering business and to the implementation of its growth strategy.

    STEVEN CHESIN has been Senior Vice President and Chief Operating Officer of Carpet Barn, Inc. since July 28, 1995. Prior to joining the Company, Mr. Chesin served as President of Steve's Floor Covering, Inc., a carpet installer, from its founding in 1977, when Mr. Chesin was only 15 years old, to the Company's acquisition of Steve's in July 1995.

    Pursuant to an employment agreement, dated as of July 28, 1995, between Mr. Chesin and the Company, Mr. Chesin is serving as Senior Vice President and Chief Operating Officer of Carpet Barn for a three-year period, with successive one-year automatic extensions to his employment unless either party gives the other at least 90 days' notice of termination prior to the end of any term. His current salary has been increased to $125,000 per year from its initial $75,000 level and is subject to annual pay increases at the Company's discretion. Mr. Chesin was eligible to participate in the Bonus Plan until its termination in October 1996. Mr. Chesin's employment is terminable for cause which includes the Company's failure (a "Target Failure") to achieve net income equal to or greater than (a) 75% of the projected net income for any fiscal quarter or (b) 85% of the projected net income for any two consecutive fiscal quarters. Mr. Chesin will receive two months' severance pay, plus an additional month's severance pay for each full year of employment that has elapsed, if the agreement terminates due to a Target Failure or Mr. Chesin's total disability.


    JEFFREY WIENS has been Controller of the Company since July 1995. From 1988 to July 1995, Mr. Wiens served in various capacities, principally in the Minneapolis, Minnesota office of McGladrey & Pullen, LLP, the Company's independent auditors, including serving as a member of the audit staff from 1988 to July 1994 and as Manager from August 1994 to July 1995. Pursuant to an employment agreement, dated as of July 5, 1995, the Company has employed Mr. Wiens as its Controller for a two-year period, with successive one-year automatic extensions of his employment unless either party gives the other at least 90 days' notice of termination prior to the end of any term. Pursuant to the agreement, Mr. Wiens' salary has been increased to $75,000 per year from its initial $50,000 level and is subject to annual pay increases at the Company's discretion. Until its termination, Mr Wiens was entitled to participate in the Bonus Plan.

    ALAN EMBER has extensive experience in the floor covering industry and was recently hired by the Company to develop retail facilities in Phoenix and other markets in the southwestern United States. Mr. Ember's responsibilities includes merchandising, marketing, advertising, sales training and program development. From September, 1994 until he was hired by the Company, Mr. Ember was the Divisional President of CarpetMAX in Phoenix, Arizona and was responsible for the entire operation of that division. Prior to that, from November 1993, Mr. Ember was the General Manager for Carpeteria in Tuscon. From March 1993, Mr. Ember served as General Manager for Broadway Carpet, also in Tuscon. From September 1992, he was the carpet division and advertising manager for Tile City in Pittsburgh, Pennsylvania. Prior to that, Mr. Ember was the General Manager for Apollo Carpet in Tuscon, Arizona.


    Pursuant to an employment agreement dated May 28, 1996 between Mr. Ember and the Company, Mr. Ember is serving as Senior Vice President of Carpet Barn for a three-year period with successive one-year automatic extensions unless either party gives the other at least 90 days notice of termination prior to the end of any term. His current salary is $125,000 per year plus a bonus of 25% of Earnings Before Interest and Taxes, as defined in the employment agreement ("EBIT"), for the entity managed by Mr. Ember, payable in Common Stock of the Company 15 days after the Company's financial statements are finalized. Mr. Ember's employment is terminable for cause, which includes the failure (a "Target Failure") to achieve EBIT equal to or greater than (a) 75% of the projected EBIT in any fiscal quarter, or (b) 85% of the projected EBIT for any two consecutive fiscal quarters, in each case for the entity managed by Mr. Ember. Mr. Ember will receive two months severance pay, plus one additional month severance pay for each full year of employment, if the agreement terminates due to a Target Failure or Mr. Ember's total disability.

    JUDY HIGHTOWER has been the design services manager at Carpet Barn, Inc. since joining the Company in October 1995. Ms. Hightower established the Company's first window and wallcovering division and was also responsible for designing, implementing and opening the Company's new design center and retail facility in Las Vegas. From 1991 until she joined the Company, Ms. Hightower provided similar design services to several large home builders in the Las Vegas area.

    ROBERT SMITH has extensive experience in operating and managing floor covering warehouses and distribution centers and was hired by the Company to manage and operate its warehouses and the distribution of its products in the Las Vegas market. From January 1995 until he joined the Company in June 1996, Mr Smith was the Director of Broadloom Installation for Giant Carpet in Moonachie, New Jersey, where he supervised and coordinated the installation of carpeting for thirty-eight retail stores. Prior to that, from March 1991, Mr. Smith was the Terminal Manager and Operations Consultant for Apex Express, Inc., located in New York, New York. In that capacity, Mr. Smith managed the warehousing, delivery and assembly of office furniture and exercise equipment and designed and implemented delivery and in-house assembly programs for United Stationers in Edison, New Jersey.

1997 STOCK OPTION PLAN


    The Company adopted the 1997 Stock Option Plan (the "Option Plan") on February 26, 1997 in order to provide an incentive to non-employee directors and to officers and certain other key employees of and consultants to the Company by making available to them an opportunity to acquire a proprietary interest or to increase their proprietary interest in the Company. Stockholders approved the adoption of the Option Plan on March 19, 1997. The Option Plan provides for the award of options (each an "Award") representing or corresponding to up to 1,250,000 shares of Common Stock. Any Award issued under the Option Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for Award under the Option Plan.



    The Option Plan is administered by the Committee, as defined in the Option Plan. The Committee consists of Gary Peiffer, Michael Mindlin, and Facundo Bacardi. The Committee has the full power and authority, subject to the provisions of the Option Plan, to designate participants, grant Awards and determine the terms of all Awards. The Committee has the right to make adjustments with respect to Awards granted under the Option Plan in order to prevent dilution of the rights of any holder. Non-employee directors, including members of the Committee are not eligible to receive discretionary Awards under the Option Plan but automatically receive upon becoming such a director or upon stockholder approval of the plan and each year thereafter non-qualified stock options ("NQSO's) to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Members of the Committee are disinterested within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    OPTIONS ISSUED UNDER THE OPTION PLAN. The terms of specific options are determined by the Committee. Options granted may be NQSO's or incentive stock options within the meaning of Code Section 422 ("ISO's"). The exercise price per share for a non-qualified option is subject to the determination of the Committee. Incentive stock options may not be granted at less than 100% of the fair market value at the date of grant. Each option will be exercisable for the period or periods specified in the option agreement, which will not exceed 10 years from the date of grant.

    Upon the exercise of an option, the option holder pays to the Company the exercise price plus the amount of the required Federal and state withholding taxes, if any. Options may be exercised and the withholding obligation may be paid for with cash and, with the consent of the Committee, shares of Common Stock, other securities (including options) or other property. The period after termination of employment during which an option may be exercised is as determined by the Committee. In the absence of any specific determination by the Committee, the following rules will apply. The unexercised portion of any option granted under the Option Plan will generally be terminated (a) 30 days after the date on which the optionee's employment is terminated for any reason other than
(i) cause, (ii) retirement or mental or physical disability or (iii) death; (b) immediately upon the termination of the optionee's employment for cause; (c) three months after the date on which the optionee's employment is terminated by reason of retirement or mental or physical disability; or (d)(i) 12 months after the date on which the optionee's employment is terminated by reason of the death of the employee, or (ii) three months after the date on which the optionee shall die if such death shall occur during the three-month period following the termination of the optionee's employment by reason of retirement or mental or physical disability.


    The Company has to date agreed to grant options to purchase 595,000 shares of Common Stock under the Option Plan, upon the consummation of the Offering, at an exercise price equal to the Offering Price, including options to purchase 300,000 and 125,000 shares, respectively, to Mr. Herman and Mr. Poccia and options to purchase 10,000 shares each to Messrs. Bacardi, Mindlin and Peiffer. Eligible persons may receive grants under the Option Plan in the future at the discretion of the Compensation Committee.

                              CERTAIN TRANSACTIONS


    Branin, a principal stockholder of the Company, acted as advisor in connection with the Financing as well as the concurrent private offerings of Notes and Preferred Stock of CBH. Branin acted as advisor to the Financing between CBI and First Source and for its role became entitled to receive a fee of 3% of the aggregate proceeds received by CBI from the Credit Agreement upon the consummation of the Offering. On June 2, 1995, CBH completed the concurrent offerings in the aggregate amount of $4,655,000 consisting of $1,940,000 in Notes from the Note Offering at a per Note unit price of $200,000 and $2,715,000 from the Preferred Stock Offering consisting of 2,715 shares of Preferred Stock at a per share price of $1,000 and a per Preferred Stock unit price of $250,000. For each Preferred Stock unit sold, the Company issued 36,313 shares of Common Stock, and for each Note unit sold, the Company issued 15,910 shares of Common Stock, for an aggregate of 548,683 shares of Common Stock issued in such Note Offering and Preferred Stock Offering. Branin became entitled to receive a fee of 3% of the aggregate proceeds from the Note Offering, the Preferred Stock Offering and the Credit Agreement upon the consummation of the Offering. Philip
A. Herman, the Chairman of the Board and President of the Company, is the principal of Branin. The total of such fees would be approximately $650,000. Branin has agreed to waive such fees in exchange for increasing its management consulting fees described in the next paragraph, to $20,000 per month, effective upon completion of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."



    In connection with the Preferred Stock Offering and the Financing, a finder's fee of $445,000 was paid to Michael H. Mindlin, a director of the Company. In addition, CBI entered into consulting arrangements with (a) Branin, pursuant to which CBI was obligated to pay $35,000 per month to Branin and (b) PAH Marketing, Inc. ("PAH"), a company controlled by Philip A. Herman, pursuant to which CBI was obligated to pay $5,000 per month to PAH. These arrangements were modified as of September 1, 1996 to provide for payment obligations to Branin of $10,000 per month and to discontinue obligations to PAH. As of May 15, 1997, CBI owed Branin and PAH $11,000 in respect of these obligations. In addition, CBI entered into a consulting agreement with Capital Vision Group, Inc. ("Capital"), a company controlled by Lawrence Fleischman, a former director and stockholder of the Company, pursuant to which it paid $5,000 per month to Capital from June 1995 through January 1996. These agreements were entered into for the purpose of receiving management advisory services in the areas of operations management, financing and acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    C.B. Realty, Inc. ("CB Realty"), which is owned by four stockholders of the Company (Gary Peiffer, Michael Mindlin, Facundo Bacardi and David Herman, a son of Philip Herman), acquired the land and building (the "Property") previously owned by the Predecessor Business, concurrently with the Company's acquisition of the assets of the Predecessor Business. In connection with such purchase of the Property, the Company loaned $288,000 to CB Realty, payable over a three-year period in monthly installments of $9,293, including interest at a rate of 10% per annum. CB Realty simultaneously entered into a lease agreement with the Company pursuant to which the Company leased the land and building in which it conducts its operations for a three year term with annual lease payments of approximately $100,000. Shortly before the completion of the Acquisition, environmental studies revealed certain contamination of the groundwater flowing below the Property. First Source, the lender providing the acquisition financing for the Company's purchase of the assets of the Predecessor Business, refused to provide the financing if the Property were included in the assets purchased. First Source did, however, approve the acquisition of the Property by CB Realty with funds borrowed from CBI and the leasing of the Property to CBI by CB Realty. A subsequent appraisal as of the time of completion of the Acquisition valued the Property at $1.325 million. The appraisal was expressly conditioned on, among other things, the absence of environmental problems. In light of the known environmental risk to CB Realty, its principals were only willing to pay $288,000 for the Property, which price was acceptable to First Source. The Company has received a legal opinion to the effect that the ownership structure of the Property provides substantial protection for the Company from environmental law liability with respect to the Property. As of May 15, 1997, the balance remaining on such loan was $189,700.


    On July 28, 1995, the Company purchased Steve's Floor Covering, Inc. ("Steve's"), a floor covering repairer, installer, cleaner and retailer from Steven Chesin, the Chief Operating Officer of CBI, pursuant to an asset purchase agreement (the "Steve's Agreement"). Under the Steve's Agreement, the Company purchased substantially all of the assets of Steve's in exchange for approximately $266,000. Mr. Chesin entered into an employment agreement with CBI in connection therewith. The revenues of Steve's are not expected to have a significant impact on the Company's results of operations. In 1994, the last full year prior to the Company's acquisition of Steve's, Steve's had total revenues of $686,480 and employed 25 people. See "Management--Employment Agreements."


    In May 1996, the Company incurred a liability to Branin of $46,600 as a result of interest and dividend payments on CBH securities made by Branin on behalf of CBH. Further dividend payments of $46,600 per month thereafter have been made by Branin on these securities, resulting in an obligation to Branin as of May, 15, 1997 in the amount of $605,500 in respect of these dividend payments. In May 1996, Branin paid the Company approximately $6,000 for consulting services rendered to Branin by employees of the Company.



    In May 1997, Facundo Bacardi advanced $500,000 to the Company. In addition, Mr. Bacardi purchased $1.5 million of CBH Preferred Stock in June 1995. It is anticipated that such unsecured, non-interest bearing advance will be repaid and such CBH Preferred Stock will be redeemed concurrently with the consummation of the Offering through the issuance of $2.0 million of preferred stock of the Company having economic terms substantially the same as those of the CBH Preferred Stock.


    The Company's executive offices are located at 100 Maiden Lane, New York, New York. These offices are rented by Branin, which also occupies these offices. Branin does not charge the Company rent for this space.

                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT


    The following table sets forth certain information as of April 15, 1997, regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director, nominee and Named Executive Officer of The Company and (iii) all officers and directors as a group. In addition, the table below reflects the effect of sales of Common Stock in the Offering.



                                                                             PERCENTAGE OF
                                                 NUMBER OF SHARES          OUTSTANDING SHARES
                                                   AND NATURE OF     ------------------------------
                                                    BENEFICIAL        PRIOR TO THE      AFTER THE
NAME & ADDRESS OF BENEFICIAL OWNER                   OWNERSHIP          OFFERING       OFFERING(2)
----------------------------------------------  -------------------  ---------------  -------------

Philip A. Herman(1)...........................        2,303,173              63.2%            6.8%
  c/o Branin Investments, Inc.
  100 Maiden Lane
  New York, NY 10038

Branin Investments, Inc.(3)...................          313,103               8.6             5.6
  100 Maiden Lane
  New York, NY 10038

Facundo Bacardi(4)(5).........................        1,435,996              39.4            25.5

Icarus Investments, Ltd.(4)(6)................          878,854              24.1            15.6

Michael Mindlin(4)(7).........................          144,200               4.0             2.6

Gary Peiffer(4)(8)............................           34,963             *               *

William Poccia(4).............................                0             *               *

All Directors and Executive
  Officers as group (5 persons):..............        2,303,173              63.2            35.5


------------------------

*   Less than one percent


(1) Includes an aggregate of 2,303,173 shares issued to Mr. Herman as voting trustee pursuant to a Voting Trust Agreement, dated May 30, 1995, among Mr. Herman and certain stockholders of the Company, which shares Mr. Herman is deemed to beneficially own 72,500 of such shares are held in the Voting Trust for the benefit of Mr. Herman and 313,103 of such shares are held in the Voting Trust for the benefit of Branin, of which Mr. Herman is a principal. Excludes 726 shares held by each of Richard and Ruth Herman and 15,615 shares held by David Herman, all members of the immediate family of Mr. Herman. Mr. Herman disclaims beneficial ownership of the shares held by such family members.



(2) Gives effect to the Offering and assumes the termination of the Voting Trust upon the repayment of all outstanding indebtedness under the Credit Agreement.



(3) Excludes 72,500 shares held through the Voting Trust for the benefit of Mr. Herman.



(4) Addresses are c/o Nations Flooring, Inc, 100 Maiden Lane, New York, New York 10038.



(5) Includes an aggregate of 1,218,121 shares held by various affiliates of Mr. Bacardi (including 878,854 shares held by Icarus Investments Ltd., 76,256 shares held by each of Stylish Investments Ltd. and Delphic Investments Ltd., and 186,755 shares held by Designed Investments Ltd.). All of such shares are held in the Voting Trust.

(6) Excludes shares held by Mr. Bacardi and his other affiliates. Mr. Bacardi has sole voting and dispositive power with respect to the shares of Common Stock owned by this entity. All of such shares are held in the Voting Trust.



(7) Includes 144,200 shares held by Mr. Mindlin's spouse, as to which he disclaims beneficial ownership. All of such shares are held in the Voting Trust.



(8) All of such shares are held in the Voting Trust.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


    The Company is authorized to issue 20,000,000 shares of Common Stock. As of April 15, 1997, there were an aggregate of 3,642,397 shares of Common Stock outstanding, held of record by approximately 368 holders. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK


    The Company is authorized to issue 1,000,000 shares of preferred stock, par value $.001 per share. No shares of the preferred stock are currently outstanding. The Board of Directors of the Company has the authority at any time and from time to time to establish and designate one or more additional series of preferred stock, to fix the number of shares of any series (which number may vary between series) and to fix the dividend rights and preferences, the redemption price and terms, liquidation rights, sinking fund provisions (if any), conversion provisions (if any), and the voting powers (if any). The Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock. Certain companies have used the issuance of preferred stock as an anti-takeover device and the Board of Directors of the Company could, without stockholder approval, issue preferred stock with certain voting, conversion and/or redemption rights that could discourage any attempt to obtain control of the Company in a transaction not approved by the Board of Directors. Concurrently with the consummation of the Offering, the Company intends to issue $2.0 million of its preferred stock to Facundo Bacardi, a director of the Company, to redeem the $1.5 million of CBH Preferred Stock held by him and to repay $500,000 of advances made by him to the Company in May 1997. The economic terms of such preferred stock will be substantially the same as those of the CBH Preferred Stock being redeemed. Although the Company has no current intention to issue any additional shares of preferred stock, there can be no assurance that the Company will not do so in the future.



    The Preferred Stock of Subsidiary reflected in the Company's balance sheet is CBH Preferred Stock, which, for accounting purposes, is treated as a minority interest in the Company. The CBH Preferred Stock pays dividends monthly at a rate of 12% per annum. The Company must redeem the CBH Preferred Stock upon the consummation of the Offering. Holders of the CBH Preferred Stock have voting rights equal to ten percent of the votes of the outstanding stock of CBH and vote together with the holders of CBH common stock as a single class in all matters submitted to stockholder vote.


DELAWARE ANTI-TAKEOVER LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (i) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding certain employee stock option plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Under Delaware law, the Company could have opted out of Section 203 but elected to be subject to its provisions.

CERTAIN MARKET INFORMATION


    The Company has applied for listing of the Common Stock for trading on the American Stock Exchange. Prior to this offering there has been a limited public trading market for the Common Stock which has traded since September 1995 on NASD'S Electronic Bulletin Board with negligible trading volume.


LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

    DGCL Section 102(b)(7) enables a corporation to eliminate or limit personal liability of members of its board of directors for violation of a director's fiduciary duty of care. However, the elimination of limitation may not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of law, payment of a dividend or approval of a stock repurchase which was deemed illegal, or where a director obtains an improper personal benefit.

    The Company's Certificate of Incorporation provides that a director of the Company shall, to the maximum extent permitted by Section 102(b)(7) or any successor provision or provisions, have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

    DGCL Section 145 permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the company, and, with respect to any criminal action, he had reasonable cause to believe his conduct was lawful.


    The Company's Certificate of Incorporation provides that any director or officer of the Company involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, the basis of which is alleged action or inaction by such director or officer while acting in the official capacity as director or officer of the Company or as director, trustee, officer, employee, or agent of another entity at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by DGCL 145 or any successor provision or provisions, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such indemnification as to such action or inaction shall be made by the Company only upon a determination as to whether the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, located in Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE


    The shares sold in the Offering (other than shares which may be purchased by "affiliates" of the Company) will be freely tradeable without restriction or further registration under the Securities Act. In addition, 13,750 shares, including the 12,500 shares sold by the Company in its initial public offering in 1990 (other than shares which may be purchased by affiliates of the Company), are freely tradeable without restriction or further registration under the Securities Act. Approximately 1,459,291 additional shares are available for immediate sale under Rule 144. The holders of 204,835 of these shares available for immediate sale under Rule 144 have agreed not to sell such shares prior to the second anniversary of the Offering without the consent of the Underwriters and the Company provided that 25% of such shares shall be permitted to be sold after the first anniversary of the Offering and an additional 25% of such shares shall be permitted to be sold after the eighteen month anniversary of the Offering. In addition, the holders of 205,664 of the shares available for immediate sale have agreed not to sell such shares prior to the first anniversary of the Offering, and the holders 122,726 of the shares available for immediate sale have agreed not to sell such shares prior to the six-month anniversary of the Offering. In addition, 3,718 shares will become eligible for sale pursuant to Rule 144 in August 1997. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year from the later of the date such restricted shares were acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (56,424 shares based on the number of shares to be outstanding immediately after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company.


    Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period. Restricted shares held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions.


    Further, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from the Company and the date they were acquired from an affiliate of the Company, and the person was not an affiliate for at least three months prior to the sale, such person would be entitled to sell the shares immediately without regard to volume limitations and the other conditions described above.



    No predictions can be made as to the effect, if any, that market sales of shares of existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. The prevailing market price of Common Stock after the offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders. Moreover, such sales by existing stockholders could result in a change in control of the Company.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and the Representative of the several underwriters (the "Underwriters"), the Company has agreed to sell to the Underwriters 2,000,000 shares of Common Stock. Under certain circumstances, this amount may be increased. The number of shares of Common Stock which each Underwriter has agreed to purchase is set forth opposite the name below.


UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Chatfield Dean & Co........................................................
Suncoast Capital Corp......................................................

                                                                             -----------------
Total......................................................................       2,000,000


    The Representative has advised the Company that the Underwriters propose to initially offer the shares of Common Stock to the public at the Offering Price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $. per share of common stock. The Underwriters may allow, and such dealers may allow, a discount not in excess of
$.      per share of common stock on sales to certain other dealers. After the
Offering, the Offering Price, concession and discount may be changed.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock at the Offering Price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise this option, the Underwriters will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to the Underwriters' initial amount reflected in the foregoing table.

    The Company has agreed to pay to the Underwriters a nonaccountable expense allowance of 3% of the gross proceeds of this Offering. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including expenses of counsel retained for such purpose by the Underwriters.


    In connection with the Offering, the Company has agreed to sell to the Underwriter and its designees for an aggregate of $200.00, the Underwriters' Warrants to purchase up to ten percent (10%) of the shares of Common Stock offered herein. The Underwriters' Warrants are exercisable initially at
$         per share (120% of the Offering Price) for a period of four years commencing one year from the date of this Prospectus. The Underwriters' Warrants grant to the holders thereof certain "piggyback" registration rights for a period of four years from the first anniversary of the date of this Prospectus with respect to registration under the Securities Act of the Common Stock issuable upon exercise of the Underwriters' Warrants. Pursuant to such piggyback registration rights, the Underwriters will be able to include, at the Company's expense, the Common Stock underlying the Underwriters' Warrants in any registration statement filed by the Company in the relevant period, except if the managing underwriter of any offering on behalf of the Company determines that such inclusion would impair its ability to sell securities on behalf of the Company and except that such piggyback registration rights shall not apply to registration statements filed by the Company in connection with stock option or similar employee plans or in connection with mergers or similar transactions.

    The Company has agreed to issue 20,000 shares of Common Stock to Robert Rubin upon completion of the Offering in consideration of his introduction of the Representative to the Company and his assistance in obtaining certain lock-up agreements required by the Underwriters.


    All directors, officers and 5% stockholders of the Company have agreed with the Underwriters not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock prior to the expiration of periods ranging from 12 to 24 months from the date of this Prospectus without the prior written consent of the Representative and the Company.


    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.



    If the Underwriters create a short position in the Common Stock in connection with this offering, I.E, if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



    The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this Offering.



    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.



    Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


    Prior to this Offering, there has been a limited public market for the Common Stock of the Company. The Offering Price will be determined through negotiations among the Company and the Representative. Among the factors considered in determining the Offering Price, in addition to prevailing market conditions, are the financial condition of the Company, the history of, and the prospects for, the Company and the industry in which it competes and an assessment of the Company's management. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the Offering Price. The Representative is subject to the supervision of various governmental and self-regulatory organizations as well as certain capital requirements. Such regulatory authorities periodically investigate and audit the activities of broker-dealers, such as the Representative. In the event the Representative is required to curtail or cease operations as a result of administrative actions instituted by the regulatory authorities or because of lack of capital, the price and liquidity of the Common Stock may be affected by the reduced participation or complete absence of such Representative from the market.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Herzfeld & Rubin, P.C., New York, New York. Stroock & Stroock & Lavan LLP, New York, New York has acted as counsel for the Underwriters in connection with the Offering.


                                    EXPERTS

    The Financial Statements of Carpet Barn ("Predecessor Business") and the Consolidated Financial Statements of Nations Flooring, Inc. and subsidiaries included in this Prospectus and in the Registration Statement have been audited by McGladrey & Pullen, LLP, independent public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                             NATIONS FLOORING, INC.
                            (A DELAWARE CORPORATION)



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



INDEPENDENT AUDITOR'S REPORT....................................................  F-2

CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets...................................................  F-3
  Consolidated statements of operations.........................................  F-4
  Consolidated statement of stockholders' equity--Successor Business............  F-5
  Consolidated statement of stockholder's equity--Predecessor Business..........  F-6
  Consolidated statements of cash flows.........................................  F-7
  Notes to consolidated financial statements....................................  F-9

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors



Nations Flooring, Inc.



(A Delaware Corporation)



New York, New York



    We have audited the accompanying consolidated balance sheets of Nations Flooring, Inc. and subsidiaries (Successor Business) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from commencement of operations (June 2, 1995) to December 31, 1995 and for the year ended December 31, 1996. We have also audited the accompanying statement of operations, stockholder's equity and cash flows for Carpet Barn, Inc., a Nevada corporation (Predecessor Business), for the period from January 1, 1995 to June 1, 1995, and for the year ended December 31, 1994. These financial statements are the responsibility of the respective Successor and Predecessor Companies' managements. Our responsibility is to express an opinion on the respective financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.



    In our opinion, the Successor Business consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nations Flooring, Inc. and subsidiaries, as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the period from commencement of operations (June 2, 1995) to December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the Predecessor Business financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 1995 to June 1, 1995, and for the year ended December 31, 1994, in conformity with generally accepted accounting principles.




                                                       -------------------------
                                                         McGladrey & Pullen, LLP



Las Vegas, Nevada



February 19, 1997, except for the Recapitalization in Note 1 and Note 13 as to which the date is March 19, 1997.



    The above form of auditors report represents the form of report that McGladrey & Pullen, LLP would be willing to issue assuming the consummation of the merger pursuant to which Ragar Corp. will reincorporate in Delaware, change its name to Nations Flooring, Inc. and effect a one-to-four reverse stock split of Ragar Corp.'s common stock, all as described in Note 1, had taken place. The merger is expected to occur prior to the effective date of the Company's planned offering of 2,000,000 common shares.



                                          McGladrey & Pullen, LLP



Las Vegas, Nevada



May 15, 1997

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



                          CONSOLIDATED BALANCE SHEETS



                                                                      DECEMBER 31,   DECEMBER 31,     MARCH 31,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
ASSETS (Note 6)
Current Assets
  Cash..............................................................  $     693,356  $     335,130  $     215,879
  Accounts receivable, less allowance for doubtful accounts 1995
    $44,000, 1996 $347,000, 1997 $352,000 (Note 8)..................      3,467,282      3,281,236      2,731,336
  Due from employee.................................................       --               63,104         43,920
  Inventory.........................................................        638,295        709,627        523,931
  Current portion of related party note receivable (Note 12)........        132,800        169,169        178,754
  Deferred public offering costs....................................       --              155,721        291,324
  Prepaid expenses and other........................................         61,637        168,588        466,812
                                                                      -------------  -------------  -------------
        Total current assets........................................      4,993,370      4,882,575      4,451,956
                                                                      -------------  -------------  -------------
Related party note receivable, less current portion (Note 12).......        146,736         45,327         18,357
Equipment and leasehold improvements, net (Note 4)..................        415,738        549,349        497,980
Intangible assets, net (Note 5).....................................     18,769,810     17,666,327     17,447,018
                                                                      -------------  -------------  -------------
                                                                      $  24,325,654  $  23,143,578  $  22,415,311
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note payable (Note 6).............................................  $   1,865,604  $   2,879,581  $   2,749,272
  Subordinated notes payable (Note 7)...............................        515,422       --              534,000
  Current maturities of long-term debt (Note 6).....................      3,527,862      8,781,519      7,907,000
  Accounts payable..................................................      1,799,764      2,250,206      1,782,128
  Due to principal shareholder (Note 12)............................       --              390,038        580,690
  Accrued expenses..................................................        448,835        413,004        362,982
  Customer deposits.................................................        592,496        916,480      1,089,707
                                                                      -------------  -------------  -------------
        Total current liabilities...................................      8,749,983     15,630,828     15,005,779
                                                                      -------------  -------------  -------------
Deferred Income Taxes (Note 9)......................................         35,616         91,000        126,000
Long-Term Debt, less current maturities (Note 6)....................      8,811,558        110,815        103,251
                                                                      -------------  -------------  -------------
Minority Interest: Preferred Stock of Subsidiary....................      2,759,619      3,117,274      3,117,274
                                                                      -------------  -------------  -------------
Commitments and Contingencies (Notes 11 and 12)
Stockholders' Equity (Notes 6 and 13)
  Preferred stock, $.001 par value, authorized 1,000,000 shares;
    issued 1995, 1996 and 1997 0 shares.............................       --             --             --
  Common stock, $.001 par value, authorized 20,000,000 shares;
    issued 1995 3,733,036 shares; 1996 and 1997 3,787,647 shares....          3,733          3,788          3,788
  Additional paid-in capital........................................      3,684,942      3,862,232      3,862,232
  Retained earnings.................................................        280,203        333,451        202,797
                                                                      -------------  -------------  -------------
                                                                          3,968,878      4,199,471      4,068,817
  Less cost of treasury stock (145,250 shares) (Note 12)............       --                5,810          5,810
                                                                      -------------  -------------  -------------
                                                                          3,968,878      4,193,661      4,063,007
                                                                      -------------  -------------  -------------
                                                                      $  24,325,654  $  23,143,578     22,415,311
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------



                See Notes to Consolidated Financial Statements.

                     NATIONS FLOORING INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                  PREDECESSOR BUSINESS                    NATIONS FLOORING, INC.
                              ----------------------------  --------------------------------------------------
                                              JANUARY 1,     JUNE 2, 1995                  THREE MONTHS ENDED
                               YEAR ENDED        1995             TO         YEAR ENDED        MARCH 31,
                              DECEMBER 31,    TO JUNE 1,     DECEMBER 31,   DECEMBER 31,  --------------------
                                  1994           1995            1995           1996        1996       1997
                              ------------  --------------  --------------  ------------  ---------  ---------
                                                                                              (UNAUDITED)
Sales (Note 8)..............   $42,506,987   $ 16,362,727    $ 23,979,879    $42,414,364  $9,764,955 $9,258,004
Cost of sales...............   31,665,636      11,344,430      17,962,416    31,321,924   7,084,927  6,833,143
                              ------------  --------------  --------------  ------------  ---------  ---------
      Gross profit..........   10,841,351       5,018,297       6,017,463    11,092,440   2,680,028  2,424,861
Selling, general and
  administrative expenses:
  Related party consulting
    fees (Note 12)..........       --             --              315,000       365,000     125,000     30,000
  Related party rent expense
    (Note 11)...............       --             --               58,499       100,284      25,071     25,071
  Other.....................    5,265,138       1,280,445       2,855,540     7,004,284   1,411,944  1,633,865
                              ------------  --------------  --------------  ------------  ---------  ---------
                                5,265,138       1,280,445       3,229,039     7,469,568   1,562,015  1,688,936
                              ------------  --------------  --------------  ------------  ---------  ---------
Amortization and
  depreciation..............       28,442          14,195         685,233     1,255,770     319,015    323,104
                              ------------  --------------  --------------  ------------  ---------  ---------
      Operating income......    5,547,771       3,723,657       2,103,191     2,367,102     798,998    412,821
Other income (expense):
  Miscellaneous income......       44,681          19,892          20,024        18,454       4,509      3,466
  Interest expense..........      (16,414)         (6,405)     (1,385,022)   (1,477,614)   (414,993)  (402,141)
  Loss on sale of securities
    (Note 10)...............     (656,262)        --              --             --          --         --
  Loss on disposal of
    equipment...............      (31,435)        --              --             --          --         --
                              ------------  --------------  --------------  ------------  ---------  ---------
Income before taxes and
  dividends to preferred
  stockholders of
  subsidiary................    4,888,341       3,737,144         738,193       907,942     388,514     14,146
Provision for income taxes
  (Note 9)..................       --             --              254,595       317,000     134,750      5,000
                              ------------  --------------  --------------  ------------  ---------  ---------
      Income before
        dividends to
        preferred
        stockholders of
        subsidiary..........   $4,888,341    $  3,737,144    $    483,598    $  590,942   $ 253,764  $   9,146
Dividends to preferred
  stockholders of subsidiary
  (Note 3)..................       --             --              203,395       537,694     124,200    139,800
                              ------------  --------------  --------------  ------------  ---------  ---------
      Net income (loss).....    4,888,341       3,737,144         280,203        53,248     129,564   (130,654)
                              ------------  --------------  --------------  ------------  ---------  ---------
                              ------------  --------------  --------------  ------------  ---------  ---------
Net income (loss) per common
  share.....................                                 $       0.08    $     0.01   $    0.04      (0.03)
Unaudited Proforma
  Information:
Net income before taxes.....   $4,888,341    $  3,737,144
Proforma income tax
  expense...................    1,662,036       1,270,629
                              ------------  --------------
Proforma net income after
  taxes.....................   $3,226,305    $  2,466,515
                              ------------  --------------
                              ------------  --------------


                See Notes to Consolidated Financial Statements.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES



                            (A DELAWARE CORPORATION)



       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY--SUCCESSOR BUSINESS COMMENCEMENT OF OPERATIONS (JUNE 2, 1995) TO DECEMBER 31, 1995 AND THE YEAR
                            ENDED DECEMBER 31, 1996



                                                       COMMON STOCK
                                                  ----------------------   ADDITIONAL
                                                    SHARES                  PAID-IN      RETAINED   TREASURY
                                                  OUTSTANDING   DOLLARS     CAPITAL      EARNINGS     STOCK       TOTAL
                                                  -----------  ---------  ------------  ----------  ---------  ------------
Issuance of common stock for initial
  capitalization................................         209   $       2  $    925,055      --         --      $    925,057
Recapitalization/exchange including issuance of
  common stock for acquisition costs of
  $1,157,393 (Note 2)...........................   3,631,042       3,629     2,324,045      --         --         2,327,674
Exchange of subordinated debt for common stock
  (Note 7)......................................      58,571          59       247,003      --         --           247,062
Issuance of common stock........................      43,214          43       188,839      --         --           188,882
Net income......................................      --          --           --          280,203     --           280,203
                                                  -----------  ---------  ------------  ----------  ---------  ------------
Balance, December 31, 1995......................   3,733,036       3,733     3,684,942     280,203     --         3,968,878
Issuance of common stock........................      54,611          55       177,290      --         --           177,345
Purchase of treasury stock (145,250 shares)
  (Note 12).....................................      --          --           --           --         (5,810)       (5,810)
Net income......................................      --          --           --           53,248     --            53,248
                                                  -----------  ---------  ------------  ----------  ---------  ------------
Balance, December 31, 1996......................   3,787,647   $   3,788  $  3,862,232  $  333,451  ($  5,810) $  4,193,661
                                                  -----------  ---------  ------------  ----------  ---------  ------------
                                                  -----------  ---------  ------------  ----------  ---------  ------------


                See Notes to Consolidated Financial Statements.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



      CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY--PREDECESSOR BUSINESS YEAR ENDED DECEMBER 31, 1994 AND PERIOD FROM JANUARY 1, 1995 TO JUNE 1, 1995



                                                                    COMMON STOCK
                                                             --------------------------
                                                                 SHARES                    RETAINED
                                                               OUTSTANDING     DOLLARS     EARNINGS         TOTAL
                                                             ---------------  ---------  -------------  -------------
Balance, December 31, 1993.................................           100     $  50,000  $   1,201,531  $   1,251,531
  Dividends paid...........................................        --            --         (5,352,092)    (5,352,092)
  Net income...............................................        --            --          4,888,341      4,888,341
                                                                      ---     ---------  -------------  -------------
Balance, December 31, 1994.................................           100        50,000        737,780        787,780
  Dividends paid...........................................        --            --         (2,400,000)    (2,400,000)
  Net income...............................................        --            --          3,737,144      3,737,144
                                                                      ---     ---------  -------------  -------------
Balance, June 1, 1995......................................           100     $  50,000  $   2,074,924  $   2,124,924
                                                                      ---     ---------  -------------  -------------
                                                                      ---     ---------  -------------  -------------

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                          PREDECESSOR BUSINESS
                                      ----------------------------      NATIONS FLOORING, INC.
                                                      JANUARY 1,    -------------------------------    THREE MONTHS ENDED
                                       YEAR ENDED        1995                           YEAR ENDED         MARCH 31,
                                      DECEMBER 31,    TO JUNE 1,     JUNE 2, 1995 TO   DECEMBER 31,  ----------------------
                                          1994           1995       DECEMBER 31, 1995      1996         1996        1997
                                      ------------  --------------  -----------------  ------------  -----------  ---------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers......   $42,803,429   $ 15,378,509      $23,148,474      $42,924,394  $10,049,458  $9,981,131
  Cash paid to suppliers and
    employees.......................  (36,757,286)    (13,629,493)     (19,145,259)    (38,276,238)   (9,371,759) (9,144,095)
  Cash dividends to preferred
    stockholders of subsidiary......       --             --              (161,995)       (160,000)     (129,800)    --
  Interest paid.....................      (16,414)         (6,405)        (130,171)        (59,469)       (6,028)    (7,602)
  Income taxes paid.................       --             --              (374,000)       (138,800)      --          --
  Miscellaneous income received.....       44,681          19,892           20,024          18,455         4,509      3,466
                                      ------------  --------------  -----------------  ------------  -----------  ---------
      Net cash provided by operating
        activities..................    6,074,410       1,762,503        3,357,073       4,308,342       546,380    832,900
                                      ------------  --------------  -----------------  ------------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Advances to employees and related
    parties.........................       --             --              (338,035)       (327,403)      (13,843)    11,499
  Purchase of equipment and
    leasehold improvements..........      (62,052)        --              (108,237)       (231,190)      (24,162)   (23,631)
  Payments for acquisition of net
    assets of Predecessor
    Business........................       --             --           (19,257,524)         --           --          --
  Payments for acquisition of net
    assets of Steve's Floor
    Covering........................       --             --              (266,722)         --           --          --
  Acquisition cost expenditures.....       --             --               (96,552)         --           --         (28,795)
  Proceeds from sale of equipment...       --              72,076           19,000          --           --          --
  Net cash flows from investments in
    securities......................     (656,262)        --               --               --           --          --
                                      ------------  --------------  -----------------  ------------  -----------  ---------
      Net cash provided by (used in)
        investing activities........     (718,314)         72,076      (20,048,070)       (558,593)      (38,005)   (40,927)
                                      ------------  --------------  -----------------  ------------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on note payable..........       --             --            (1,827,722)     (3,879,595)     (869,059) (1,302,537)
  Principal payment on subordinated
    notes payable...................       --             --              (560,000)       (560,000)      --          --
  Minority interest: issuance of
    preferred stock of subsidiary...       --             --             1,842,781         357,655       --          --
  Proceeds from issuances of common
    stock...........................       --             --               188,882         162,345       --          --
  Cash dividends paid...............   (5,352,092)     (2,400,000)         --               --           --          --
  Principal payments on long-term
    debt............................      (18,532)         (8,156)          (8,102)        (26,849)       (6,404)    (7,084)
  Purchase of treasury stock........       --             --               --               (5,810)      --          --
  Cash payment for deferred offering
    costs...........................       --             --               --             (155,721)      --        (135,603)
  Proceeds from long-term debt......       --             --            14,000,000          --           --          --
  Proceeds from note payable........       --             --             1,152,532          --           --         534,000
  Proceeds from subordinated notes
    payable.........................       --             --             1,569,364          --           --          --
  Proceeds from issuance of stock in
    connection with capitalization
    of Company......................       --             --             1,939,237          --           --          --
  Debt issuance costs...............       --             --              (912,619)         --           --          --
                                      ------------  --------------  -----------------  ------------  -----------  ---------
      Net cash provided by (used in)
        financing activities........   (5,370,624)     (2,408,156)      17,384,353      (4,107,975)     (875,463)  (911,224)
                                      ------------  --------------  -----------------  ------------  -----------  ---------
      Net increase (decrease) in
        cash........................      (14,528)       (573,577)         693,356        (358,226)     (367,088)  (119,251)
Cash, beginning.....................      679,921         665,393          --              693,356       693,356    335,130
                                      ------------  --------------  -----------------  ------------  -----------  ---------
Cash, ending........................   $  665,393    $     91,816      $   693,356      $  335,130   $   326,268  $ 215,879
                                      ------------  --------------  -----------------  ------------  -----------  ---------
                                      ------------  --------------  -----------------  ------------  -----------  ---------



                See Notes to Consolidated Financial Statements.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                              PREDECESSOR BUSINESS
                                          ----------------------------      NATIONS FLOORING, INC.
                                                          JANUARY 1,    -------------------------------   THREE MONTHS ENDED
                                           YEAR ENDED        1995                           YEAR ENDED        MARCH 31,
                                          DECEMBER 31,    TO JUNE 1,     JUNE 2, 1995 TO   DECEMBER 31,  --------------------
                                              1994           1995       DECEMBER 31, 1995      1996        1996       1997
                                          ------------  --------------  -----------------  ------------  ---------  ---------
                                                                                                             (UNAUDITED)
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
  Net income (loss).....................   $4,888,341    $  3,737,144     $     280,203     $   53,248   $ 129,564  $(130,654)
  Depreciation..........................       28,442          14,195            44,121        177,344      36,498     75,000
  Amortization..........................       --             --                641,620      1,078,426     282,516    248,105
  Accretion of discount on subordinated
    notes payable.......................       --             --                326,058         44,578      33,434     --
  Deferred income taxes.................       --             --                 35,616         55,384      14,226     35,000
  Provision for bad debts...............       --               5,633            44,000        302,900      16,000     56,645
  Interest added to note payable........       --             --                790,795      1,393,571     364,456    297,229
  Common stock issued in lieu of
    interest............................       --             --               --              (15,000)     15,000     --
  Loss of sale of securities............      656,262         --               --               --          --         --
  Rent expense in lieu of note
    receivable payments to Realty.......       --             --                 58,499        100,284      25,071     25,071
  Other.................................       31,435         --               --               25,056      --         --
CHANGES IN ASSETS AND LIABILITIES:
  (Increase) decrease in accounts
    receivable..........................      342,098        (603,294)       (1,060,247)      (116,854)    154,184    493,255
  (Increase) decrease in inventory......     (141,066)        (87,620)         (161,757)       (71,332)     91,174    185,758
  (Increase) in prepaid expenses........                                        (61,637)      (262,672)    (37,659)  (298,224)
  Increase (decrease) in accounts
    payable.............................      234,123        (599,153)        1,746,045        450,442    (651,805)  (468,079)
  Increase in due to principal
    shareholder.........................       --             --               --              619,094      --        190,652
  Increase (decrease) in accrued
    expenses............................       80,431        (323,478)          444,915        (35,832)    (39,571)   (49,885)
  Increase (decrease) in customer
    deposits............................      (45,656)       (380,924)          228,842        323,984     108,292    173,227
                                          ------------  --------------  -----------------  ------------  ---------  ---------
      NET CASH PROVIDED BY OPERATING
        ACTIVITIES......................   $6,074,410    $  1,762,503     $   3,357,073     $4,308,342   $ 546,380  $ 832,900
                                          ------------  --------------  -----------------  ------------  ---------  ---------
                                          ------------  --------------  -----------------  ------------  ---------  ---------


                See Notes to Consolidated Financial Statements.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES



    RECAPITALIZATION



    Nations Flooring, Inc. (Nations or the Company) is conducting a public offering of 2,000,000 shares of common stock. An agreement of merger and equity restructuring has been approved by management and the shareholders on March 19, 1997. The merger will be consummated prior to the effective date of the public offering. The agreement provides for the merger of Ragar Corp. with and into Nations Flooring, Inc., (a newly-formed, wholly-owned subsidiary of Ragar Corp. incorporated in Delaware). Nations will be the surviving corporation after the merger. The agreement provides that all assets, liabilities, property, rights, liabilities and obligations of Ragar Corp. would be transferred to and assumed by Nations.



    In the merger, each four (4) shares of Ragar Corp. common stock will be exchanged for one (1) share of Nations common stock. The effect of this exchange will be similar to a one for four reverse stock split of Ragar Corp. Accordingly, all references to shares of the Company's common stock in the accompanying financial statements and footnotes have been restated to reflect this one for four reverse stock split as though it had occurred in the earliest period presented (June 2, 1995). The Company will have 20,000,000 authorized shares of common stock after the merger is consummated.



    NATURE OF BUSINESS



    Ragar Corp. (Successor Business or Ragar) was organized under the laws of the state of New York on July 19, 1988. Ragar Corp. had substantially no operations prior to its exchange, on June 2, 1995, in a reverse acquisition with Carpet Barn Holdings, Inc., (CBH), which was organized under the laws of the State of Delaware on May 26, 1995 (see Note 2). CBH and its wholly owned subsidiary, Carpet Barn, Inc., (CBI), a Delaware corporation, were formed for the purpose of acquiring the assets and operations of Carpet Barn, Inc., a Nevada Corporation (Predecessor Business), a retail carpet sales and installation outlet located in Las Vegas, Nevada. The Company began operations on June 2, 1995, the date of acquisition, as described in Note 2.



    The Company is also related, through common ownership, to C. B. Realty of Delaware, Inc. (Realty).



    The Company sells floor coverings, primarily carpet, to the new home and retail replacement markets primarily in southern Nevada.



    A summary of the Company's significant accounting policies follows. Unless specifically discussed, the accounting policies apply to both Nations (and its subsidiaries) and the Predecessor Business.



    The results of operations of the Company are not comparable to those of the Predecessor Business, due primarily to the amortization of intangible assets and interest expense incurred on the acquisition debt. Also, the Predecessor Business financial statements contain no provision for income taxes.



    BASIS OF PRESENTATION



    On June 2, 1995, the Company acquired all of the common stock of CBH in an exchange (the Exchange) by the holders of such common stock for newly issued common stock of the Company, representing 92% of the Company's common stock outstanding after the Exchange. For financial reporting and accounting purposes, the Exchange was recorded as a reverse acquisition, with CBH as the accounting acquirer. In a reverse acquisition, the accounting acquirer is treated as the surviving entity, even though the Company's legal existence does not change and the financial statement titles refer to the Company, not the

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


accounting acquirer. The accounting acquirer treats the Exchange similar to a purchase acquisition. As a result, the historical financial information presented is CBH's and not the Company's, as previously reported. The operating results of the Company are included with those of CBH after June 2, 1995, the date of the Exchange. See Note 2 for further discussion of the Exchange.



    UNAUDITED FINANCIAL STATEMENTS



    The accompanying financial statements as of March 31, 1997 and for the periods ended March 31, 1996 and 1997 are unaudited and have been prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In management's opinion, the accompanying consolidated financial statements reflect all material adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. The results for the interim period ended March 31, 1997 are not necessarily indicative of the results which will be reported for the entire year. Any disclosure related to events occuring subsequent to February 19, 1997, except for the Recapitalization in Note 1 and Note 13 as to which the date is March 19, 1997, are unaudited.



    PRINCIPLES OF CONSOLIDATION



    The Successor Business consolidated financial statements include the accounts of the Company and its subsidiaries, CBH and CBI. All material intercompany accounts and transactions are eliminated in consolidation. The minority interest in the accompanying consolidated financial statements represents the preferred stock of CBH not owned by the Company. The CBH preferred stock dividends are included as a charge on the consolidated income statements.



    The preferred stock is divided into two classes, one designated as Series A and the other undesignated. The Series A preferred stockholders have an aggregate of 6% of the votes of the outstanding shares of the common stock of CBH. The other preferred stockholders have an aggregate of 10% of the votes of the outstanding shares of the common stock of CBH. Both classes of preferred stock contain the identical provisions as described below.



    In the event CBH is liquidated, no distributions shall be made to the holders of shares of stock ranking junior to the preferred stock, unless, prior thereto, the holders of shares of preferred stock shall have received a liquidation preference payment of $1,000 per share plus all accrued and unpaid dividends through the date of such payment. Also, until all accrued and unpaid dividends and distributions on preferred stock have been paid in full, CBH shall not declare or pay dividends on, make any other distributions on, or redeem, purchase or otherwise acquire for consideration any shares of stock ranking junior to the preferred stock.



    The preferred stock may be redeemed at the option of the Board of Directors at a call price per share equal to its stated value plus any accrued and unpaid dividends through the date of redemption. If no call has been made, CBH is required to call the preferred stock for redemption at the call price on a date not later than seven days after the closing of an underwritten public offering.



    The preferred shares were issued in units that included shares of the common stock of the Company. The proceeds of the units attributable to the common stock element resulted in recording the issuance of

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


the preferred stock at a discount from their face amount of $1,380,381 and $1,542,726 at December 31, 1995 and 1996, respectively.



    The preferred stock was issued as follows:



                                                                           SHARES        AMOUNT
                                                                         -----------  ------------
June 2, 1995...........................................................       2,715   $  1,770,563
November 30, 1995......................................................       1,425        989,056
                                                                              -----   ------------
  Balance at December 31, 1995.........................................       4,140      2,759,619

April 30, 1996.........................................................         520        357,655
                                                                              -----   ------------
  Balance at December 31, 1996.........................................       4,660      3,117,274
                                                                              -----   ------------
                                                                              -----   ------------



    CASH



    During the periods presented, the Company and the Predecessor Business maintained cash balances which, at times, were in excess of federally insured limits. The Company has experienced no losses in such accounts. At December 31, 1996 the Company's cash balances were maintained at financial institutions in Nevada and Illinois.



    INVENTORY



    Inventory consists primarily of carpet and vinyl and is stated at the lower of cost (first-in, first-out method) or market.



    EQUIPMENT AND LEASEHOLD IMPROVEMENTS



    Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is provided on the straight-line and accelerated methods for financial reporting purposes. Amortization is provided on the straight-line basis over the shorter of the economic life of the asset or the lease term. Estimated useful lives for financial reporting purposes are as follows:



                                                                                            YEARS
                                                                                            -----
Furniture and equipment................................................................           7
Autos and trucks.......................................................................           5
Leasehold improvements.................................................................         3-5



    INTANGIBLES



    Cost in excess of net assets of the business' acquired in connection with the Company's acquisitions (see Note 2) is being amortized by the straight-line method over twenty-five years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company does not believe that an impairment of its goodwill has occurred based on an evaluation of operating income, cash flows and business prospects.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    The Company incurred financing costs related to the bank financing obtained in connection with the acquisition of the Predecessor Business (see Note 2). These costs are being amortized on the effective interest method over the term of the debt.



    The Company also entered into a covenant not-to-compete in connection with the acquisition of the Predecessor Business (see Note 2). The covenant is being amortized on the straight-line method over the five-year term of the agreement.



    INCOME TAXES



    The Company provides for deferred taxes on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.



    The Predecessor Business, with the consent of its stockholder, elected to be taxed under sections of the federal tax law which provide that, in lieu of corporation income taxes, the stockholder separately accounted for the Predecessor Business' items of income, deduction, losses and credits. Therefore, the Predecessor Business financial statements do not include any provision for corporation income taxes.



    VENDOR COOP MARKETING AND PURCHASE DISCOUNTS



    The Company participates in various advertising and marketing programs with suppliers. Certain of the Company's costs incurred in connection with these programs are reimbursed. The Company records these reimbursements when earned. The Company also records accounts payable net of anticipated purchase discounts.



    EARNINGS PER COMMON SHARE



    Earnings per share is computed based on the weighted average number of common shares outstanding during the period and the net income for the period. There were no common stock equivalents outstanding during the period from June 2, 1995 to December 31, 1995 and for the year ended December 31, 1996.



    Effective for financial statements issued after December 15, 1997, the Company will be required to implement FASB Statement No. 128, Earnings per Share. The Statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company has not determined what effect, if any, this new pronouncement will have on the Company's EPS presentations.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    SUPPLEMENTAL NET INCOME PER COMMON SHARE



    The supplemental net income per common share has been calculated using the number of shares used to calculate net income per common share, plus the effect of the estimated shares to be issued in the Company's planned Offering (1,262,810) which would be necessary to fund the repayment of $7,640,000 of the First Source indebtedness, plus the effect of the estimated shares to be issued in the Offering (522,314) which would be necessary to redeem $3,160,000 of preferred stock issued by CBH. Interest expense related to the reduction of indebtedness was $475,727 for the period June 2, 1995 to December 31, 1995, $815,875 for the year ended December 31, 1995 on a pro forma basis, and $818,626 for the year ended December 31, 1996 and $205,324 and $202,311, respectively for the three months ended March 31, 1996 and 1997. Preferred stock dividends related to preferred stock of CBH, which is to be redeemed upon completion of the Offering, were $203,395 for the period June 2, 1995 to December 31, 1995, $339,395 for the year ended December 31, 1995 on a pro forma basis, and $537,694 for the year ended December 31, 1996 and $124,200 and $139,800, respectively for the three months ended March 31, 1996 and 1997. Supplemental net income per common share was $0.18 for the period June 2, 1995 to December 31, 1995 and $0.52 for the year ended December 31, 1995 on a pro forma basis, and $0.25 for the year ended December 31, 1996 and $0.08 and $0.04, respectively for the three months ended March 31, 1996 and 1997.



    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    REVENUE RECOGNITION



    Revenue is recorded for commercial and retail floor covering sales upon installation.



    ADVERTISING



    All costs related to marketing and advertising the Company's products are expensed in the period incurred.



    Advertising expense consists of the following:



    PREDECESSOR BUSINESS
----------------------------      NATIONS FLOORING, INC.
                JANUARY 1,    -------------------------------
 YEAR ENDED        1995                           YEAR ENDED
DECEMBER 31,    TO JUNE 1,     JUNE 2, 1995 TO   DECEMBER 31,
    1994           1995       DECEMBER 31, 1995      1996
------------  --------------  -----------------  ------------
 $  348,828     $  125,452       $   206,421      $  597,960
------------  --------------        --------     ------------
------------  --------------        --------     ------------

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    RECLASSIFICATION



    Certain 1994 and 1995 balances have been reclassified to correspond to the balance sheet, statements of income, and cash flows classifications for 1996. These reclassifications have no effect on stockholders' equity.



    FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying amounts of financial instruments including cash, accounts receivable, employee and other receivables, subordinated notes payable, note payable, accounts payable, due to principal stockholder, and accrued expenses approximate their fair values because of their short maturities.



    The carrying amounts of long-term debt and the related party note receivable approximate their fair values because the interest rates on these instruments are at market rates.



    ACCOUNTING FOR THE IMPARIMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS
     TO BE DISPOSED OF



    The Financial Accounting Standards Board issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Statement No. 121 is effective for the Company December 31, 1996 and establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets, and certain identifiable intangibles to be disposed of.



    The Company's management has determined there was no impairment of long-lived assets, including identifiable intangibles, at December 31, 1996.



    ACCOUNTING FOR STOCK-BASED COMPENSATION



    In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans, such as stock options and stock purchase plans. The statement generally suggests but does not require stock-based compensation arrangements for employees be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Stock-based compensation for nonemployees is required to be accounted for at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.. Companies that do not elect to change their accounting for stock-based compensation for employees are required to disclose the effect on net income and earnings per share as if the provision of Statement No. 123 were applied. The Company has decided not to adopt the accounting provision of this Statement.



NOTE 2. ACQUISITIONS



    On June 2, 1995, the Company acquired all of the common stock of CBH in an exchange by the holders of such common stock for 3,340,750 newly issued shares of common stock of the Company, representing 92% of the Company's common stock outstanding after the Exchange. The Company had no operations prior to the acquisition of the Predecessor Business. Its only asset was approximately $860,000 of cash and it had immaterial liabilities.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 2. ACQUISITIONS (CONTINUED)


    Concurrent with CBH's stock exchange with the Company, CBI executed an "Asset Purchase Agreement" to acquire certain assets net of assumed liabilities of the Predecessor Business, for a cash purchase price of $19,257,524. The acquisition was accounted for as a purchase.



    On July 28, 1995, the Company purchased the net assets of Steve's Floor Covering, Inc. for approximately $267,000. The acquisition was accounted for as a purchase.



    Unaudited pro forma results of operations for the year ended December 31, 1995 of the Company assuming the acquisitions occurred on January 1, 1995 are presented below. Pro forma adjustments made to the historical results of operations consist principally of the amortization of intangible assets and interest expense related to the acquisition financing and income taxes.



Net sales......................................................  $40,343,000
Gross profit...................................................  $11,035,000
Net income.....................................................  $1,500,000
Net income per common share....................................  $     0.10



    The net income per common share was computed based on the 3,645,791 weighted average common shares outstanding during the period from June 2, 1995 to December 31, 1995.



    The above pro forma information does not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred on January 1, 1995.



NOTE 3. LIQUIDITY AND MANAGEMENT'S PLANS



    The Company is in violation of certain debt covenants relating to its primary credit agreement with First Source. The covenants have not been waived by First Source. First Source has continued to allow the Company to borrow the full capacity under the working capital portion of the credit agreement, and the Company has received no indication from the lender that it intends to accelerate the maturity of the debt. The credit agreement requires quarterly principal payments of $875,000 and interest is accrued and added to the note balance (Note
6).



    Management plans with respect to its future financing needs is as follows:



    On February 19, 1997, the Company obtained a commitment from FINOVA Capital Corporation for a $12,500,000 credit facility which includes a $7,000,000 term loan and a $5,500,000 revolving line of credit both bearing interest at a rate which is approximately 0.75 percent lower than the Company's current credit agreement. The credit facility would allow the Company to pay off the First Source credit facility and allow additional revolving credit. The agreement would require quarterly principal payments of $325,000 on the term note payable. The credit facility funding is subject to the successful completion of the above mentioned public offering of common stock and the commitment expires April 30, 1997. The Company has paid FINOVA $41,666, representing 33% of the loan fee.



    On May 2, 1997 the Company paid FINOVA $15,000 to extend the commitment to June 15, 1997.



    The Company's long-term plans include a growth strategy through selected acquisitions and adding other markets. The Company has a letter of intent to purchase Nonn's Flooring, Inc., a Madison Wisconsin commercial and retail floor covering company. The Company obtained a commitment from FINOVA

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 3. LIQUIDITY AND MANAGEMENT'S PLANS (CONTINUED)


Capital Corporation to participate in future acquisitions through working capital financing, subject to the independent evaluation of each acquisition by FINOVA. The acquisition of Nonn's Flooring, Inc. is subject to the successful completion of the above mentioned public offering of common stock.



NOTE 4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS



    Equipment and leasehold improvements consist of the following at December
31:



                                                                           1995        1996
                                                                        ----------  ----------
Furniture and equipment...............................................     378,494     556,430
Autos and trucks......................................................      65,165     112,334
Leasehold improvements................................................      16,200     102,050
                                                                        ----------  ----------
                                                                           459,859     770,814
Less accumulated depreciation and amortization........................      44,121     221,465
                                                                        ----------  ----------
                                                                        $  415,738  $  549,349
                                                                        ----------  ----------
                                                                        ----------  ----------



NOTE 5. INTANGIBLE ASSETS



    Intangible assets consist of the following at December 31:



                                                                     1995           1996
                                                                 -------------  -------------
Cost in excess of net assets of business' acquired, including costs incurred in connection with business acquisitions......  $  17,923,811  $  17,898,754
Covenant not-to-compete........................................        575,000        575,000
Debt issuance costs............................................        912,619        802,500
                                                                 -------------  -------------
                                                                    19,411,430     19,276,254
Less accumulated amortization..................................        641,620      1,609,927
                                                                 -------------  -------------
Intangible assets, net.........................................  $  18,769,810  $  17,666,327
                                                                 -------------  -------------
                                                                 -------------  -------------



NOTE 6. NOTE PAYABLE AND LONG-TERM DEBT



    Concurrent with its acquisition of the Predecessor Business, the Company entered into a Credit Agreement with First Source Financial, LLP (First Source) under which the Company obtained a $14,000,000 credit facility due May 31, 1999 and a $3,000,000 working capital note due May 31, 1997, which, under certain conditions may be extended through May 31, 1999. The Credit Agreement contains covenants requiring CBI to maintain minimum levels of tangible net worth, working capital and various financial ratios. The agreement further requires that a minimum $100,000 cash balance be maintained in a cash collateral account. The agreement also limits payments from CBI to CBH and limits dividends, redemptions and purchases of capital stock of CBI, CBH and the Company. CBH pledged to First Source substantially all the assets and all of the common stock of CBI to secure CBI's obligations under the Credit Agreement and guaranteed CBI's debt obligations to First Source under the Credit Agreement.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 6. NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED)


    During the period from commencement of operations (June 2, 1995) through December 31, 1996 the Company violated the following convenants: 1) adjusted net worth at June 2, 1995, 2) quarterly annual interest coverage ratios through December 31, 1995, 3) and substantially all of the financial covenants for the year ending December 31, 1996 and the three months ended March 31, 1997.



    On April 15, 1996 First Source waived these covenant violations, through June 1, 1996. In connection with obtaining the waiver, the Company agreed to limit certain payments including principal payments of CBH's subordinated debt, with the exception that such payments could be made from the proceeds of newly acquired capital if any, and First Source agreed to amend the covenants to a level where the Company's business plan would allow it to be in compliance.



    The Company had certain discussions with First Source in an effort to amend such covenants but was unable to reach an agreement with First Source. The discussions are not continuing at present, and the Company believes that the covenants are not likely to be amended. Moreover, the waiver period has not been extended beyond June 1, 1996, and, therefore, the Company has been in violation of the covenants since June 1, 1996. To date, First Source has continued to allow the Company to borrow up to the full capacity of the working capital portion under the original terms of the Credit Agreement and the Company has received no indication from First Source that it intends to exercise its right under the Credit Agreement to accelerate the maturity of the debt.



    Because First Source has maintained its right to accelerate the maturity of the debt due to the covenant violations, and because the Company's commitment for replacement financing (See Note 3) is dependent on the completion of a public offering, the Company has classified the debt as current on the December 31, 1996 consolidated balance sheet.



    If First Source chooses to accelerate the maturity of the debt or if the Company were to obtain alternate financing, certain unamortized debt issuance costs classified as intangible assets would be charged to expense. Such unamortized debt issuance costs totaled $508,125 at December 31, 1996. Additionally, the Credit Agreement contains a prepayment penalty clause requiring the Company to pay 2% of the then applicable revolving loan commitment, as defined in the Credit Agreement, if the Company chooses to terminate the Credit Agreement prior to June 1, 1997, 1% between June 2, 1997 and June 1, 1998 and none thereafter.



    Amounts outstanding under the agreement at December 31, are as follows:



                                                                       1995           1996
                                                                   -------------  ------------
Working capital note.............................................  $   1,865,604  $  2,879,581
                                                                   -------------  ------------
                                                                   -------------  ------------
Long-term note...................................................  $  12,250,000  $  8,750,000
                                                                   -------------  ------------
                                                                   -------------  ------------



    At December 31, 1996 the Company has approximately $120,000 available under the original working capital note commitment.



    During the period ended December 31, 1995 and the year ended December 31, 1996, the Company made principal payments due on the long-term revolving note by borrowing these amounts on the working capital note. In addition, the agreement provided that interest be added to the notes. The Company received unsecured advances from unrelated parties of $534,000 during February 1997, enabling the

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 6. NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED)


Company to make the quarterly principal payment of $875,000 then due on the long-term revolving note.These advances bear interest at the rate of 12% per annum, payable monthly. Additionally, if the advance is repaid within three months of the date of the advance, the lender will receive 40% of the dollar amount of the advance in shares of common stock of the Company. This amount increases by 20% for each additional three month period the advance is outstanding, capping at 100% if the advance is not repaid within 9 months. The per share value of the shares of common stock of the Company issued to satisfy this obligation will be based on the average bid price of the stock for the thirty day period prior to the payment date. These advances were repaid in May 1997.



    In May 1997, a Director made an unsecured, non-interest bearing advance to the Company in the amount of $500,000.



    CBI also has long-term notes payable of $89,420 and $142,334 outstanding at December 31, 1995 and 1996, respectively. The notes bear interest at an approximate average of 11% and mature between March 1997 and August 2001.



    Aggregate maturities required on the long-term debt are due in future years as follows at December 31, 1996:



1997............................................................................  $  8,781,519
1998............................................................................        31,196
1999............................................................................        34,523
2000............................................................................        33,999
2001............................................................................        11,097
                                                                                  ------------
                                                                                  $  8,892,334
                                                                                  ------------
                                                                                  ------------



NOTE 7. SUBORDINATED NOTES PAYABLE



    The Company issued unsecured notes payable with a face amount of $1,940,000 in the June 1995 acquisition discussed in Note 2. The notes were issued in units that included shares of the common stock of CBH, which were concurrently exchanged into shares of the Company in the Exchange (See Note 2). The proceeds of the units attributable to the common stock element resulted in recording the issuance of the notes at a discount from their face amount of approximately $371,000 which was amortized to interest expense over the term of the debt.



    On November 30, 1995, notes with a face amount of $560,000 were paid in full and notes with a face amount of $820,000 were exchanged for 820 shares of CBH preferred stock and 58,571 shares of the Company's common stock. The CBH preferred stock was recorded at a net value of $572,938 and the Company's common stock was recorded at $247,062. The remaining notes with a face amount of $560,000 were paid in full during 1996.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 8. MAJOR CUSTOMERS



    Sales for Nations Flooring, Inc. and the Predecessor Business include sales to, and accounts receivable due from, the following major customers:


                                                                                                                  PERCENT TO TOTAL
                                                                PERCENT TO TOTAL                                      ACCOUNTS
                                                                     SALES                                           RECEIVABLE
                                --------------------------------------------------------------------------------  -----------------
                                        PREDECESSOR BUSINESS                    NATIONS FLOORING, INC.            NATIONS FLOORING,
                                ------------------------------------  ------------------------------------------        INC.
                                   YEAR ENDED                                                     YEAR ENDED      -----------------
                                  DECEMBER 31,       JANUARY 1, TO        JUNE 2, 1995 TO        DECEMBER 31,       DECEMBER 31,
CUSTOMER                              1994           JUNE 1, 1995        DECEMBER 31, 1995           1996               1995
------------------------------  -----------------  -----------------  -----------------------  -----------------  -----------------
A.............................             12%                10%                   13%                   14%                12%
B.............................             12%                 8%                    9%                   10%                 3%


                                   DECEMBER 31,
CUSTOMER                               1996
------------------------------  -------------------
A.............................               6%
B.............................               3%



NOTE 9. INCOME TAXES



    The provision for federal income taxes for the period from commencement of operations (June 2, 1995) through December 31, 1995 and the year ended December 31, 1996 is comprised of the following:



                                                                           1995
                                                                            $          1996
                                                                        ----------  ----------
Current expense.......................................................     218,979  $  261,616
Deferred tax expense..................................................      35,616      55,384
                                                                        ----------  ----------
                                                                        $  254,595  $  317,000
                                                                        ----------  ----------
                                                                        ----------  ----------



    The $35,616 and $91,000 deferred tax liability at December 31, 1995 and 1996, respectively, is principally the result of temporary differences between the tax bases and reported amounts of intangible assets.



NOTE 10. LOSS ON SALE OF SECURITIES OF PREDECESSOR BUSINESS



    A summary of net losses on sales of securities (primarily foreign currency contracts) of the Predecessor Business for the year ended December 31, 1994, are as follows:



Gross gains.....................................................  $1,740,104
Gross losses....................................................  (2,396,366)
                                                                  ----------
Net loss on sale of securities..................................  $ (656,262)
                                                                  ----------
                                                                  ----------



    The Predecessor Business accounted for these securities at market value.



    The Successor Business does not enter into foreign currency contracts.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 11. LEASE COMMITMENTS



    RELATED PARTY LEASE COMMITMENTS



    The Company leases its main operational premises from Realty under a noncancelable operating lease expiring in May 1998. Future minimum rental payments under this lease at December 31, 1996 are as follows:



1997..............................................................  $ 100,284
1998..............................................................     41,785
                                                                    ---------
                                                                    $ 142,069
                                                                    ---------
                                                                    ---------



    OTHER LEASE COMMITMENTS



    In 1996 the Company entered into agreements to rent retail space under separate leases expiring August 1999 and June 2001. Monthly lease payments are net of taxes, insurance and utilities, and are stated at a rate of $5,632 per month, and $3,669 per month, respectively. The monthly base rent will be adjusted annually to predetermined amounts, or to reflect any increases in the Consumer Price Index.



    Future minimum lease commitment under these leases at December 31, 1996 is as follows:



1997.....  $ 114,615
1998.....    120,648
1999.....     97,029
2000.....     48,832
           ---------
           $ 381,124
           ---------
           ---------



    Total rent expense under the above leases for the period from commencement of operations (June 2, 1995) through December 31, 1995 and the year ended December 31, 1996 was $60,199, and $157,149, respectively. This includes related party rent expense of $58,499 and $100,284, respectively.



NOTE 12. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS



    EMPLOYMENT AGREEMENTS AND CONTINGENCY



    The Company has an employment agreement with its Chief Operating Officer
(COO). The agreement, expiring in July 1998, stipulates the annual salary. The agreement includes a $100,000 bonus provision to be earned during 1997 if the COO is employed the entire year.



    The Company also had an employment agreement with its former Chief Financial Officer (CFO) who was terminated in 1996. Pursuant to the employment agreement, the CFO purchased 72,625 shares of common stock for $.001 per share. The difference between the amount paid and market value of the shares was recognized as additional acquisition costs in the consolidated financial statements (Notes 2 and 3). Also pursuant to his employment agreement 145,250 shares (Escrow Shares) were deposited into an escrow account on June 1, 1995. Upon the first anniversary of the former CFO's employment and each of the following four such anniversaries, 29,050 of the Escrow Shares were to be released to the CFO together with all rights and privileges thereto. In the event the Company did not meet certain operating goals, as

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 12. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)


described in the employment agreement, the Company had the right to repurchase those shares at $.01 per share.



    The Company accounted for this escrow share arrangement as a variable stock option under which the Company would have recorded compensation expense equal to the difference between the aggregate market price of the Escrow shares earned, as of the date earned, and the aggregate purchase price of such Escrow Shares. As of December 31, 1995, and through his termination date, the CFO had not earned the right to receive any Escrow Shares. No compensation expense relating to the Escrow Shares has been recognized in the period from June 2, 1995 to December 31, 1995 or the year ended December 31, 1996. In connection with the former CFO's termination, the Company repurchased the 145,250 Escrow shares for $5,810.



    The former CFO has commenced a suit against CBH, CBI and directors of the Company alleging wrongful and unlawful termination. The suit is seeking unspecified compensatory and punitive damages. The Company filed a motion to dismiss the suit based on the arbitration provision in the CFO's employment agreement. The dismissal motion was granted by the court. The motion also dismissed the litigation against the individual officers. The remaining parties are entering into binding arbitration. The Company and its legal counsel believe it has meritorious defenses to such allegations, and the Company intends to defend the matter vigorously in arbitration. The range of possible loss for the contingency is not determinable. No liability has been recorded for this contingency in the consolidated financial statements.



    CONSULTING AGREEMENTS



    The Company has entered into oral month-to-month consulting agreements with Branin Investments, Inc. (Branin), a principal shareholder of the Company, PAH Marketing Consultants, Inc. (PAH), a company controlled by the Chairman of the Board and President of the Company, and Capital Vision Group, Inc. (Capital), a company controlled by a director and shareholder of the Company, under which the Company receives management advisory services in the areas of operations management, financing, and mergers and acquisitions. Pursuant to these agreements the Company pays $35,000, $5,000 and $5,000 per month to Branin, PAH and Capital, respectively. The Company modified its agreement with Branin in September 1996 reducing the management consulting fee to $10,000. The Company terminated its agreement with Capital in January 1996 and the obligation to PAH was discontinued in September 1996.



    Total consulting expense under these agreements for the period from commencement of operations (June 2, 1995) to December 31, 1995 and for the year ended December 31, 1996 was $315,000, and $365,000, respectively.



    RELATED PARTY NOTE RECEIVABLE



    The Company has an unsecured note receivable of $279,536 and $214,496 at December 31, 1995 and 1996, respectively due from Realty. The note accrues interest at 10% per annum and is payable in equal monthly installments of $9,293, including interest through May 1998. In lieu of receiving payments and with the permission of Realty, the Company is offsetting rental payments due to Realty (Note 11) against the note receivable.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 12. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)


    BRANIN INVESTMENTS, INC.



    Branin, which is 100% owned by the Chairman of the Board and President of the Company, acted as advisor to the Company in certain financing and equity transactions consummated concurrently with the acquisition described in Note 2. In consideration of these advisory services Branin was entitled to fees of approximately $650,000, representing 3% of the aggregate proceeds received by the Company from First Source under the Credit Agreement described in Note 6 and 3% of the aggregate proceeds from the Note offering and Preferred Stock offering described in Note 7, respectively. Branin was entitled to receive these fees upon the consummation of a public offering of the Company's stock. Branin agreed to waive such fees in exchange for increasing its management consulting fee from $10,000 per month to $20,000 per month (see above consulting agreements.) The increase is to be effective upon the consummation of a public offering of the Company's stock.



    Due to principal shareholder (Branin) consists of the following at December 31, 1996:



Preferred stock dividends paid on behalf of CBH..................  $ 419,094
Management fees due Branin.......................................    200,000
Cash payments made to Branin.....................................   (229,056)
                                                                   ---------
  Due to Branin..................................................  $ 390,038
                                                                   ---------
                                                                   ---------



    Amounts payable to Branin are non interest bearing and due on demand.



    NEVADA DEPARTMENT OF EMPLOYMENT, TRAINING AND REHABILITATION



    On September 5, 1996, the Nevada Department of Employment, Training and Rehabilitation notified the Company that it had changed the status of the Company's floor covering installers from independent contractors to employees, subjecting the Company to unemployment tax obligations with respect to such installers. The Company appealed the decision and an appeals hearing was held on February 5, 1997. The appeals hearing referee agreed with the State of Nevada and classified the installers as employees. The decision ordered no retroactive tax or penalties, however, the Company will become responsible for taxes for periods beginning April 1, 1997.



    The Company maintains that these installers are not employees of the Company but rather independent contractors and, as such, the Company is not subject to payment of unemployment taxes with regard to these installers. The Company will continue to vigorously defend its position and intends to appeal the above decision to the Board of Review on or before the expiration of its term of appeal.



    In addition, the potential status change from independent contractors to employees raises concerns that the Internal Revenue Service will assert the same claims. If a claim is asserted, the Company will vigorously defend its position. The amount of any potential liability is unknown but the Company along with counsel believes that any adverse outcome will not be material.



    PREDECESSOR BUSINESS CONTINGENCY



    The Predecessor Business previously engaged an environmental consultant who informed the Predecessor Business that contaminant levels at its business location may exceed maximum levels established by The Environmental Protection Agency. Management of the Predecessor Business believes that it was not

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 12. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)


and has not been the source of the contaminants, if any. In the absence of a conclusive finding concerning the source of and the actual level of contamination, no accrual was made in the Predecessor Business financial statements.



    The business location of the Predecessor Business was not acquired by the Company in the exchange. The business location was acquired by Realty (see Note
2) and leased to the Company under the operating lease agreement described above in Note 11. Subsequent to the acquisition, the Company obtained advice from legal counsel that the Company would not become liable for the potential contamination even if the Predecessor Business or Realty are found to be liable.



NOTE 13. SUBSEQUENT EVENTS



    1997 STOCK OPTION PLAN



    On March 19, 1997 the Company's shareholders adopted the 1997 Stock Option Plan (the "Option Plan") to provide an incentive to non-employee directors and to officers and certain other key employees of and consultants to the Company by making available to them an opportunity to acquire common stock in the Company. The Option Plan provides for the award of options representing or corresponding up to 1,250,000 shares of common stock. All options must be granted at no less than 100 percent of the fair value of the common stock on the date of the grant. The options expire at varying dates not to exceed 10 years from the date of grant. Any award issued under the Option Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available under the Option Plan.



    SECURITIES AND EXCHANGE COMMISSION MATTER



    In a letter dated March 11, 1997, the Company received notice from the Securities and Exchange Commission (SEC), Division of Enforcement, that an informal inquiry was being conducted. The Company was requested to voluntarily provide the SEC with certain documents as outlined in that letter. The SEC's letter to the Company states that this inquiry is confidential and should not be construed as an indication by the SEC or its staff that any violations of law has occurred, or as a reflection upon any person, entity or security.



    Management of the Company intends to fully cooperate with the SEC's informal inquiry. No specific allegations have been made; therefore, no conclusion can be reached as to what impact, if any, this inquiry may have on the Company or its operations.



NOTE 14. CASH FLOW INFORMATION



    The following schedule describes the Company's noncash investing and financing activities for the period from commencement of operations (June 2, 1995) to December 31, 1995 and for the year ended December 31, 1996.

                    NATIONS FLOORING INC., AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 14. CASH FLOW INFORMATION (CONTINUED)


    Acquisition of net assets of Predecessor Business:



                                                                           1995        1996
                                                                       ------------  ---------
Company common stock and minority interests issued for broker fee....  $    500,000  $  --
Liabilities assumed..................................................       357,689     --
                                                                       ------------  ---------
                                                                       $    857,689  $  --
                                                                       ------------  ---------
                                                                       ------------  ---------
Acquisition costs, incurred by related and unrelated parties prior to commencement of operations, contributed to Company.................  $  1,157,393  $  --
                                                                       ------------  ---------
                                                                       ------------  ---------
Exchange of subordinated debt for minority investment in
  subsidiary.........................................................  $    572,938  $  --
                                                                       ------------  ---------
                                                                       ------------  ---------
Equipment acquired through financing agreement.......................  $    --       $  79,764
                                                                       ------------  ---------
                                                                       ------------  ---------



    There were no significant noncash investing or financing activities of the Predecessor Business the period from January 1, 1995 to June 1, 1995 and the year ended December 31, 1994.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS,AND , IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                      -----
Available Information............................           2
Prospectus Summary...............................           3
Risk Factors.....................................           7
Use of Proceeds..................................          15
Price Range of Common Stock......................          15
Dividend Policy..................................          16
Dilution.........................................          17
Capitalization...................................          18
Selected Financial Data..........................          19
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          21
Business.........................................          29
Management.......................................          38
Certain Transactions.............................          43
Principal Stockholders and Holdings of
  Management.....................................          45
Description of Capital Stock.....................          47
Shares Eligible for Future Sale..................          49
Underwriting.....................................          50
Legal Matters....................................          52
Experts..........................................          52
Index to Consolidated Financial Statements.......         F-1


UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                             NATIONS FLOORING, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                              CHATFIELD DEAN & CO.
                             SUNCOAST CAPITAL CORP.
                                          , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses incurred by the Company in connection with this Offering are:


SEC registration fee..............................................  $   6,340
NASD fee and expenses*............................................      7,500
American Stock Exchange fee.......................................     35,000
Accounting fees and expenses*.....................................     70,000
Legal fees and expenses*..........................................    225,000
Printing costs*...................................................     65,000
Blue sky fees and expenses*.......................................     40,000
Transfer agent's fees*............................................      7,500
Miscellaneous*....................................................     43,660
                                                                    ---------
Total.............................................................  $ 500,000
                                                                    ---------
                                                                    ---------


------------------------

*   Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    DCGL Section 102(b)(7) enables a corporation to eliminate or limit personal liability of members of its board of directors for violation of a director's fiduciary duty of care. However, the elimination of limitation may not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of law, payment of a dividend or approval of a stock repurchase which was deemed illegal, or where a director obtains an improper personal benefit.

    The Company's Certificate of Incorporation provides that a director of the Company shall, to the maximum extent permitted by Section 102(b)(7) or any successor provision or provisions, have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

    DGCL Section 145 permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the company, and, with respect to any criminal action, he had reasonable cause to believe his conduct was lawful.

    The Company's Certificate of Incorporation provides that any director or officer of the Company involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, the basis of which is alleged action or inaction by such director or officer while acting in the official capacity as director or officer of the Company or as director, trustee, officer, employee, or agent of another entity at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by DCGL 145 or any successor provision or provisions, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such indemnification as to such action or inaction shall be made by the Company only upon a determination as to whether the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since December 15, 1992, the Company has sold unregistered securities in the amounts, (as adjusted for the one-for-four reverse stock split) at the time and for the aggregate amounts of consideration listed as follows:

        (a) On September 23, 1994, the Company sold an aggregate of 250,000 shares of Common Stock to 114 persons in a private placement, for an aggregate consideration of $1,000,000.

        (b) On June 2, 1995, the Company issued an aggregate of 3,304,438 shares of Common Stock to 10 holders of CBH Common Stock in the Exchange and, in connection therewith, issued 36,313 shares of Common Stock to eight designess of Gro-Vest Management, Inc.

        (c) In November and December 1995, the Company issued an aggregate of 101,786 shares of Common Stock to 34 purchasers of 12% preferred stock of CBH.

        (d) In January 1996, the Company issued 1,250 shares of Common Stock to Herman Jeffer as a fee in connection with an advance to the Company.

        (e) In January 1996, the Company issued 12,500 shares of Common Stock to Elliot H. Vernon as a finders fee.

        (f) In May 1996, the Company issued an aggregate of 37,143 shares of Common Stock to six purchasers of 12% preferred stock of CBH.

        (g) In August 1996, the Company issued an aggregate of 3,718 shares of Common Stock to four persons as a finders fee.

    The above transactions were made in reliance upon the exemption from the registration provisions under the Securities Act contained in Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


     *1.1  Form of Underwriting Agreement.
      2.1  Agreement and Plan of Exchange, dated as of June 1, 1995, among the Company,
           Carpet Barn Holdings, Inc. ("CBH") and the holders of common stock of CBH
           (incorporated by reference from Exhibit 1 of the Company's Report on Form 8-K
           (June 2, 1995) (the "June Form 8-K").
      2.2  Asset Purchase Agreement, dated as of June 1, 1995, between Carpet Barn
           Acquisition Corp. ("CBAC") and Carpet Barn, Inc. ("Carpet Barn") (incorporated by reference from Exhibit 3 of the June Form 8-K).
      2.3  Amendment, dated June 1, 1995, to Asset Purchase Agreement (incorporated by reference from Exhibit 4 of the June Form 8-K).
      3.1  Certificate of Incorporation, dated July 19, 1988, of the Company (incorporated by reference from Exhibit 3(a) of the Company's Registration Statement on Form
           S-18 (33-29942-NY) filed October 20, 1989 (the "1989 Registration Statement").
      3.2  By-laws of the Company (incorporated by reference from Exhibit 3(b) of the 1989
           Registration Statement).
      3.3  Amended and Restated Certificate of Incorporation of CBH (incorporated by reference from Exhibit 3.3 of the Company's Annual Report on Form 10-K for the
           period ended December 31, 1995 (the "Form 10-K")).
      3.4  Certificate of Amendment to Amended and Restated Certificate of Incorporation of
           CBH (incorporated by reference from Exhibit 3.4 of the Form 10-K).
    **3.5  Certificate of Merger
     *3.6  Certificate of Incorporation of the Company (Delaware).
     *3.7  By-laws of the Company (Delaware).

       *4  Form of Warrant Agreement (incorporated by reference from Exhibit 4 of the 1997
           Registration Statement).
      **5  Opinion of Herzfeld & Rubin, P.C.
      9.1  Voting Trust Agreement, dated May 30, 1995, between Philip A.Herman and certain shareholders of the Company (incorporated by reference from Exhibit 2 of the June
           Form 8-K).
     10.1  Secured Credit Agreement, dated as of June 1, 1995, between CBAC and with First
           Source Financial LLP ("First Source") (incorporated by reference from Exhibit 5 of the June Form 8-K).
     10.2  Pledge Agreement, dated as of June 1, 1995, among CBH, CBAC and First Source
           (incorporated by reference from Exhibit 9 of the June Form 8-K).
     10.3  Guaranty, dated as of June 1, 1995, by CBH in favor of First Source (incorporated by reference from Exhibit 10 of the June Form 8-K).
     10.4  Revolving Note, dated June 1, 1995, between CBAC and First Source (incorporated by reference from Exhibit 6 of the June Form 8-K).
     10.5  Working Capital Note, dated June 1, 1995, between CBAC and First Source
           (incorporated by reference from Exhibit 7 of the June Form 8-K).
     10.6  Security Agreement, dated June 1, 1995, between CBAC and First Source
           (incorporated by reference from Exhibit 8 of the June Form 8-K).
     10.7  Terms of preferred stock, par value $.01 per share, stated value $1,000 per share, of CBH (incorporated by reference from Exhibit 12 of the June Form 8-K).
     10.8  Employment Agreement, dated as of July 28, 1995, between CBI and Steven Chesin
           (incorporated by reference from Exhibit 1 of the Company's Report on Form 10-Q for the quarterly period ended June 30, 1995 (the "June 1995 Form 10-Q).
     10.9  Employment Agreement, dated as of June 1, 1995, between CBI and Mark Szporka incorporated by reference from Exhibit 2 of the June 1995 Form 10-Q).
    10.10  Amendment, dated June 1, 1995, to employment agreement between CBAC and Mark
           Szporka (incorporated by reference from Exhibit 3 of the June 1995 Form 10-Q).
  10.10.1  Amendment, dated March 6, 1996, to employment agreement between CBAC and Mark
           Szporka (incorporated by reference from Exhibit 10.11 of the Form 10-K).
    10.11  Form of Promissory Note issued in the offering of short-term notes of CBH
           (incorporated by reference from Exhibit 11 of the June Form 8-K).
    10.12  Lease, dated June 1, 1995, between C.B. Realty of Delaware, Inc. ("CB Realty")
           and CBAC (incorporated by reference from Exhibit 10.13 of the Form 10-K).
    10.13  First Amendment to Lease Agreement, dated August 1, 1995, between CB Realty and
           CBAC (incorporated by reference from Exhibit 10.14 of the Form 10-K).
    10.14  Promissory Note, dated June 1, 1995 from CB Realty in favor of CBAC (incorporated by reference from Exhibit 10.15 of the Form 10-K).
   *10.15  Employment Agreement, dated as of May 28, 1996, between CBI and Alan Ember.
    10.16  Letter of Intent with Nonn's Flooring, Inc. (incorporated by reference from
           Exhibit 10.16 of the Company's Annual Report on Form 10-K for the period ended
           December 31, 1996).
       21  List of Subsidiaries of the Company (incorporated by reference from Exhibit 21 of the Company's Registration Statement on Form S-1 (33-80745) filed December 22,
           1995).
     23.1  Consent of McGladrey & Pullen, LLP.
     24.1  Power of Attorney (contained in the signature page hereto).


------------------------


*   Previously filed.


**  To be filed by amendment.

    (b) Financial Statement Schedules



                                                                                                                   PAGE
                                                                                                                   -----
           Independent Auditors' Report on the Supplemental Schedule..........................................        II-6
           Schedule II-Valuation and Qualifying Accounts......................................................        II-7


ITEM 17. UNDERTAKINGS.

    (a) Indemnification

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The Company hereby undertakes that:

        (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) for the purposes of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) The registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of May, 1997.


                                NATIONS FLOORING, INC.

                                By:             /s/ PHILIP A. HERMAN
                                     -----------------------------------------
                                                  Philip A. Herman
                                        CHAIRMAN OF THE BOARD AND PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                       TITLES                   DATE
------------------------------  --------------------------  -------------------

     /s/ PHILIP A. HERMAN
------------------------------  Chairman of the Board          May 15, 1997
       Philip A. Herman           and President

              *
------------------------------  Director                       May 15, 1997
       Michael Mindlin

              *
------------------------------  Director                       May 15, 1997
         Gary Peiffer

              *
------------------------------  Director                       May 15, 1997
       Facundo Bacardi

                                Chief Financial Officer
              *                   (Principal
------------------------------    Financial and Accounting     May 15, 1997
        William Poccia            Officer)

  *By: /s/ PHILIP A. HERMAN
------------------------------
       Philip A. Herman
      POWER OF ATTORNEY

           INDEPENDENT AUDITOR'S REPORT ON THE SUPPLEMENTAL SCHEDULE



To the Board of Directors



Nations Flooring, Inc.



(A Delaware Corporation)



New York, New York



    Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements of Nations Flooring, Inc. and its predecessor and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.



Las Vegas, Nevada



February 19, 1997, except for the first paragraph



of recapitalization in Note and Note 13 as to



which the date is March 19, 1997.



    The above form of auditors report represents the form of report that McGladrey & Pullen, LLP would be willing to issue assuming the consummation of the merger pursuant to which Ragar Corp. will reincorporate in Delaware, change its name to Nations Flooring, Inc. and effect a one-to-four reverse stock split of Ragar Corp.'s common stock, all as described in Note 1, had taken place. The merger is expected to occur prior to the effective date of the Company's planned offering of 2,000,000 common shares.



                                          McGladrey & Pullen, LLP



Las Vegas, Nevada



May 14, 1997

                                                                     SCHEDULE II

                     NATIONS FLOORING, INC. AND PREDECESSOR

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                BALANCE AT                DEDUCTIONS-    BALANCE
                                                                 BEGINNING   ADDITIONS-  (RETURNS) AND    AT END
DESCRIPTION                                                       OF YEAR    PROVISIONS   WRITE-OFFS     OF YEAR
--------------------------------------------------------------  -----------  ----------  -------------  ----------
Fiscal year ended December 31, 1994,
  Allowance for doubtful accounts.............................   $  48,581   ($   6,926)  ($   39,681)  $   81,315

Fiscal year ended December 31, 1995,
  Allowance for doubtful accounts.............................   $  81,316   $   46,762   $    84,078   $   44,000

Fiscal year ended December 31, 1996,
  Allowance for doubtful accounts.............................   $  44,000   $  404,414   $   101,490   $  346,924

                                 EXHIBIT INDEX


EXHIBIT    NAME                                                                                                PAGE
---------  ------------------------------------------------------------------------------------------------  ---------

     *1.1  Form of Underwriting Agreement .................................................................

      2.1  Agreement and Plan of Exchange, dated as of June 1, 1995, among the Company, Carpet Barn
           Holdings, Inc. ("CBH") and the holders of common stock of CBH (incorporated by reference from
           Exhibit 1 of the Company's Report on Form 8-K (June 2, 1995) (the "June Form 8-K")..............

      2.2  Asset Purchase Agreement, dated as of June 1, 1995, between Carpet Barn Acquisition Corp.
           ("CBAC") and Carpet Barn, Inc. ("Carpet Barn") (incorporated by reference from Exhibit 3 of the
           June Form 8-K)..................................................................................

      2.3  Amendment, dated June 1, 1995, to Asset Purchase Agreement (incorporated by reference from
           Exhibit 4 of the June Form 8-K).................................................................

      3.1  Certificate of Incorporation, dated July 19, 1988, of the Company (incorporated by reference from Exhibit 3(a) of the Company's Registration Statement on Form S-18 (33-29942-NY) filed
           October 20, 1989 (the "1989 Registration Statement")............................................

      3.2  By-laws of the Company (incorporated by reference from Exhibit 3(b) of the 1989 Registration
           Statement)......................................................................................

      3.3  Amended and Restated Certificate of Incorporation of CBH (incorporated by reference from Exhibit
           3.3 of the Company's Annual Report on Form 10K for the period ended December 31, 1995 (the "Form
           10-K")).........................................................................................

      3.4  Certificate of Amendment to Amended and Restated Certificate of Incorporation of CBH
           (incorporated by reference from Exhibit 3.4 of the Form 10-K)...................................

   ** 3.5  Certificate of Merger...........................................................................

     *3.6  Certificate of Incorporation of the Company (Delaware)..........................................

     *3.7  By-laws of the Company (Delaware)...............................................................

       *4  Form of Warrant Agreement.......................................................................

     ** 5  Opinion of Herzfeld & Rubin, P.C................................................................

      9.1  Voting Trust Agreement, dated May 30, 1995, between Philip A. Herman and certain shareholders of the Company (incorporated by reference from Exhibit 2 of the June Form 8-K).....................

     10.1  Secured Credit Agreement, dated as of June 1, 1995, between CBAC and with First Source Financial
           LLP ("First Source") (incorporated by reference from Exhibit 5 of the June Form 8-K)............

     10.2  Pledge Agreement, dated as of June 1, 1995, among CBH, CBAC and First Source (incorporated by reference from Exhibit 9 of the June Form 8-K)..................................................

     10.3  Guaranty, dated as of June 1, 1995, by CBH in favor of First Source (incorporated by reference from Exhibit 10 of the June Form 8-K)...........................................................

     10.4  Revolving Note, dated June 1, 1995, between CBAC and First Source (incorporated by reference from Exhibit 6 of the June Form 8-K)............................................................

     10.5  Working Capital Note, dated June 1, 1995, between CBAC and First Source (incorporated by reference from Exhibit 7 of the June Form 8-K)..................................................

     10.6  Security Agreement, dated June 1, 1995, between CBAC and First Source (incorporated by reference from Exhibit 8 of the June Form 8-K)............................................................

     10.7  Terms of preferred stock, par value $.01 per share, stated value $1,000 per share, of CBH
           (incorporated by reference from Exhibit 12 of the June Form 8-K)................................

EXHIBIT    NAME                                                                                                PAGE
---------  ------------------------------------------------------------------------------------------------  ---------
     10.8  Employment Agreement, dated as of July 28, 1995, between CBI and Steven Chesin (incorporated by reference from Exhibit 1 of the Company's Report on Form 10-Q for the quarterly period ended
           June 30, 1995 (the "June 1995 Form 10-Q)........................................................

     10.9  Employment Agreement, dated as of June 1, 1995, between CBI and Mark Szporka incorporated by reference from Exhibit 2 of the June 1995 Form 10-Q)............................................

    10.10  Amendment, dated June 1, 1995, to employment agreement between CBAC and Mark Szporka
           (incorporated by reference from Exhibit 3 of the June 1995 Form 10-Q)...........................

  10.10.1  Amendment, dated March 6, 1996, to employment agreement between CBAC and Mark Szporka
           (incorporated by reference from Exhibit 10.11 of the Form 10-K).................................

    10.11  Form of Promissory Note issued in the offering of short-term notes of CBH (incorporated by reference from Exhibit 11 of the June Form 8-K).................................................

    10.12  Lease, dated June 1, 1995, between C.B. Realty of Delaware, Inc. ("CB Realty") and CBAC
           (incorporated by reference from Exhibit 10.13 of the Form 10-K).................................

    10.13  First Amendment to Lease Agreement, dated August 1, 1995, between CB Realty and CBAC
           (incorporated by reference from Exhibit 10.14 of the Form 10-K).................................

    10.14  Promissory Note, dated June 1, 1995 from CB Realty in favor of CBAC (incorporated by reference from Exhibit 10.15 of the Form 10-K)............................................................

   *10.15  Employment Agreement, dated as of May 28, 1996, between CBI and Alan Ember......................

    10.16  Letter of Intent with Nonn's Flooring, Inc. (incorporated by reference from Exhibit 10.16 of the
           Company's Annual Report on Form 10-K for the period ended December 31, 1996).

21         List of Subsidiaries of the Company (incorporated by reference from Exhibit 21 of the Company's
           Registration Statement in Form S-1 (33-80745) filed December 22, 1995.).........................

     23.1  Consent of McGladrey & Pullen, LLP..............................................................

     24.1  Power of Attorney (contained in the signature page hereto)......................................


------------------------


* Previously filed.


** To be filed by amendment.